   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           KING PHARMACEUTICALS, INC.
             (exact name of registrant as specified in its charter)

             TENNESSEE                              2834                              54-1684963
   (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)            Identification Number)

                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------
                                JOHN M. GREGORY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           KING PHARMACEUTICALS, INC.
                                501 FIFTH STREET
                            BRISTOL, TENNESSEE 37620
                                 (423) 989-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                WITH COPIES TO:

     RICHARD G. KLEIN, ESQ.              JOHN A. A. BELLAMY, ESQ.               LINDA M. CROUCH, ESQ.
   HOFHEIMER GARTLIER & GROSS           KING PHARMACEUTICALS, INC.           BAKER, DONELSON, BEARMAN &
        530 FIFTH AVENUE                     501 FIFTH STREET                         CALDWELL
       NEW YORK, NY 10036                    BRISTOL, TN 37620             207 MOCKINGBIRD LANE, SUITE 300
         (212) 818-9000                       (423) 989-8000                   JOHNSON CITY, TN 37604
                                                                                   (423) 928-0181

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED             PER UNIT          OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, including
Preferred Stock Purchase Rights..........   9,653,719 shares(1)         $34.00(2)         $369,254,771(2)          $97,483
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Medco Research, Inc. common stock at the merger's effective time assuming the average trading price for King common stock is less than $30.00 per share, resulting in the assumed maximum exchange ratio of 0.75 of a King share issued for each Medco share.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Section 6(b) of the Securities Act of 1933, and Rule 457(f)(1) and 457(c) thereunder on the basis of 12,871,626, the anticipated maximum number of Medco shares that may be exchanged pursuant to the merger, multiplied by $28.6875, the last sales price on December 8, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              MEDCO RESEARCH, INC.

                                PROXY STATEMENT

                           -------------------------

                           KING PHARMACEUTICALS, INC.
                                   PROSPECTUS
                     UP TO 9,653,719 SHARES OF COMMON STOCK

                           -------------------------

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of
Medco Research, Inc. to be held on           , 2000 at        . At this
important meeting, you will be asked to vote upon a proposal to merge Medco into King Pharmaceuticals, Inc.

     The Medco Research, Inc. board of directors has unanimously approved a merger agreement, dated November 30, 1999, which provides for a strategic business combination of Medco with King Pharmaceuticals, Inc. The Board believes that the shareholders of Medco would receive greater shareholder value as a part of King than Medco could achieve alone.

     If we complete the merger, holders of Medco common stock will receive shares of King common stock in exchange for their Medco shares. The exchange will be tax-free to Medco shareholders. The number of shares received by Medco shareholders will be determined by an exchange ratio as follows:

     - If the average closing price of King shares during the 20 consecutive trading days ending on the third day preceding Medco's shareholder meeting is between $49.87 and $33.00 per share, the exchange ratio will be 0.6818 share of King common stock for each share of Medco common stock;

     - If the average closing price of King shares is greater than $49.87, King will deliver the number of shares of King common stock necessary to provide a maximum purchase price of $34.00 per share of Medco common stock; and

     - If the average closing price is less than $33.00, King will deliver the number of shares of King common stock necessary to provide a minimum purchase price of $22.50 per share of Medco common stock.

     King may elect not to proceed with the transaction if the average closing price of King common stock falls below $30.00 per share. Based on the closing
price of King common stock on        , 1999, the merger values each share of
Medco common stock at $       .

     You should consider the matters discussed under the section entitled "Risk
Factors" on page        of the enclosed proxy statement/prospectus.

     King will issue up to approximately 8.8 million shares of its common stock to Medco shareholders in the merger. These shares will represent approximately 15.5% of the outstanding King common stock after the merger.

     The board of directors recommends that Medco shareholders approve and adopt the merger agreement and approve the merger. We cannot complete the merger unless the holders of a majority of the outstanding shares of Medco common stock vote to adopt the merger agreement.

     Whether or not you plan to attend the special meeting, please be sure to sign, date and mail the enclosed proxy in the postage-paid envelope as promptly as possible or take the opportunity to vote electronically by telephone or via the internet. As the merger requires the approval of a majority of the outstanding shares of common stock, not voting is the same as voting against the transaction. Your vote is important regardless of the number of shares you own.

Richard C. Williams
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF KING COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This proxy statement/prospectus is dated              , 2000 and first
being mailed to shareholders on              , 2000.

                              MEDCO RESEARCH, INC.
                         7001 WESTON PARKWAY, SUITE 300
                           CARY, NORTH CAROLINA 27513
                             PHONE: (919) 653-7001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time:
    :00   .m.

Date:
               ,              , 2000

Place:

Purpose:

     To approve and adopt the merger agreement and approve the merger with King Pharmaceuticals, Inc., as described in more detail in the accompanying proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.

     Only shareholders of record on the close of business on              , 2000
may vote at the meeting. Only shareholders or their proxy holders and Medco guests may attend the meeting.

     Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of Medco, in the enclosed envelope promptly.

By Order of the Board of Directors

Richard C. Williams
Chairman of the Board

Cary, North Carolina
             , 2000

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
QUESTIONS AND ANSWERS ABOUT THE
  KING/MEDCO MERGER............     1
SUMMARY OF THE PROXY
   STATEMENT/PROSPECTUS........     4
   The Companies...............     4
   Summary of the
      Transaction..............     4
   Conditions to Completion of
      the Merger...............     4
   Vote Required for
      Approval.................     5
   Termination of the Merger
      Agreement................     6
   Termination Fee.............     7
   No Other Negotiations
      Involving Medco..........     7
   The Stock Option
      Agreement................     7
   The Voting Agreement........     8
   Opinion of Financial
      Advisor..................     8
   Accounting Treatment of the
      Merger...................     8
   Interests of Medco's
      Directors and Executive
      Officers in the Merger...     8
   Restrictions on the Ability
      to Sell King Stock.......     9
   Comparative Market Price
      Information..............     9
THE MEDCO MEETING OF
   SHAREHOLDERS................    10
   Date, Time, Place and
      Purpose of Medco's
      Meeting..................    10
   Record Date and Outstanding
      Shares...................    10
   Vote and Quorum Required....    10
   Share Ownership of
      Management...............    10
   Broker Non-Votes;
      Abstentions..............    10
   Expenses of Proxy
      Solicitation.............    10
   Voting of Proxies...........    11
   No Appraisal Rights.........    11

                                 PAGE
                                 ----
RISK FACTORS...................    12
   Risks Relating to the
      Merger...................    12
   Risks Relating to King's
      Business.................    13
KING PHARMACEUTICALS, INC.
   UNAUDITED SELECTED PRO FORMA
   COMBINED CONDENSED FINANCIAL
   DATA........................    23
KING SELECTED CONSOLIDATED
   FINANCIAL DATA..............    25
MEDCO SELECTED CONSOLIDATED
   FINANCIAL DATA..............    26
THE MERGER.....................    27
   The Companies...............    27
   Background of the Merger....    28
   Medco's Reasons for the
      Merger...................    35
   Recommendation of Medco's
      Board of Directors.......    37
   Opinion of Medco's Financial
      Advisor..................    37
   Interests of Medco's
      Directors and Executive
      Officers in the Merger...    43
   Completion and Effectiveness
      of the Merger............    44
   Structure of the Merger and
      Conversion of Medco
      Common Stock.............    45
   Exchange of Medco Stock
      Certificates for King
      Stock Certificates.......    45
   Federal Income Tax
      Consequences of the
      Merger...................    46
   Accounting Treatment of the
      Merger...................    47
   Restrictions on Sales of
      Shares by Affiliates of
      Medco and King...........    47

                                 PAGE
                                 ----
 Regulatory Filings and
  Approvals Required to Complete
  the Merger...................    48
   Listing on Nasdaq of King
      Common Stock to be Issued
      in the Merger............    48
   Operations after the
      Merger...................    48
THE MERGER AGREEMENT...........    49
   Representations and
      Warranties...............    49
   Medco's Conduct of Business
      Before the Merger's
      Completion...............    51
   Other Agreements............    52
   No Other Negotiations
      Involving Medco..........    53
   Treatment of Medco Stock
      Options..................    54
   Conditions to Completion of
      the Merger...............    55
   Termination of the Merger
      Agreement................    56
   Payment of Termination
      Fee......................    57
   Extension, Waiver and
      Amendment of the Merger
      Agreement and Expenses...    58
RELATED AGREEMENTS.............    59
   The Stock Option
      Agreement................    59
   Medco Shareholders' Voting
      Agreement................    60
COMPARATIVE MARKET PRICE AND
   PER SHARE DATA..............    62
UNAUDITED PRO FORMA COMBINED
   CONDENSED FINANCIAL
   INFORMATION.................    64
COMPARISON OF SHAREHOLDERS OF
   KING COMMON STOCK AND MEDCO
   COMMON STOCK................    74
   Authorized Capital Stock....    74
   Removal of Directors........    75
   Conflict-Of-Interest
      Transactions.............    75

                                 PAGE
                                 ----
   Special Meetings of
      Stockholders.............    76
   Required Vote for
      Authorization of Certain
      Actions..................    76
   Stockholder Proposals and
      Nominations..............    77
   Action by Written Consent...    77
   Inspection Rights...........    78
   Amendment of Certificate of
      Incorporation or Charter
      and Bylaws...............    78
   Voluntary Dissolution.......    79
   Indemnification.............    79
   Business Combination
      Statute..................    79
   Control Share Acquisition
      Act......................    81
   Investor Protection Act.....    81
   Authorized Corporation
      Protection Act...........    81
   Greenmail Act...............    82
   Dividends and Other
      Distributions............    82
   Dissenters' Rights..........    83
OTHER MATTERS..................    83
SHAREHOLDER PROPOSALS..........    83
DOCUMENTS INCORPORATED BY
   REFERENCE IN THIS PROXY
   STATEMENT/PROSPECTUS........    84
WHERE YOU CAN FIND MORE
   INFORMATION.................    84
STATEMENTS REGARDING
   FORWARD-LOOKING
   INFORMATION.................    86
EXPERTS........................    86
LEGAL MATTERS..................    87
ANNEX A -- AGREEMENT AND PLAN
   OF MERGER...................   A-1
ANNEX B -- STOCK OPTION
   AGREEMENT...................   B-1
ANNEX C -- OPINION OF HAMBRECHT
   & QUIST LLC.................   C-1

               QUESTIONS AND ANSWERS ABOUT THE KING/MEDCO MERGER

Q: WHAT IS THE MERGER?

     A: In the merger, Medco will become a wholly owned subsidiary of King.

Q: WHAT WILL THE SHAREHOLDERS OF MEDCO RECEIVE IN THE MERGER?

     A: Medco shareholders will receive shares of King common stock for each share of common stock of Medco that they own based on an exchange ratio determined as follows:

        - If the average closing price of King shares during the 20 consecutive trading days ending on the third day preceding Medco's shareholders' meeting is between $49.87 and $33.00 per share, the exchange ratio will be 0.6818 share of King common stock for each share of Medco common stock;

        - If the average closing price of King shares is greater than $49.87, the exchange ratio will be the quotient obtained by dividing $34.00 by the average closing price of King shares, rounded to the nearest 1/10,000; and

        - If the average closing price is less than $33.00, the exchange ratio will be the quotient obtained by dividing $22.50 by the average closing price of King shares, rounded to the nearest 1/10,000.

Q: WHAT HAPPENS TO FRACTIONAL SHARES?

     A: No fractional shares of common stock of King will be issued in the merger. Instead, shareholders of Medco who would be entitled to receive a fractional share of common stock of King will receive a cash payment based on the closing market price of the common stock of King on the closing date of the merger.

Q: WHAT HAPPENS TO OPTIONS?

     A: At the effective time of the merger, all outstanding options to purchase shares of Medco common stock will become immediately exercisable and entitle the optionees to purchase shares of King common stock. The price for and number of shares of King common stock these holders will be able to purchase under their options will be adjusted based on the exchange ratio.

Q: WHAT HAPPENS TO EXISTING KING SHAREHOLDERS?

     A: King shareholders will continue to own their shares of King common stock after the merger.

Q: DOES THE MEDCO BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

     A: Yes. The board of directors of Medco unanimously recommends that its shareholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendations of the Medco board of directors, see the sections entitled "Medco's Reasons for the Merger" on
        page   and "Recommendation of Medco's Board of Directors" on page   .

Q: ARE THERE RISKS THAT SHAREHOLDERS OF MEDCO SHOULD CONSIDER IN DECIDING
   WHETHER TO VOTE IN FAVOR OF THE MERGER?

     A: Yes. For example, the value of the shares of King that shareholders of
        Medco will receive in the merger may go up or down as the market price of King common stock goes up or down. The exchange ratio to determine the number of shares of King common stock that Medco shareholders will receive in the merger will be determined three days prior to the Medco shareholders' meeting. As a result, the value of the King shares on the closing date of the merger may be different than the value used to determine the exchange ratio. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF KING COMMON STOCK AND MEDCO COMMON STOCK.
        In evaluating the merger, shareholders of Medco should carefully consider these and other factors discussed in the section entitled "Risk
        Factors" on page   .

Q: WHAT DO I NEED TO DO NOW?

     A: Even if you plan to attend and vote at the shareholders' meeting, vote now by marking your proxy card, signing it, and mailing it in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders meeting. If you properly sign and return your card but do not include instructions on how to vote your shares, they will be voted "FOR" approval and adoption of the merger agreement and approval of the merger. For a more complete description of voting,
        see the section entitled "Voting of Proxies" on page   .

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     A: If you want to change your vote, send the secretary of Medco a later-dated, signed proxy card before the meeting or attend the meeting in person and vote. You may also revoke your proxy by sending written notice to the secretary of Medco before the meeting.
        For a more complete description of how to change your vote, see the
        section entitled "Voting of Proxies" on page   .

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote by following the information your broker will provide you. For a more complete description of voting shares held in "street name,"
        see the section entitled "Voting of Proxies" on page   .

Q: SHOULD SHAREHOLDERS OF MEDCO SEND IN THEIR STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, King will send written instructions for exchanging Medco stock certificates for King stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the first quarter of 2000. If the merger is not completed by July 27, 2000 (unless the date is extended as provided in the merger agreement), then both Medco and King have the right to terminate the merger agreement.

        For a more complete description of the conditions to the merger, see the
        section entitled "Conditions to Completion of the Merger" on page   .

Q: WILL SHAREHOLDERS OF MEDCO RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: If the merger is completed, shareholders of Medco should not recognize gain or loss for United States federal income tax purposes, except for any gain or loss that results from cash received instead of fractional shares. However, Medco shareholders should consult their own tax advisors to determine their particular tax consequences.

        For a more complete description of the tax consequences, see the section
        entitled "Federal Income Tax Consequences of the Merger" on page   .

Q: HAS THERE BEEN AN INDEPENDENT DETERMINATION THAT THE TRANSACTION IS FAIR TO
   MEDCO SHAREHOLDERS?

     A: Yes. In deciding to approve the merger, the Medco board of directors considered an opinion from its financial advisor, Hambrecht & Quist LLC, which found that the consideration to be received by holders of Medco's common stock as a result of the merger is fair from a financial point of view.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A: You are not entitled to dissenters' or appraisal rights in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE MERGER?

     A: Medco shareholders should call Medco Investor Relations at (919)
        653-7010.
        You may also obtain additional information about King and Medco from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can
        Find More Information" on page   .

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

THE COMPANIES

     KING. King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products.

     MEDCO. Medco Research, based in North Carolina's Research Triangle Park, is a pharmaceutical company engaged in the global commercialization of cardiovascular medicines and adenosine-based products.

SUMMARY OF THE TRANSACTION

     In the merger, Medco will become a wholly owned subsidiary of King. We have attached a copy of the merger agreement to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. We discuss the
merger agreement more fully beginning on page        .

     We believe the merger will provide us with the opportunity to realize several benefits, including the following:

     - the merger will create a larger, more diverse pharmaceutical company, enabling us to compete more effectively for promising drug opportunities;

     - the merger will combine the pharmaceutical development strengths of Medco with King's manufacturing and marketing capabilities;

     - the merger adds talent and depth to our respective activities;

     - the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies; and

     - the ease with which the two companies may be integrated.

     There are also potential detriments to the merger, including the following:

     - potential duplication of some efforts or costs.

     - King's strategy with respect to our pipeline of pharmaceutical candidates may be different from ours.

     We believe the merger's potential benefits outweigh the potential detriments. However, the merger's potential benefits may not be achieved. See
the sections entitled "Risk Factors" on page        , "Risks Relating to the
Merger" on page        , and "Medco's Reasons for the Merger" on page   .

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before we can complete the merger include the following, subject to exceptions and qualifications:

     - Medco's shareholders must approve and adopt the merger agreement and approve the merger;

     - no injunction or order preventing the merger's completion may be in effect;

     - King common stock to be issued in the merger must have been included for listing on Nasdaq upon official notice of issuance;

     - any applicable waiting periods under antitrust laws must have expired or be terminated;

     - All material permits, authorizations, consents and approvals needed to complete the merger must have been obtained;

     - the independent accountants of King and Medco must each have delivered a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment;

     - Medco and King must have received an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization;

     - no material adverse effect may have occurred with respect to Medco or King;

     - King and Medco must have each complied in all material respects with its respective agreements in the merger agreement;

     - Medco must have at least $50.0 million in cash and marketable securities at the time of the merger after payment of Medco's transaction expenses, as set forth in the merger agreement; and

     - Medco must have obtained written releases from certain oral contracts with executive officers of Medco.

     If Medco waives any conditions, we will then make a determination as to whether we should resolicit proxies from you.

     For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Completion of the Merger" on
page      .

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the outstanding shares of Medco common stock
owned as of           , 1999, the Medco record date, must approve and adopt the
merger agreement and approve the merger. Medco shareholders are entitled to cast one vote per share of Medco common stock. Medco affiliates holding approximately 1.0% of Medco common stock as of the Medco record date have already agreed to vote in favor of the merger.

     In the event that the price of King's common stock falls below $26.00 and King foregoes its option to terminate the merger agreement, then the holders of a majority of the outstanding shares of King common stock would need to approve the issuance of the King shares in the merger.

     For a more complete description of the votes required for approval of the
merger see the sections entitled "Vote and Quorum Required" on page      , and
"Voting of Proxies" on page      .

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by our mutual consent.

     In addition, subject to qualifications, either of us may terminate the merger agreement if:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to closing relating to those representations, warranties, covenants and agreements would not be satisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - a final court order prohibiting the merger is issued and is no longer subject to appeal;

     - the merger is not completed by July 27, 2000, without the fault of the terminating party, unless the date is extended as described in the merger agreement; or

     - the Medco shareholders do not approve the merger or, if required, the King shareholders do not approve the issuance of the King shares in the merger.

     King may terminate the merger agreement and collect a $12.0 million termination fee from Medco if:

     - Medco's board of directors withdraws or adversely modifies its recommendation of the merger agreement or fails to reaffirm its recommendation of the merger agreement if requested to do so by King;

     - a person makes a tender offer or exchange offer for 20% or more of Medco's common stock and the Medco board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer; or

     - Medco materially breaches the stock option agreement, which we describe
       on page   .

     King may also terminate the merger agreement, without collecting a termination fee from Medco, if any person, or any group which may be formed, other than King, Medco and their affiliates, beneficially owns 20% or more of Medco's outstanding capital stock.

     King may also terminate the merger agreement if the average closing price of King common stock for any 20-day period is less than $30.00 per share, in which case Medco must pay King an amount, not to exceed $6.0 million, equal to 200% of King's transaction expenses.

     Medco may terminate the merger agreement if its board of directors (a) determines to recommend a superior acquisition proposal to its shareholders, (b) gives notice to King and (c) pays a $12.0 million termination fee and one half of the expenses related to the printing, filing and mailing of this proxy statement/prospectus and one-half of the expenses related to filings to comply with antitrust laws.

     For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Merger
Agreement" on page   .

TERMINATION FEE

     Medco has agreed to pay King a termination fee of up to $12.0 million in some cases if the merger agreement is terminated. We describe the circumstances that will give rise to this payment in the section entitled "Payment of
Termination Fee" on page   .

NO OTHER NEGOTIATIONS INVOLVING MEDCO

     Until the merger is completed or the merger agreement is terminated, Medco has agreed not to initiate, solicit, encourage or facilitate any inquiries or engage in discussions that could be expected to result in a proposal to acquire a significant portion of the securities or assets of Medco. Medco has agreed to promptly inform King if it receives any acquisition proposal. Medco has also agreed to inform King of the status and details of any acquisition proposal. Generally, if Medco receives a proposal that is superior to the King merger, it may recommend the superior proposal to its shareholders, provided it gives notice and makes required payments to King, and would breach its fiduciary duties by not recommending the superior proposal. Notwithstanding such a superior proposal to Medco, King will retain its option to purchase Medco common stock under the option agreement and the termination fees under the merger agreement will still apply. King's total consideration from the option and termination fee is limited to $17.0 million.

     For a more complete description of these limitations on Medco's actions,
see the sections entitled "Termination of the Merger Agreement" on page   ,
"Payment of Termination Fee" on page   and "No Other Negotiations Involving
Medco" on page   of this proxy statement/prospectus.

THE STOCK OPTION AGREEMENT

     Medco granted King an option to buy up to 19.9% of the outstanding shares of Medco common stock, subject to adjustment. The exercise price of the option is $30.00 per share. The option is not currently exercisable. Generally, King may exercise the option in whole or in part at or after the termination of the merger agreement whenever Medco becomes obligated to pay the $12.0 million termination fee to King. The circumstances that would require this payment are
described in the section entitled "Payment of Termination Fee" on page   .

     King required Medco to grant the option as a condition to entering into the merger agreement. King did this to increase the likelihood that the merger will be completed. The option may discourage third parties from acquiring a significant stake in Medco because if the merger agreement is terminated and the option becomes exercisable, Medco would be unable to account for future transactions as a pooling-of-interests for a period of two years.

     For a more complete description of the stock option agreement, see the
section entitled "The Stock Option Agreement" on page   . The stock option
agreement is attached to this proxy statement/prospectus as Annex B, and you are urged to read it in its entirety.

THE VOTING AGREEMENT

     All of Medco's directors and an executive officer -- who own, on the Medco record date, 122,320 shares of Medco common stock, or approximately 1% of the outstanding shares -- have entered into a voting agreement with King. Under the voting agreement, these persons have given King an irrevocable proxy to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. For a more complete description of the voting agreement,
see the section entitled "Medco Shareholders' Voting Agreement" on page   .

OPINION OF FINANCIAL ADVISOR

     In deciding to approve the merger, the Medco board of directors considered an opinion from its financial advisor, Hambrecht & Quist LLC, as to the fairness of the consideration to be received by holders of Medco's common stock from a financial point of view.

     For a more complete description of the financial advisor's opinion see the
section entitled "Opinion of Medco's Financial Advisor" on page   . This opinion
is attached as Annex C. We urge you to read it.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a "pooling-of-interests" for financial accounting purposes, in accordance with generally accepted accounting principles and SEC rules. To help ensure that it can account for the merger as a pooling-of-interests, affiliates of King and Medco have entered into agreements that restrict their ability to sell or encumber their shares of King or Medco common stock, as applicable, for a period of time beginning 30 days before the closing of the merger. For a more complete description of the accounting treatment of the merger see the section entitled "Accounting Treatment of the
Merger" on page      . For a more complete description of the affiliate
agreements, see the section entitled "Restrictions on Sales of Shares by
Affiliates of Medco and King" on page   .

INTERESTS OF MEDCO'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     You should note that one director and all executive officers of Medco have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of a Medco shareholder. Indemnification arrangements for directors and officers will be continued. In addition, since February 1998 all executive officers of Medco have had "change of control" arrangements which entitle them to receive cash payments in connection with the closing of the merger. The executive officers also will be entitled to a "gross-up" payment based on all or a portion of these payments for any excise tax and related federal, state and local income taxes. The Chairman of the Board, Richard C. Williams will also be appointed to the King board of directors and has the right to receive a cash fee at closing based on a percentage of the value of the King stock issued at closing. Additionally, under Medco's stock option plan, all outstanding options to purchase Medco common stock, including options held by its executive officers and/or directors, will vest in full upon the closing of the merger. For more detailed information on the interests of Medco's directors and executive officers, see the section entitled "Interests of
Medco's Directors and Executive Officers in the Merger" on page   .

RESTRICTIONS ON THE ABILITY TO SELL KING STOCK

     All shares of King common stock received by Medco shareholders in the merger will be freely transferable unless the holder is considered an affiliate of either King or Medco under the federal securities laws or the transfer is restricted by an affiliate letter signed by the holder.

     For a more complete description of transfer restrictions applicable to our affiliates, see the section entitled "Restrictions on Sales of Shares by
Affiliates of Medco and King" on page   .

COMPARATIVE MARKET PRICE INFORMATION

     Shares of common stock of Medco are listed on the New York Stock Exchange and shares of common stock of King are listed on Nasdaq. On November 30, 1999, the last full trading day prior to the public announcement of the merger, King's common stock closed at $46.09 per share, and Medco's common stock closed at
$27.25 per share. On           , 2000, King's common stock closed at
$          per share, and Medco's common stock closed at $          per share.
We urge you to obtain current market quotations.

     For a more complete description of market price information, see the
section entitled "Comparative Per Share Market Price Data" on page   .

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we reference for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the stock option agreement, which is attached as Annex B, and the opinion of Hambrecht & Quist LLC, which is attached as Annex C.

     In addition, we incorporate by reference important business and financial information about King and Medco into this proxy statement/prospectus. See "Documents Incorporated by Reference in this Proxy Statement/Prospectus" on page
  . You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section
entitled "Where You Can Find More Information" on page   .

                       THE MEDCO MEETING OF SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE OF MEDCO'S MEETING

     Medco's special meeting of shareholders will be held at              :00
             .m., local time, on              ,           , 2000 at the
             ,              ,              ,              . At the meeting,
shareholders will be asked to approve and adopt the merger agreement and approve the merger. The merger agreement is attached to this proxy statement/prospectus as Annex A.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Medco common stock at the close of business on
          , 1999, the Medco record date, are entitled to notice of and to vote at the meeting. As of the close of business on the Medco record date, there were shares of Medco common stock outstanding and entitled to vote.
These shares were held of record by approximately              shareholders,
although Medco has been informed that there are in excess of beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of a majority of the Medco common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each shareholder is entitled to one vote for each share of Medco common stock held. The affirmative vote of a majority of the outstanding shares of Medco common stock is required to approve and adopt the merger agreement and approve the merger. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of Medco.

SHARE OWNERSHIP OF MANAGEMENT

     All of Medco's directors and an executive officer, who own 122,320 shares of Medco common stock, or approximately 1.0% of the outstanding shares, on the Medco record date, have executed a voting agreement with King, under which they have given King an irrevocable proxy to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. See "Medco
Shareholders' Voting Agreement" on page              .

BROKER NON-VOTES; ABSTENTIONS

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the merger has been approved.

EXPENSES OF PROXY SOLICITATION

     Medco will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Medco and its agents also may solicit proxies by mail, telephone, telegraph or in person.
Medco has retained the services of              to assist in the solicitation of
proxies and will pay a fee of $             plus reimbursement of expenses for
such services. Following the original mailing of the proxies and other soliciting materials, Medco will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Medco will reimburse them for their reasonable expenses.

VOTING OF PROXIES

     The Medco proxy accompanying this proxy statement/prospectus is solicited on behalf of the Medco board of directors for use at the Medco special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All properly signed proxies received by Medco prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and approve the merger.

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     - delivering to the Medco secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote them at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

NO APPRAISAL RIGHTS

     Holders of Medco common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     HOLDERS OF MEDCO COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING MEDCO COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, HOLDERS OF MEDCO COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF THEIR STOCK CERTIFICATES.

                                  RISK FACTORS

     The terms of the merger involve certain risk factors. By voting in favor of the merger, Medco shareholders will also be choosing to invest in King common stock, which in itself involves risks. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATING TO THE MERGER

YOU WILL NOT KNOW THE NUMBER OF SHARES OF KING COMMON STOCK TO BE ISSUED TO MEDCO STOCKHOLDERS UNTIL THREE DAYS PRIOR TO THE MEDCO STOCKHOLDERS' MEETING.

     You will not know the number of shares of King common stock to be issued to you until three days prior to the Medco stockholders meeting. Upon the completion of the merger, stockholders of Medco will be entitled to receive shares of King common stock based on an exchange ratio which will be determined based on the price of King common stock prior to the Medco shareholders' meeting. If the twenty-day average closing price of King's common stock price for the period ending three days before the stockholders' meeting is between $33.00 and $49.87 per share, then the exchange ratio will be fixed at 0.6818 share of King common stock for each share of Medco common stock. If the average closing price of King shares is greater than $49.87, the exchange ratio will be the quotient obtained by dividing $34.00 by the average closing price, and if the average closing price of King shares is less than $33.00, the exchange ratio will be the quotient obtained by dividing $22.50 by the average closing price. Based on the exchange ratio, each Medco share will have a maximum value of $34.00 and a minimum value of $22.50 in the form of King common stock. The exchange ratio is described in more detail under the heading "Structure of the Merger and Conversion of Medco Common Stock."

THE VALUE OF THE KING COMMON STOCK RECEIVED IN THE MERGER COULD BE REDUCED IF THE MARKET VALUE OF KING'S COMMON STOCK DECREASES.

     Once determined, there will be no adjustment to the exchange ratio if the market price of either Medco common stock or King common stock subsequently fluctuates prior to the merger. The share prices of both Medco common stock and King common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. We cannot predict the market prices for either Medco common stock or King common stock at any time before the completion of the merger or the market price for King common stock after the completion of the merger. A decrease in King's stock price after the shareholders' meeting will result in a decrease in the value that Medco shareholders will receive in the merger. Also, Medco is not permitted to abandon the merger or resolicit its shareholders' approval solely because of changes in the market price of King common stock. Accordingly, the specific value of King common stock that Medco shareholders will receive may decrease between now, the fixing of the exchange ratio, and completion of the merger. We encourage you to obtain current market quotations of Medco common stock and King common stock.

WE MAY NOT REALIZE THE MERGER'S POTENTIAL BENEFITS.

     We entered into the merger agreement with the expectation that the merger will result in benefits including potential cost savings. We can only achieve these savings if we can integrate our culture, operations and personnel timely and efficiently. If we fail to do this, expected cost savings may not be achieved. This integration could also divert our attention from operations. We may not be able to integrate our businesses timely or successfully and may not be able to realize any of the merger's anticipated benefits or cost savings. If we fail to do these things, it could effect the value of King's common stock and impair King's finances and business prospects after the merger.

IF WE FAIL TO COMPLETE THE MERGER, WE MIGHT SUFFER FINANCIAL HARM.

     If Medco does not complete the merger, it may be subject to a number of material risks, including the following:

     - Medco may be required to pay King a termination fee of $12.0 million, depending on the circumstances;

     - If the average closing price of King's stock is below $30.00 and King elects to terminate the merger agreement, Medco will be required to pay two times the aggregate of documented costs, fees and expenses of King incurred in connection with the merger and the merger agreement, up to a maximum of $6.0 million.

     - an option granted to King to purchase up to 19.9% of the outstanding shares of Medco's common stock for $30.00 per share may become exercisable; and

     - the market price of Medco common stock may decline to the extent that its current market price reflects a market assumption that the merger will be completed.

Also, the public announcement of our failure to complete the merger could have an adverse effect on our:

     - stock values and

     - ability to attract and retain key management and technical personnel.

You should note that we also will have to pay the costs related to the merger, such as our own legal, accounting, and financial advisor fees, even if we do not close the merger which could adversely affect our net income.

     If the merger is terminated and the Medco board of directors determines to seek another merger or business combination, because of King's option to acquire Medco common stock and the termination fee Medco may be required to pay King, we cannot assure you that Medco will be able to find a partner willing to pay an equivalent or more attractive price than the merger consideration. In addition, while the merger agreement is in effect, subject to exceptions, Medco is prohibited from soliciting, initiating, encouraging, or entering into extraordinary transactions such as, a merger, sale of assets, or other business combination with any party other than King. Furthermore, if the merger agreement is terminated and King's option to purchase Medco common stock becomes exercisable, Medco will not be able to account for future transactions as a "pooling-of-interests" for a period of two years. This inability to obtain pooling-of-interests accounting treatment could adversely affect Medco's ability to enter into future transactions.

RISKS RELATING TO KING'S BUSINESS

     You should carefully consider these risk factors, as well as the other information contained in this prospectus. The risks described below are not the only ones facing King.

Additional risks not presently known to King or that it currently deems immaterial may also impair business operations.

KING'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH.

     King has a high level of debt. As of September 30, 1999, King's total debt was approximately $606 million and its total debt, as a percentage of total capitalization, was 82%. King's high level of debt could have a significant adverse future effect on its business. For example:

     - King has limited ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of its growth strategy, research and development costs or other purposes;

     - a substantial portion of King's cash flow will be used to pay principal and interest on its debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other purposes;

     - King's senior credit facility covenants require it to meet certain financial objectives and impose other significant restrictions on business operations. These covenants and the covenants contained in the indenture governing its senior subordinated notes limit its ability to borrow additional funds or dispose of assets and limit its flexibility in planning for and reacting to changes in its business;

     - As a result of its debt, King may be more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

     - King's high debt level and the various covenants contained in the indenture related to its senior subordinated notes and the documents governing its other existing indebtedness may place it at a relative competitive disadvantage as compared to certain of its competitors;

     - borrowings under King's senior credit facility are at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates;

     - King's ability to pay principal of and interest on its senior subordinated notes, to service its other debt and to refinance indebtedness when necessary depends on its financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond King's control; and

     - King cannot assure you that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all of its obligations. If King is unable to pay its debts, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring its indebtedness or selling additional equity capital. However, King cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies will require the consent of King's senior secured lenders before it engages in any such strategy.

IF KING CANNOT ACQUIRE NEW BRANDED PRODUCTS, IT MAY NOT BE ABLE TO INCREASE SALES OR NET INCOME.

     King has increased its sales and net income through a series of strategic acquisitions of branded products and related internal growth initiatives intended to develop marketing opportunities with respect to the acquired product lines. King's strategy for growth is primarily dependent upon its continued ability to acquire branded products, or companies with existing products or pipelines for future products, that can be promoted through existing marketing and distribution channels and, when appropriate, the enhancement of such marketing and distribution channels. Because King is not engaged in proprietary research activities leading to the introduction of new products, it must rely upon the availability for purchase of product lines from other companies or the acquisition of other companies. Other companies, including those with substantially greater financial, marketing and sales resources, are competing with King for the right to acquire such products and companies. King may not be able to acquire companies or rights to additional products on acceptable terms, if at all, or be able to obtain future financing for such acquisitions on acceptable terms, if at all. The inability to effect acquisitions of additional companies or branded products will have a material adverse effect on King's future business, financial condition and results of operations. Furthermore, even if King obtains rights to a pharmaceutical product, King may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. In addition, King's marketing strategy, distribution channels and levels of competition with respect to acquired products may be different than those of its current products and King cannot assure you that it will be able to compete favorably in those product categories.

IF SALES OF KING'S MAJOR PRODUCTS DECREASE, KING'S RESULTS OF OPERATIONS COULD BE ADVERSELY EFFECTED.

     Altace accounted for approximately 34.3% of net sales and Altace, Fluogen, and the Cortisporin product line, collectively, accounted for approximately 51.5% of net sales for the nine months ended September 30, 1999. King believes that sales of these products will continue to constitute a significant portion of its net sales for the foreseeable future. Accordingly, any factor adversely affecting sales of any of these products could also have a material adverse effect on King's business, financial condition and results of operations.

MUCH OF THE GROWTH OF KING'S MARKET CAPITALIZATION MAY BE DUE TO PROMISING RESULTS OF A CLINICAL TRIAL ON ITS PRODUCT ALTACE. KING'S BUSINESS COULD SUFFER IF IT IS UNABLE TO MEET INVESTORS' EXPECTATIONS REGARDING ALTACE.

     King believes that much of its growth in market capitalization has been driven by the announcement of the results of a clinical study called the "HOPE Study" on its product Altace. Until new indications for Altace are approved by the Food and Drug Administration (which we call the "FDA"), however, King is restricted as to the information it can disseminate and the claims it can make about Altace. If King failed to comply with the governmental regulations applicable to dissemination of the HOPE Study results or failed to secure new indications for Altace, or if the number of new prescriptions for Altace failed to grow, there could be a materially adverse effect on King's business, financial condition and results of operation.

KING DOES NOT HAVE PROPRIETARY PROTECTION FOR MOST OF ITS BRANDED PHARMACEUTICAL PRODUCTS AND ITS SALES COULD SUFFER FROM COMPETITION BY GENERIC SUBSTITUTES.

     Most of King's branded pharmaceutical products are subject to competition from generic equivalents. There is no proprietary protection for most of the branded pharmaceutical products King sells. Generic substitutes for most of King's branded pharmaceutical products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from King's branded products and could have a material adverse effect on King's business, financial condition and results of operations. While King seeks to mitigate the effect of this substitution through, among other things, creation of strong brand name recognition and product line extensions for its branded pharmaceutical products, King may not be successful in these efforts.

IF KING IS UNABLE TO MANAGE ITS ACQUISITIONS EFFECTIVELY, KING'S BUSINESS MAY SUFFER.

     King anticipates that the integration of newly-acquired products, as well as other assets, will require significant management attention and expansion of its sales force. In order to effectively manage its acquisitions, King must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. King's recent acquisitions have significantly expanded its product offerings and operations. King's future success will depend in part on its ability to retain or hire qualified employees to operate its facilities efficiently in accordance with applicable regulatory standards. Similarly, King's success will depend in part on its ability to maintain and grow an effective and motivated sales force. If King's management is unable to manage its growth effectively and integrate its acquisitions successfully, these changes and acquisitions could materially and adversely affect its business, financial condition and results of operations.

IF KING HAS PROBLEMS WITH ANY OF THE COMPANIES WHO MANUFACTURE PRODUCTS FOR IT OR ITS SUPPLIERS OF RAW MATERIALS, KING'S PROFIT MARGIN AND ITS ABILITY TO DELIVER PRODUCTS COULD BE ADVERSELY AFFECTED.

     Fifteen of King's product lines, including Altace, Cortisporin and Lorabid, are currently manufactured by third parties. Until these products can be moved to King's manufacturing facilities, its dependence upon third parties for the manufacture of its products may adversely affect its profit margins and its ability to develop and deliver its products on a timely and competitive basis. If for any reason King is unable to obtain or retain third-party manufacturers on commercially acceptable terms, King may not be able to distribute its products as planned. If King encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products would be adversely affected, and King may have to seek alternative sources of supply or abandon or sell a product line on unsatisfactory terms. King might not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. King also cannot assure you that the manufacturers it utilizes will be able to provide it with sufficient quantities of its products or that the products supplied to it will meet its specifications.

     King requires a supply of quality raw materials and components to manufacture and package pharmaceutical products for it and for third parties with which it has contracted. Generally, King has not had difficulty obtaining raw materials and components from suppliers in the past. Currently, King relies on approximately 350 suppliers to deliver the necessary raw materials and components. The loss of any one of these suppliers is not expected to have a material adverse effect on King's ability to acquire raw materials and components. King has no reason to believe it will be unable to procure adequate supplies of raw materials and components on a timely basis. However, if King is unable to obtain sufficient quantities of any of the raw materials or components required to produce and package its products, King may not be able to distribute its products as planned. In this case, King's business, financial condition and results of operations could be materially and adversely affected.

KING'S FAILURE TO BE REIMBURSED BY THIRD-PARTY PAYERS OR PRICING PRESSURES BY MANAGED CARE ORGANIZATIONS COULD DECREASE ITS SALES.

     King's commercial success in producing, marketing and selling products depends, in part, on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. King cannot assure you that reimbursement will be available to enable it to achieve market acceptance of its products or to maintain price levels sufficient to realize an appropriate return on its investment in product acquisition and development. If adequate reimbursement levels are not provided, its business, financial condition and results of operations could be materially and adversely effected. The market for its products may be limited by actions of third-party payers. For example, many managed health care organizations are now controlling the pharmaceutical products on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. King cannot assure you that its products will be included on the formulary lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact its operations. Further, a number of legislative and regulatory proposals aimed at changing the health care system have been proposed. While King cannot predict whether any such proposals will be adopted or the effect such proposals may have on its business, the pending nature of such proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures and could have a material adverse effect on its financial condition or results of operations.

FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD AFFECT KING'S ABILITY TO OPERATE ITS BUSINESS.

     Virtually all aspects of King's activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of its products, and disposal of waste products arising from such activities, are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Agency, the Federal Trade Commission, the Consumer Product Safety Commission, the U. S. Department of Agriculture, the Occupational Safety and Health Administration and the U. S. Environmental Protection Agency, as well as by foreign governments.

     Noncompliance with applicable FDA policies or requirements could subject King to possible enforcement actions, such as suspension of manufacturing, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the Drug Enforcement Agency, the Environmental Protection Agency or various agencies of the states and localities in which King's products are manufactured and sold, and could have ramifications for contracts with government agencies such as the Veteran's Administration. Such enforcement actions could have a material adverse effect on King's business, financial condition and results of operations. Noncompliance with applicable state and federal policies or requirements could have a material adverse effect on King's business, financial condition or results of operations.

     All manufacturers of human pharmaceutical products are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act or the Public Health Service Act or both. New drugs, as defined in the Federal Food, Drug and Cosmetic Act, and new human biological drugs, as defined in the Public Health Service Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies, such as any decision by the FDA to require an approved marketing application for one of King's products not currently subject to the approved marketing application, could have a material adverse effect on King's business, financial condition and results of operations.

     King manufactures some pharmaceutical products containing controlled substances and, therefore, is also subject to statutes and regulations enforced by the Drug Enforcement Agency and similar state agencies which impose security, recordkeeping, reporting, and personnel requirements. Additionally, because King manufactures biological drug products for human use, it is subject to additional regulatory burdens as a result of these aspects of its business. There are additional FDA and other regulatory policies and requirements for all its products covering such issues as advertising, distributing, selling, sampling and reporting adverse events with which King, like all pharmaceutical manufacturers, must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on King's business, financial condition and results of operations.

     The FDA has the authority to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may withdraw an approved drug application for any drug product marketed if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with current good manufacturing practices, which are commonly called "cGMPs," and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application. Pharmaceutical products also must be distributed, sampled and promoted in accordance with FDA requirements, including the advertising of prescription drugs.

     While King believes that all of its current pharmaceutical products are lawfully marketed in the United States under current FDA enforcement discretion and/or policies or have received the requisite agency approvals, such marketing is subject to challenge by the FDA at any time. Through various mechanisms, the FDA can ensure that drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy application process. King's manufacturing facilities and those of its third-party manufacturers are continually subject to inspection by such governmental agencies and manufacturing operations could be interrupted or halted in any such facilities if such inspections prove unsatisfactory, which could have a material adverse effect on its business, financial condition and results of operation.

King's Parkedale facility located in Rochester, Michigan was one of six Warner-Lambert facilities subject to a consent decree issued by the U.S. District Court of New Jersey in August 1993. The Parkedale facility manufactures both drug and biological pharmaceutical products. King currently manufactures pharmaceutical products at its Parkedale facility subject to the consent decree, but material violations of the consent decree could subject it to significant monetary penalties, in addition to possible FDA enforcement action, including the cessation of manufacturing. King plans to petition for relief from the consent decree with respect to the Parkedale facility when appropriate. There can be no assurance that its petition, when sought, will be granted. The Parkedale facility was inspected by the FDA's Team Biologics in March and April 1998. During that inspection, the FDA made cGMP observations in a written report provided to King. This written report is known as an "FDA Form 483" or simply as a "483." King provided the FDA with a written response to the 483 including an action plan to address the observations.

     As a continuation of the inspections in March and April 1998, the FDA inspected the Parkedale facility in May 1999 to verify actions taken in response to the 1998 inspection and to address compliance with the FDA's cGMP requirements. At the end of that inspection, the FDA issued another 483 listing their observations. King submitted a written response to that 483 and met with FDA representatives to present King's plans for addressing the observations. In August 1999, the FDA wrote to King asking King to clarify and supplement its responses to the 483 which resulted from the May 1999 inspection. The FDA also stated it would require additional product testing for the product Histoplasmin. King decided that since revenues attributable to Histoplasmin were minimal it would discontinue the manufacture and distribution of the product and King subsequently informed the FDA of its decision to that effect. Most, but not all, of the actions taken by King in response to the May 1999 inspection and the August 1999 FDA letter have been completed, and King has continued to inform the FDA in writing of its progress in implementing those actions.

     In October 1999, as part of its program for inspection of all manufacturers of influenza virus vaccine, the FDA's Team Biologics inspected King's production of Fluogen at the Parkedale facility and issued a 483 listing certain cGMP observations. In November 1999, King submitted a written response containing its plan to address the observations. As of December 9, 1999, King has not received any comments from the FDA on its response. King believes that the actions it is taking to address the FDA's observations in the May 1999 inspection and the October 1999 inspection by Team Biologics are adequate; however, there can be no assurance that these actions will be successfully implemented, will satisfy the FDA, or that the agency will not take enforcement action that it is empowered to impose. Any such action by the FDA could have a material adverse effect on King's business and financial condition and on its operations.

     King cannot assure you of the outcome of future inspections. If the FDA finds the Parkedale facility out of compliance with cGMPs, it could take enforcement actions against it, including the cessation of manufacturing or the imposition of penalties under the consent decree, which could have a material adverse effect on King's business, financial condition and results of operations, or result in a delay of King's efforts to seek relief from the consent decree.

     King cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on its business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes, or new legislation, could have a material adverse effect on its business, financial condition and results of operations.

FAILURE TO KEEP PACE WITH ITS COMPETITION AND TECHNOLOGY COULD HARM ITS
BUSINESS.

     King competes with other pharmaceutical companies, including large, global pharmaceutical companies with financial resources substantially greater than King's, for products and product line acquisitions. King cannot assure you that

     - it will be able to continue to acquire commercially attractive pharmaceutical products,

     - additional competitors will not enter the market, or

     - competition for products and product line acquisitions will not have a material adverse effect on its business, financial condition and results of operations.

     King also competes with pharmaceutical companies in developing, marketing and selling pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies may be more effective or offered at lower prices than King's current or future products. The industry is characterized by rapid technological change which may render its products obsolete, and competitors may develop their products more rapidly than King. Competitors may also be able to complete the regulatory process sooner and, therefore, may begin to market their products in advance of King. King believes that competition for sales of its products will be based primarily on product efficacy, safety, reliability, availability and price.

AN INCREASE IN PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS OR PRODUCT RETURNS COULD HARM ITS BUSINESS.

     King faces an inherent business risk of exposure to product liability claims in the event that the use of its technologies or products is alleged to have resulted in adverse effects. These risks will exist even with respect to those products that receive regulatory approval for commercial sale. While King has taken, and will continue to take, what King believes are appropriate precautions, King may not be able to avoid significant product liability exposure. King currently has product liability insurance in the amount of $50 million for aggregate annual claims with a $50,000 deductible per incident and a $500,000 aggregate annual deductible; however, King cannot assure you that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. Also, adequate insurance coverage might not be available in the future at acceptable costs, if at all.

     Product recalls may be issued at King's discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical product sales. In November 1998 the Parke-Davis division of Warner-Lambert initiated a voluntary Class III recall for one lot of Procanbid manufactured prior to King's acquisition of Procanbid. In April 1999, Warner-Lambert initiated a voluntary Class III recall for two additional lots of Procanbid manufactured prior to King's acquisition of the product. A Class III recall is one in which use of, or exposure to, the product is not likely to cause adverse consequences. These recalls were instituted because the lots at issue failed a dissolution test as part of the routine stability program at the 18-month interval. In October 1999 King notified the FDA that one additional lot of Procanbid, also manufactured prior to its acquisition of the product line, had failed the same dissolution test at the 24-month interval. If additional lots of Procanbid are recalled, the reputation of the product and the value of the associated trademark could be adversely affected. King cannot assure you that additional product recalls will not occur in the future. Any product recall could materially adversely affect its business, financial condition and results of operations.

     Although product returns were approximately 1.7% of gross sales for the year ended December 31, 1998, King cannot assure you that actual levels of returns will not increase or significantly exceed the amounts King has anticipated.

THE LOSS OF ITS KEY PERSONNEL COULD HARM ITS BUSINESS.

     King is highly dependent on the principal members of its management staff, the loss of whose services might impede the achievement of its acquisition and development objectives. Although King believes that it is adequately staffed in key positions and that it will be successful in retaining skilled and experienced management, operational and scientific personnel, King cannot assure you that it will be able to attract and retain such personnel on acceptable terms. The loss of the services of key scientific, technical and management personnel could have a material adverse effect on King, especially in light of its recent growth. King does not maintain key-person life insurance on any of its employees. In addition, King does not currently have employment agreements with any of its key employees.

OWNERSHIP OF KING IS CONCENTRATED IN A FEW INDIVIDUALS WHO CAN INFLUENCE ITS MANAGEMENT AND POLICIES.

     King's present officers and directors and their affiliates beneficially own
     % of the outstanding shares of its common stock as of                ,
2000. Accordingly, they have the ability to exercise significant influence over the management and policies of King. Independent directors do not currently, and may not in the future, constitute a majority of the Board of Directors. In the absence of a majority of independent directors, King's executive officers, who also are principal shareholders and directors, could establish policies and enter into transactions without independent review and approval thereof. Transactions without an independent review could present the potential for a conflict of interest between

King and its shareholders generally and its executive officers or directors. King does not intend to implement any formal procedures to address any such potential conflicts of interest.

KING'S RECENTLY ESTABLISHED INTERNATIONAL DIVISION IS NOT YET PROFITABLE, AND THERE CAN BE NO ASSURANCE THAT IT WILL BE PROFITABLE IN THE FUTURE.

     In January, 1999 King established its International Division in Charlotte, N.C. in order to seek new markets for product lines for which King has international rights. The marketing and distribution of these products in foreign countries generally requires the prior registration of the product in those countries. King does not have a distribution mechanism in place for distribution outside the United States and Puerto Rico and would need to enter into distribution agreements with existing entities to distribute the products effectively. There can be no assurance that King will be successful in securing the registrations outside the U.S. or that it will do so in a timely manner. Initial sales results from the International Division may not exceed the associated costs of its operations. There can be no assurance that King's International Division will be successful in securing distribution agreements for its products or that King will be able to secure additional products with international rights in the future.

                           KING PHARMACEUTICALS, INC.
         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following tables present unaudited selected pro forma combined condensed financial data for King after giving effect to the merger with Medco. The merger with Medco will be accounted for using a pooling of interests method of accounting. The selected pro forma financial data presented below reflect the operations of King and Medco for the nine-month periods ended September 30, 1999 and September 30, 1998, and for the years ended December 31, 1998, December 31, 1997, and December 31, 1996. In addition, the information for the year-ended December 31, 1998 and for the nine-month period ended September 30, 1999 reflect the acquisition of the Sterile Products on February 27, 1998, the Altace product line on December 22, 1998 and other lesser significant acquisitions in 1998 and 1999 as if they occurred on January 1, 1998. The unaudited selected pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the merger had occurred at the beginning of the periods presented (in the case of statement of operations items) or at the dates of the balance sheet (in the case of balance sheet items), or that may be obtained in the future. The selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information appearing elsewhere in this proxy statement/prospectus. Pro forma operating results and balance sheet data do not include estimated merger related costs of $12.0 million.

                                                      FOR THE NINE-
                                                       MONTHS ENDED              FOR THE YEAR ENDED
                                                      SEPTEMBER 30,                 DECEMBER 31,
                                                   --------------------    -------------------------------
                                                     1999      1998(1)       1998      1997(1)     1996(1)
                                                   --------    --------    --------    --------    -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
DATA:
Net revenues.....................................  $298,424    $132,521    $394,852    $67,909     $33,911
                                                   --------    --------    --------    -------     -------
Operating Costs and expenses:
  Cost of sales..................................    84,649      41,933     106,576     13,034       8,782
  Selling, general and administrative............    66,969      26,800     125,553     21,414      14,964
  Research and development expense...............     6,373       6,492       9,740      6,328       5,788
  Depreciation and amortization..................    22,752       7,028      29,680      3,071       1,177
  Royalty expense................................     4,718       3,246       7,119      2,985       2,574
                                                   --------    --------    --------    -------     -------
      Total operating costs and operating
        expenses.................................   185,461      85,499     278,668     46,832      33,285
                                                   --------    --------    --------    -------     -------
  Income from operations.........................   112,963      47,022     116,184     21,077         626
Other income (expense):
    Interest and other income....................     2,335       6,115       6,879      2,782       4,708
    Interest expense.............................   (46,482)    (10,729)    (56,774)    (2,777)     (1,272)
                                                   --------    --------    --------    -------     -------
Income before income taxes and extraordinary
  item...........................................    68,816      42,408      66,289     21,082       4,062
Income taxes.....................................    25,381      12,247      20,161      4,256         (20)
                                                   --------    --------    --------    -------     -------
Income before extraordinary item.................    43,435      30,161      46,128     16,826       4,082
Extraordinary loss on early extinguishment of
  debt...........................................        --        (286)         --         --          --
                                                   --------    --------    --------    -------     -------
Net income.......................................  $ 43,435    $ 29,875    $ 46,128    $16,826     $ 4,082
                                                   ========    ========    ========    =======     =======
BASIC INCOME PER COMMON SHARE(2):
  Income before extraordinary item...............  $    .79    $   0.59    $   0.88    $  0.36     $  0.13
  Extraordinary item.............................        --       (0.01)         --         --          --
                                                   --------    --------    --------    -------     -------
  Net income.....................................  $    .79    $   0.58    $   0.88    $  0.36     $  0.13
                                                   ========    ========    ========    =======     =======
DILUTED INCOME PER COMMON SHARE(2):
  Income before extraordinary item...............  $    .78    $   0.58        0.88       0.36        0.13
  Extraordinary item.............................        --       (0.01)         --
                                                   --------    --------    --------    -------     -------
  Net income.....................................  $    .78    $   0.57    $   0.88    $  0.36     $  0.13
                                                   ========    ========    ========    =======     =======
WEIGHTED AVERAGE SHARES USED IN COMPUTING(2):
  Basic income per share.........................    55,215      51,388      52,371     46,595      30,604
                                                   ========    ========    ========    =======     =======
  Diluted income per share.......................    55,720      51,620      52,638     46,650      30,618
                                                   ========    ========    ========    =======     =======

                                                                                      DECEMBER 31,
                                                              SEPTEMBER 30,   -----------------------------
                                                                  1999          1998       1997      1996
                                                              -------------   --------   --------   -------
                                                                             (IN THOUSANDS)
BALANCE SHEETS DATA:
Working capital.............................................    $ 89,315      $ 60,900   $ 19,735   $26,122
Total assets................................................     878,879       732,456    154,476    81,907
Total long-term liabilities.................................     599,559       522,362     49,090    16,245
Total shareholders' equity..................................     197,071       159,495     74,000    52,192

-------------------------

(1) King completed various product purchase acquisitions for which the results of operations of the acquired products are included in King's consolidated results of operations from the respective dates of the acquisitions.
(2) Retroactively reflects the 3 for 2 stock split that was effective November 11, 1999.

                   KING SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below contain selected historical financial data for King. The results of operations of King's purchase accounting acquisitions are included in King's consolidated results of operations from the respective dates of the acquisitions. This information has been derived from King's consolidated financial statements, which are incorporated herein by reference.

                                          NINE-MONTH
                                         PERIOD ENDED
                                         SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                      -------------------   -----------------------------------------------------
                                        1999       1998       1998      1997      1996      1995         1994
                                        ----     --------   --------   -------   -------   -------   ------------
                                          (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
Net revenues........................  $240,914   $113,330   $163,463   $47,909   $20,457   $25,441     $13,311
                                      --------   --------   --------   -------   -------   -------     -------
Operating costs and expenses:
  Costs of sales....................    75,055     41,933     64,052    13,034     8,782    12,130       9,754
  Selling, general and
    administrative..................    55,270     25,040     34,718    19,123    12,106     8,605       1,987
Depreciation and amortization.......    19,348      6,506      9,255     2,395       982     1,777         639
                                      --------   --------   --------   -------   -------   -------     -------
    Total costs and operating
      expenses......................   149,673     73,479    108,025    34,522    21,870    22,512      12,380
                                      --------   --------   --------   -------   -------   -------     -------
Sale of product line................        --         --         --        --        --    13,102          --
                                      --------   --------   --------   -------   -------   -------     -------
Income (loss) from operations.......    91,241     39,851     55,438    13,357    (1,413)   16,031         931
Other income (expense):
  Other income......................        86        120        145       (28)    2,338       367         554
  Interest expense..................   (40,598)   (10,729)   (14,866)   (2,749)   (1,272)   (2,006)     (1,069)
                                      --------   --------   --------   -------   -------   -------     -------
  Income (loss) before income taxes
    and extraordinary loss..........    50,729     29,242     40,717    10,580      (347)   14,392         416
  Income taxes......................    19,062     11,183     15,396     3,968      (107)    5,058        (501)
                                      --------   --------   --------   -------   -------   -------     -------
  Income (loss) before extraordinary
    loss............................    31,667     18,059     25,321     6,612      (240)    9,334         917
  Extraordinary loss on early
    extinguishment of debt..........      (705)      (286)    (4,411)       --        --       528          --
                                      --------   --------   --------   -------   -------   -------     -------
Net income (loss)...................  $ 30,962   $ 17,773   $ 20,910   $ 6,612   $  (240)  $ 9,862     $   917
                                      ========   ========   ========   =======   =======   =======     =======
Basic and diluted income (loss) per
  common share (1):
  Income (loss) before extraordinary
    item............................  $   0.66   $   0.41   $   0.56   $  0.17   $ (0.01)  $  0.44     $  0.12
  Extraordinary item................     (0.01)     (0.01)     (0.10)       --        --      0.02          --
                                      --------   --------   --------   -------   -------   -------     -------
  Net income........................  $   0.65   $   0.40   $   0.46   $  0.17   $ (0.01)  $  0.46     $  0.12
                                      ========   ========   ========   =======   =======   =======     =======
Weighted average common shares
  outstanding (1):
  Basic.............................    48,160     44,192     45,191    39,405    23,160    21,251       7,815
                                      ========   ========   ========   =======   =======   =======     =======
  Diluted...........................    48,393     44,192     45,236    39,405    23,160    21,251       7,815
                                      ========   ========   ========   =======   =======   =======     =======

                                                                                DECEMBER 31,
                                              SEPTEMBER 30,   -------------------------------------------------
                                                  1999          1998       1997      1996      1995      1994
                                              -------------   --------   --------   -------   -------   -------
                                               (UNAUDITED)             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Working capital.............................    $ 59,972      $ 31,087   $   (424)  $ 7,749   $ 7,599   $(2,408)
    Total assets............................     809,196       668,171    104,863    39,279    33,942    38,447
    Total long-term liabilities.............     599,559       522,212     48,289    13,980     9,497    27,065
    Total shareholders' equity..............     132,565       101,436     29,344    15,693    11,011     1,935

-------------------------

(1) Retroactively reflects the 3 for 2 stock split that was effective November 11, 1999.

                   MEDCO SELECTED CONSOLIDATED FINANCIAL DATA

     The table below contains selected consolidated financial data of Medco. This information has been derived from Medco's consolidated financial statements which are incorporated herein by reference.

                          NINE MONTHS
                        ENDED SEPT. 30                YEARS ENDED DECEMBER 31,
                       -----------------   -----------------------------------------------
                        1999      1998      1998      1997      1996      1995      1994
                       -------   -------   -------   -------   -------   -------   -------
                          (UNAUDITED)           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED
STATEMENT OF
  OPERATIONS DATA:
Revenues.............  $25,713   $19,191   $27,544   $20,000   $13,454   $ 9,770   $ 8,460
Operating profit
  (loss).............   11,927     7,171     9,739     7,720     2,039    (6,670)   (6,643)
Income (loss) before
  income taxes.......   14,176    13,166    16,473    10,502     4,409    (3,432)   (4,415)
Net income (loss)....    9,421    12,102    16,242    10,213     4,322    (3,532)   (4,415)
Net income (loss) per
  common share:
  Basic..............  $  0.91   $  1.15   $  1.54   $  0.97   $  0.40   $ (0.32)  $ (0.40)
                       =======   =======   =======   =======   =======   =======   =======
  Diluted............  $  0.88   $  1.11   $  1.50   $  0.96   $  0.40   $ (0.32)  $ (0.40)
                       =======   =======   =======   =======   =======   =======   =======
Weighted average
  common shares
  outstanding:
  Basic..............   10,347    10,554    10,531    10,546    10,918    11,024    11,145
                       =======   =======   =======   =======   =======   =======   =======
  Diluted............   10,747    10,894    10,857    10,621    10,938    11,024    11,145
                       =======   =======   =======   =======   =======   =======   =======

                                                           DECEMBER 31,
                          SEPTEMBER 30,   -----------------------------------------------
                              1999         1998      1997      1996      1995      1994
                          -------------   -------   -------   -------   -------   -------
                           (UNAUDITED)                    (IN THOUSANDS)
CONSOLIDATED BALANCE
SHEET DATA:
Working capital.........     $29,343      $29,813   $20,159   $18,373   $27,734   $24,883
Total assets............      69,783       64,285    49,613    42,628    43,122    44,680
Total long-term
  liabilities...........          --          150       801     2,265     3,901     1,950
Total shareholders'
  equity................      64,506       58,059    44,656    36,499    35,100    38,902

                                   THE MERGER

     This section of the proxy statement/prospectus briefly describes our business and that of King and certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about us and about King into this proxy statement/prospectus. See "Documents Incorporated by Reference in this Proxy Statement/Prospectus" on page
  . You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section
entitled "Where You Can Find More Information" on page   .

THE COMPANIES

                           KING PHARMACEUTICALS, INC.
                                501 Fifth Street
                            Bristol, Tennessee 37620
                             Phone: (423) 989-8000

     King is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of over 290 representatives, it markets its branded pharmaceutical products to general/family practitioners and internal medicine physicians and hospitals across the country. King's business strategy is to acquire established branded pharmaceutical products and to increase their sales by focused marketing and promotion and through product life cycle management. In pursuing acquisitions, King seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. King also creates value by developing product line extensions for its branded pharmaceutical products such as new formulations, dosages or new indications. These product line extensions are profitable for King because they may have market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, King also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Amgen, Inc., Warner-Lambert Company, Mallinckrodt Chemical Inc., Genetics Institute and Hoffman-LaRoche, Inc.

                              MEDCO RESEARCH, INC.
                         7001 Weston Parkway, Suite 300
                           Cary, North Carolina 27513
                             Phone: (919) 653-7001

     Medco Research, Inc. is a pharmaceutical company dedicated to being a leader in the global commercialization of cardiovascular medicines and adenosine-receptor technologies leading to superior growth in shareholder value. Medco's business approach has been to carefully evaluate and selectively acquire product candidates, thereby reducing the costs and risks associated with basic research and drug discovery. These product opportunities and the related intellectual property rights are typically obtained under license from academic or corporate sources who have received United States patents which, in the opinion of Medco's patent counsel, are valid and enforceable. Medco then sponsors and directs any additional preclinical studies and clinical testing needed for product registration and marketing approval. These late-stage product development activities are outsourced to independent clinical research organizations to maximize efficiency and minimize internal overhead. Historically, Medco has licensed the manufacturing and marketing rights to its products to a corporate partner in exchange for licensing fees and royalty payments on future product sales. A portion of formulation development, as well as microbiology, chemistry, manufacturing and controls information, are typically provided by Medco's licensed corporate partner for inclusion in the New Drug Application. Medco then submits the New Drug Application to the United States Food and Drug Administration to obtain the FDA's clearance to market the drug.

BACKGROUND OF THE MERGER

     King began its operations in 1994 as a private company principally engaged in contract manufacturing and in manufacturing and marketing generic pharmaceutical products. King rapidly evolved into a publicly-traded company focused on the manufacturing, selling and distribution of branded prescription pharmaceutical products. King's growth has primarily been fueled by the acquisition of existing branded pharmaceutical products as opposed to the internal development of new chemical entities or the discovery of new therapeutic indications for existing compounds. As part of its operations, King's management regularly scrutinizes the pharmaceutical industry, including the recent wave of consolidation in the industry, searching for opportunities to expand and complement its product portfolio and to fill perceived voids in its vertically integrated structure. For some time, King's senior management has perceived value in adding a pipeline of products in late stages of development to King's existing line of approved products. Toward this end, King has considered, to varying degrees, the possibility of acquisitions or combinations with several companies and the potential strategic fit with them based on their lines of businesses, intellectual property assets, existing revenue streams, potential for revenue growth, existing cash reserves and their management and employee cultures.

     Medco has experienced similar evolutionary growth since its beginnings in 1978 as one of the country's first clinical research organizations. After Medco acquired the rights to Adenocard, it began its transition toward a drug development company focused on in-house technology. Medco went public in 1984 and in subsequent years has successfully employed a start-up strategy whereby it in-licensed, technologies from leading research institutions, out-sourced the manufacturing operations to third parties, and ultimately out-licenses lead products to large pharmaceutical companies in exchange for royalties on product sales. In the past two years Medco has desired to transition from a royalty-based model to a sales-based one. The merger and integration of Medco into King represents Medco's execution of its plan to forward integrate and gives King its desired pipeline of pharmaceutical products in late stages of development.

     In March and April 1999, John M. Gregory, Chief Executive Officer and Chairman of the Board of King, informally approached Medco's former Chief Executive Officer and Richard C. Williams, Medco's Chairman of the Board regarding a potential business combination.

     On April 23, 1999, at a regularly scheduled King board of directors meeting, Mr. Gregory briefly described these discussions with Medco's chief executive officer and described Medco's structure, financial position, and business to the board. King's board was apprised of these discussions as well as opportunities for other potential acquisitions.

King's board expressed interest in a business combination with Medco. (On April 23, 1999, Medco stock closed at $24.50.)

     Mr. Williams reported the content of his conversations with John Gregory, to Hambrecht & Quist, Medco's financial advisor, and with Medco's directors informally and at a regularly scheduled May 26, 1999 Medco board meeting. Mr. Williams said that King had approached Medco and proposed a merger, and there were excellent synergies and virtually no redundancies to a Medco/King combination, which would accelerate Medco's strategy of commercialization without the inherent risks of building an infrastructure while giving King a research capability and product pipeline. At the Medco board meeting, analyst reports about King and the business section of King's 10-K were distributed to the board. It was noted that in the last 18 months, Hambrecht & Quist had furnished confidential Medco information to more than 20 potential partners, and none was interested in pursuing discussions with Medco about any type of strategic alliance. Medco's directors concluded that Medco should continue to operate its business in the ordinary course, and Mr. Williams was requested to pursue discussions with King if they recommenced.

     King discontinued discussions with Medco while King considered possible financing alternatives prepared for and held its annual shareholders meeting in June 1999, and pursued pharmaceutical product and company acquisitions.

     In June and July 1999, Credit Suisse First Boston, one of King's financial advisors, was informed by King of King's interest in the acquisition of Medco and began to do its own preliminary research into Medco. Also in June and July 1999, John A. A. Bellamy, King's Executive Vice President and General Counsel, obtained certain public information regarding Medco. This information was circulated to some members of King's senior management. On July 23, 1999, John Gregory advised the King board of directors in a regularly scheduled meeting, that King was again considering pursuing an acquisition of Medco and that King would return to its analysis of a potential transaction with Medco. On July 26, 1999, John Gregory spoke to Mr. Williams and told him that King was interested in renewing discussions about acquiring Medco. John Gregory and Mr. Williams agreed to meet in Chicago on August 19, 1999. (On July 26, 1999, Medco's stock closed at $24.63).

     On August 19, 1999, John Gregory met with Mr. Williams in Chicago and discussed the mutual advantages to be realized from a possible merger. Mr. Williams indicated he thought a price of $35.00 per share to be appropriate and John Gregory explained that King's initial position was $30.00 per share. The parties agreed that their respective management teams should make presentations to the other in September 1999. Mr. Williams shared this conversation with Hambrecht & Quist, Medco's directors and Hofheimer Gartlir & Gross, its general counsel. (On August 19, 1999, Medco's stock closed at $24.50).

     On August 24, 1999 King engaged Credit Suisse First Boston to act as its financial advisor with respect to the potential business combination with Medco. On August 24, 1999 Medco engaged Hambrecht & Quist, LLC to act as its financial advisor with respect to the potential business combination with King. (On August 24, 1999, Medco's stock closed at $23.94).

     King and Medco executed confidentiality agreements dated August 25, 1999 and September 8, 1999.

     On September 2, 1999, Mr. Williams telephoned John Gregory to schedule a meeting of executive management from both organizations in Atlanta on September 10, 1999. On September 9, 1999, Mr. Williams, Hambrecht & Quist and Medco's senior management team of Glenn Andrews, Adam Derbyshire, Nils Johannesson and Terry Willard reviewed Hambrecht & Quist's valuation analysis on King and the strategic fit of King and Medco. Hambrecht & Quist and Credit Suisse First Boston exchanged management estimates prior to the September 10 meeting.

     On September 10, 1999, King's senior management (i.e., John M. Gregory, Joseph R. Gregory, Jefferson J. Gregory, Brian G. Shrader, John A. A. Bellamy and Kyle P. Macione) met with Medco's senior management (i.e., Richard C. Williams, Glenn Andrews, Adam Derbyshire, Nils Johannessen, and Terry Willard) in Atlanta. Also in attendance were representatives of Hambrecht & Quist who were advising Medco. Representatives of Credit Suisse First Boston also attended on behalf of King. At this meeting, Medco and King made separate presentations of their business histories and strategies; discussed their respective financial results and projections; discussed the strategy, cost savings and synergies from combining the operations; outlined the next steps to be taken; and discussed a timeline for the transaction. On September 11, 1999, Mr. Williams circulated a memorandum to the Medco board of directors discussing the September 10 meeting with King.

     On September 13, 1999, there was a strategic discussion and preliminary financial due diligence conference call among King and its representatives who attended the September 10 meeting. On September 14, Mr. Williams and Mr. Andrews met with Hambrecht & Quist to review the September 10 meeting with King, and Hambrecht & Quist sent financial information to Credit Suisse First Boston in response to questions he had asked. In the next weeks, King's senior management team, with the assistance of Credit Suisse First Boston, circulated and revised an initial due diligence request list to be given to Medco. At its regularly scheduled board meeting on September 29, 1999, Medco's board and senior management, and Hambrecht & Quist, reviewed all previous discussions with King, Hambrecht & Quist's valuation scenarios and risks for King. The directors all agreed Medco had no current strategic alternatives to a merger with King other than to remain independent. After a discussion of the positives, negatives and risk profiles of the alternatives, the board concurred with pursuing a merger with King at the highest possible price. (On September 29, 1999, Medco's stock closed at $24.19).

     On October 5, 1999, Mr. Williams telephoned John Gregory to confirm the interest of the Medco's board of directors in a merger. Arrangements were made for the financial due diligence to begin on October 13, 1999, with clinical and regulatory due diligence to begin on October 18, 1999. During the week of October 11, Medco's general counsel began a review of King's filing with the Securities and Exchange Commission, including its material financing and product acquisition agreements. On October 18, Medco's general counsel distributed a summary analysis of King and the associated risks to Medco's senior management, Mr. Williams and Hambrecht & Quist.

     On October 13-15, 1999, King's initial financial due diligence of Medco was conducted in Research Triangle Park, North Carolina. Representing King were Brian G. Shrader, Chief Financial Officer of King, a representative of Credit Suisse First Boston and members of PricewaterhouseCoopers LLC, accountants to King. Medco was represented by its management team and a representative from Hambrecht & Quist. On October 18 and 19, 1999, representatives of King conducted clinical and regulatory due diligence at Medco's offices. On October 19, 1999 there was a business marketing and financial due diligence conference call among members of Medco and King's senior management teams as well as representatives from Credit Suisse First Boston, Hambrecht & Quist and PricewaterhouseCoopers. Contemporaneously with King's financial, regulatory and clinical due diligence efforts, Jon Roberts and John Abokhair of the law firm of Roberts, Abokhair and Mardula conducted due diligence with respect to Medco's intellectual property assets. On October 19, 1999, Medco sent its general counsel Richard G. Klein, Esq. of Hofheimer Gartlir & Gross LLP, and its outside patent counsel, Allen R. Baum, Esq. of Burns, Doane, Swecker & Mathis, L.L.P. to the offices of Roberts, Abokhair & Mardula in Reston, Virginia, to answer questions concerning such assets. Peter Manso of the law firm of Akerman, Senterfitt & Eidson also conducted some intellectual property due diligence in order to advise King of his findings. On October 18, 1999, Mr. Williams instructed Medco's general counsel to accelerate due diligence with respect to King's product acquisition and credit agreements.

     On October 20, 1999, Mr. Williams traveled to King's headquarters in Bristol, Tennessee. He met with John Gregory and they discussed the basic structure of the transaction, possible benefits from merging, and general parameters of the acquisition. (On October 20, 1999, Medco's stock closed at $21.88).

     On October 22, 1999, at a regularly scheduled meeting of King's board of directors, a detailed presentation was given to the board on Medco. Jefferson Gregory summarized for the board the results of the reviews of Medco's regulatory affairs, intellectual property, and clinical matters. Credit Suisse First Boston presented its financial evaluation of Medco and the merger. Representatives of PricewaterhouseCoopers discussed accounting issues. Following extended discussion, the board voted unanimously to authorize management to proceed with the negotiation of the merger according to the valuation presented by Credit Suisse First Boston. John Gregory telephoned Mr. Williams and conveyed the King board's consensus to offer $30.00 per share of Medco's common stock.

     On October 22, 1999, subsequent to John Gregory and Mr. Williams' conversation, Medco held a telephonic board meeting. Mr. Williams advised the board of the status of and preliminary results of the due diligence investigation being conducted by Medco's general counsel. A representative from Hambrecht & Quist advised the directors of the recent events concerning King's due diligence activities. After discussion, the Board unanimously (with Mr. Williams abstaining) authorized Mr. Williams to proceed with merger negotiations with a merger consideration of $30.00 per share for Medco's common stock. (On October 22, 1999, Medco's stock closed at $21.69).

     Over the course of the weekend of October 23, 1999, there were several calls among John Gregory, Mr. Bellamy and Mr. Williams regarding merger due diligence and negotiations. On October 25, 1999, there was a follow-up due diligence call among King's management team and their advisors to clarify outstanding due diligence items, confirm a timeline, and formulate a plan of action. There was called a special meeting of King's board of directors on October 25, 1999, at which meeting John Gregory announced that Mr. Williams told him that Medco's board had agreed to an acquisition price of $30.00 per share proposed by King for each share of Medco common stock. (On October 25, 1999, Medco's stock closed at $21.75).

     On October 25, 1999, Medco's general counsel delivered a portion of a preliminary due diligence report to Mr. Williams, and on October 29, 1999 it distributed an expanded version of that report to Mr. Williams, Mr. Andrews and Medco's Executive Committee.

     On October 28 and 29, King's senior management had several internal meetings to discuss the transaction in light of the downward trend in King's stock price. On these days, John Gregory and Mr. Bellamy had separate calls with Mr. Williams to warn him that the transaction might have to be postponed because King would not have an interest in the transaction until King's stock price recovered. On the evening of Friday, October 29, 1999, John Gregory called Mr. Williams to inform him that King would not pursue the transaction unless there was a recovery to King's stock price. Over the course of the weekend of October 30, 1999, Mr. Bellamy had several calls with Mr. Williams regarding various negotiation points. Mr. Bellamy also informed Mr. Williams that the Medco due diligence of King scheduled to begin the following Monday would be postponed indefinitely. Mr. Williams conveyed this information to Hambrecht & Quist, Medco's senior management, those Medco directors who he could reach and Medco's general counsel.

     During the week of November 1, 1999, John Gregory, Mr. Williams and Mr. Bellamy had several phone calls among themselves to discuss proceeding with due diligence in the expectation that King's stock would recover to a point where King would agree to proceed with the merger. On November 2, after consultation with Hambrecht & Quist, Medco's general counsel, and the executive committee of the board, Mr. Williams telephoned Mr. Gregory and discussed proceeding with Medco's due diligence and the transaction since King's stock had rebounded. (On November 2, Medco's common stock closed at $24.38.) They agreed to proceed, and Messrs. Williams and Bellamy reopened the timetable. King and Medco agreed that King would produce a draft of the merger agreement for review by Medco over the weekend of November 6, 1999 and that Medco could proceed with its due diligence of King on November 8, 1999 in Bristol. King's legal counsel, Hogan & Hartson L.L.P., distributed to Medco and its legal counsel an initial draft of the merger agreement on November 5, 1999. On November 6, 1999, Mr. Bellamy had two conversations with Mr. Williams in which they discussed the exchange ratio and other material terms of the proposed merger.

     On November 8-9, 1999, Medco sent to King's headquarters in Bristol, Tennessee, a team of Glenn Andrews, Adam Derbyshire, Nils Johannesson, Terry Willard, Keith Schneider, Kevin Sills and Carla Otterson, plus a representative of Hambrecht & Quist, and completed corporate, financial, and regulatory due diligence. Contemporaneously, Medco's general counsel and patent counsel continued their legal and intellectual property due diligence.

     In the afternoon of November 10, 1999, Mr. Williams met with John Gregory and Mr. Bellamy in Bristol, Tennessee. (On November 10, 1999, Medco's common stock closed at $25.44.) They discussed Medco's initial reaction to the preliminary draft of the merger agreement and the ancillary agreements. They reviewed, among other things, Medco's cash reserves, net of transaction expenses, possible licensing arrangements, and the option agreement. Mr. Williams presented Mr. Bellamy with additional due diligence materials in response to certain outstanding requests of King.

     On November 12, 1999, at a special telephonic meeting of Medco's Board of Directors, Medco's general counsel and senior management and Hambrecht & Quist reported on Medco's legal, financial, regulatory, business and corporate due diligence. The board discussed King's Altace drug and the recently reported Hope Study results. Mr. Williams and Hambrecht & Quist reported on the remaining issues still being negotiated. After discussion, the Board authorized continued negotiations for a merger with King. (On November 12, 1999, Medco's stock closed at $26.75).

     King's legal counsel, Hogan & Hartson L.L.P., distributed to Medco and its legal counsel additional drafts of the merger agreement and certain ancillary documents on November 12, November 19 and November 24. After each distribution the parties and their respective legal counsel had a number of telephone and electronic communications regarding the draft merger documents and the terms of the merger, and the drafts were revised principally as a result of the comments of Medco, its general counsel and Hambrecht & Quist.

     On November 17, 1999, King's senior management, and Mr. Williams, again met in Bristol. They discussed the final outstanding material terms of the agreement and attempted to arrive at mutually agreeable terms to satisfy, among other things, Medco's request for a "collar" in light of the recent volatility of King's common stock. Approaches to the press release and its content were discussed as well. Following this meeting, King's senior management participated in a telephonic meeting to discuss the negotiations and the outcome of that morning's meeting with Mr. Williams. Mr. Williams likewise updated Medco's Executive Committee, senior management team, general counsel and Hambrecht & Quist. (On November 17, 1999, Medco's stock closed at $24.75).

     On November 22, 1999, representatives of King traveled to Medco's headquarters to complete the business and legal due diligence. Mr. Bellamy engaged in brief negotiations with Medco's general counsel about Medco's request for expanded King warranties and representations in the proposed merger agreement.

     On November 24, 1999, the full board of directors of Medco convened a special telephonic meeting to discuss the progress of the possible merger with King. Prior to that meeting, the management of Medco furnished the board of directors of Medco with materials regarding King, including drafts of the merger agreement and ancillary documents and a report by Hambrecht & Quist. Mr. Williams reported that King had offered to acquire Medco. Medco's general counsel described the progress Medco had made in negotiations and explained the material terms of the merger and stock option agreements, and Hambrecht & Quist provided an analysis of the financial terms of the merger and summarized its valuation analysis. Hambrecht & Quist advised Medco that the merger consideration set forth in the draft merger agreement was fair to Medco's shareholders from a financial point and said it would deliver a written opinion to that effect if Medco's board approved the merger and the parties signed a definitive merger agreement with merger consideration terms substantially similar to those set forth in the draft merger agreement. The board of directors of Medco discussed the definitive merger terms and conditions, Hambrecht & Quist's valuation analysis, Medco's historical inability to attract potential suitors, the risks to Medco of remaining independent, King and its business and the potential benefits of a business combination of King and Medco. Following a review and discussion of the fairness opinion to be subsequently delivered by Hambrecht & Quist and numerous other relevant factors, the Medco board of directors, with Mr. Williams abstaining, preliminarily approved the merger by a vote of 3-1 subject to the resolution of certain issues. The dissenting director requested additional information on questions raised during the meeting. (On November 24, 1999, Medco's stock closed at $28.19).

     On November 24, 1999, the full board of directors of King convened a telephone meeting to discuss the status of negotiations with Medco and the terms of the merger. King's counsel, Hogan & Hartson L.L.P., participated in the board meeting and answered questions from the board of directors regarding terms of the merger agreement. Credit Suisse First Boston also reviewed the terms of the draft merger agreement and provided its analyses of the financial terms of the merger. Following a review and discussion of the definitive terms of the transaction and numerous other relevant factors, the King board of directors preliminarily approved the merger subject to the resolution of certain issues.

     During the days following the November 24, 1999 board meetings, certain members of Medco's management and King's management, along with their respective legal counsel, continued negotiations of the terms of a possible merger and revised drafts of the merger documents were distributed.

     On November 29, 1999, Medco's general counsel received a telephone call from the general counsel of a foreign corporation regarding whether Medco was about to be acquired. Counsel advised Mr. Williams of this inquiry, and Mr. Williams and counsel agreed that Hambrecht & Quist should address the inquiry with Medco's general counsel. After obtaining an appropriate confidentiality undertaking from the foreign corporation, counsel then initiated a three-way conference call and Hambrecht & Quist confirmed that Medco was about to enter into a merger agreement with a public company in an anticipated tax-free exchange of shares and asked if the third party was seriously interested in making a cash offer for Medco above Medco's current market valuation. After consulting with its senior executives, the third party subsequently advised Medco's general counsel that it declined to make a cash offer in excess of $300 million, i.e., Medco's then current market valuation. (On November 29, 1999, Medco's stock closed at $27.50).

     On November 30, 1999, the board of directors of Medco convened a special telephonic meeting. Hambrecht & Quist gave an update on the merger agreement since November 24, 1999, reporting that the merger consideration terms were unchanged and that certain final revisions had been obtained. Medco's general counsel reported on the potential last minute cash bid for Medco which never materialized. Hambrecht & Quist presented its analysis regarding the fairness of the merger from a financial point of view. Hambrecht & Quist also rendered its oral opinion (which was subsequently confirmed in writing) that, as of November 30, 1999, the consideration to be received by holders of Medco common stock was fair, from a financial point of view, to the holders of Medco common stock. The director who previously voted against the merger, as well as the other Medco directors present (excluding Mr. Williams, who abstained), unanimously approved the merger agreement and related agreements and determined to recommend that the Medco stockholders vote in favor of approval and adoption of the merger agreement and the merger. Thereafter, the full Medco board (with Mr. Williams abstaining) executed as of November 30, 1999 a unanimous written consent in lieu of meeting to the same effect as the actions taken at the November 30 board meeting. (On November 30, 1999, Medco's stock closed at $26.63).

     On November 30, 1999, the board of directors of King convened a telephonic meeting to review the merger agreement. Mr. Gregory reviewed the progress of negotiations and the benefits of the merger to King and its shareholders. The board of directors unanimously approved the merger agreement and related agreements and the merger.

     On November 30, 1999, each of King and Medco executed the merger agreement and the other related agreements, including the stock option agreement and the voting agreement. On December 1, 1999, King and Medco issued separate press releases announcing the execution of the merger agreement and held a joint conference call to announce the merger.

MEDCO'S REASONS FOR THE MERGER

     On November 30, 1999, the board of directors of Medco (with Mr. Williams abstaining) concluded unanimously that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Medco and its shareholders, and determined to recommend that the shareholders approve the merger agreement and the merger.

     The decision of the board of directors of Medco was based upon several potential benefits of the merger, including the following:

     - the merger will result in greater liquidity for Medco shares because of the greater capitalization of the combined company;

     - the merger is expected to generate strategic benefits for the combined company;

     - the merger is expected to effectively make Medco a vertically integrated company by giving Medco immediate access to King's manufacturing and marketing capabilities;

     - the merger is expected to result in a combined company with the potential for a higher blended market valuation and growth rate than Medco as a stand-alone company; and

     - the merger is expected to reduce Medco's shareholders' risk as a result of the diversification of product offerings and revenue bases.

     In its evaluation of the merger, the Medco board reviewed several factors, including the following:

     - the terms and conditions of the merger agreement and the merger, including the consideration Medco shareholders will receive in the merger and the fairness of the terms and conditions;

     - the complementary characteristics of the respective businesses, management philosophies and corporate cultures of King and Medco;

     - the benefit of King's experienced management and an established commercial infrastructure;

     - an analysis of the potential increase in the value of Medco as an independent company compared with the potential increase if Medco were merged with King;

     - the historical lack of interest shown by others in acquiring Medco

     - as an independent, publicly traded company, Medco would be unable to maintain recent levels of earnings growth while funding the anticipated substantial expenses associated with clinical trials for its leading portfolio drug candidates and establishing, de novo, an effective U.S. based sales and marketing organization in order to launch the first of Medco's drug candidates, and otherwise devoting the appropriate level of resources required to realize the value of its research and drug discovery capabilities;

     - based in part on the opinion of Hambrecht & Quist LLC, the merger consideration was a fair price to Medco's stockholders and represented a significant premium over recent valuations of Medco (the maximum merger consideration of $34.00 per share represents a premium of approximately 31%, 47%, and 28% over the closing price of Medco common stock on December 31, 1998 (the close of fiscal 1998), October 12, 1999 (when Medco released third quarter 1999 earnings exceeding analyst expectations) and November 30, 1999 (the date of the merger agreement), respectively;

     - King's willingness to commit resources to the development of Medco's clinical candidates;

     - King's interest in retaining Medco's employees and its North Carolina offices;

     - the absence of any other companies interested in acquiring Medco at a price above its recent stock market valuation prior to November 30, 1999.

     - historical information concerning King's and Medco's respective businesses, financial performance and condition, operations and management, including reports filed with the SEC;

     - current and historical market conditions and market prices, volatility and trading information;

     - reports from management, legal, financial and accounting advisors as to the results of due diligence investigations of King;

     - the presentation delivered by Hambrecht & Quist and opinion of Hambrecht & Quist that, as of the date of its opinion and subject to the considerations described in the opinion, the consideration to be received by the holders of Medco common stock is fair from a financial point of view;

     - the expectation that the merger will qualify as a non-taxable reorganization; and

     - the expectation that the merger will be accounted for as a pooling-of-interests.

     The Medco board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger might not be fully realized;

     - the risk of potential delay or reduction in or cancellation of drug development programs;

     - the risk that the combined company would be unable to sustain King's current price/earnings multiple and rate of growth;

     - the risk that the combined company would experience slow growth relative to King's prior growth rate;

     - the risk that if the merger agreement is terminated and King's option to purchase Medco common stock becomes exercisable, Medco will not be able to account for future transactions as a "pooling-of-interests" for a period of two years (the Medco board of directors also considered that pooling-of-interests is expected to be eliminated as a method of accounting for merger transactions in January 2001); and

     - the substantial dilution to the Medco stockholders of the potential benefits of one or more of Medco's leading portfolio drug candidates being successfully commercialized by Medco;

     - the loss of control over the future operations of Medco following the merger;

     - risks associated with product development and approval; and

     - the fixed nature of the exchange ratio within given price ranges of King common stock, and the resulting risk that, should there be a significant decrease in the market value of King common stock, the value of the consideration to be received by Medco stockholders would be reduced and ultimately could be below Medco's closing price on the date of the merger agreement;

     - the risk that King could terminate the merger if the average closing price of its stock price falls below $30.00 per share, which could result in a precipitous decline in the price of Medco's common stock.

     - other applicable risks described in this proxy statement/prospectus under "Risk Factors."

     Medco's board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by Medco or by King, and that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the Medco board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Medco board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

RECOMMENDATION OF MEDCO'S BOARD OF DIRECTORS

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF MEDCO HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF MEDCO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT MEDCO SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     In considering the recommendation of the Medco board of directors with respect to the merger, you should be aware that Richard C. Williams, the Chairman of Medco's Board, who abstained from voting on the merger, has an interest in the merger that is different from, or is in addition to, the interests of Medco shareholders generally. Please see the section entitled "Interests of Medco's Directors and Executive Officers in the Merger" on page
  .

OPINION OF MEDCO'S FINANCIAL ADVISOR

     Medco engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the proposed transaction and to render an opinion as to the fairness from a financial point of view to the holders of outstanding shares of common stock of Medco of the consideration to be received by such shareholders in the proposed transaction. Hambrecht & Quist was selected by the Medco board of directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Medco and King. On November 24, 1999 Hambrecht & Quist rendered its oral opinion (subsequently confirmed orally and in writing on November 30, 1999) to the Medco board that, as of such date, the consideration to be received by the holders of Medco common stock in the proposed transaction is fair from a financial point of view.

     The full text of the opinion delivered by Hambrecht & Quist to the Medco board of directors dated November 30, 1999, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by Hambrecht & Quist in rendering its opinion, is attached to this proxy statement/prospectus and is incorporated into this document by reference. Hambrecht & Quist's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Medco common stock in the proposed transaction and does not constitute a recommendation to any Medco shareholder as to how such shareholder should vote with respect to the proposed transaction. The summary of Hambrecht & Quist's fairness opinion set forth below is qualified in its entirety by reference to the full text of its fairness opinion attached to this document as Annex C. Medco shareholders are urged to read carefully the opinion in its entirety.

     In reviewing the proposed transaction, and in arriving at its opinion Hambrecht & Quist, among other things:

     - Reviewed the publicly available consolidated financial statements of King for recent years and interim periods to date, including certain projections and certain other relevant financial and operating data of King (including its capital structure) made available to Hambrecht & Quist from published sources;

     - Discussed the business, financial condition and prospects of King with certain members of senior management;

     - Reviewed the publicly available consolidated financial statements of Medco for recent years and interim periods to date, including certain projections and certain other relevant financial and operating data of Medco made available to Hambrecht & Quist from published sources;

     - Discussed the risk profile, business, financial condition and prospects of Medco with certain members of senior management;

     - Reviewed the recent reported prices and trading activity for the common stocks of King and Medco and compared such information and certain financial information for King and Medco with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable;

     - Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     - Reviewed a draft of the merger agreement; and

     - Performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning Medco or King in connection with its review of the proposed transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Medco or King, nor did it conduct a physical inspection of the properties and facilities of Medco or King. With respect to the financial forecasts and projections used in its analyses, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of King and Medco. For the purposes of its opinion, Hambrecht & Quist also assumed that neither Medco nor King was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the proposed transaction and those activities undertaken in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the proposed transaction will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, for the shareholders of Medco and that the proposed transaction will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Medco board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Medco board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Medco and King. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     In performing its analyses, Hambrecht & Quist used published Wall Street research and management estimates for projections of Medco's and King's calendar 1999, 2000, and 2001 financial performance.

     The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the Medco board of directors. The summary of financial analyses includes information presented in tabular format. You should read those tables with the text of each summary.

     CONTRIBUTION ANALYSES. Hambrecht & Quist analyzed the pro forma contribution of each of Medco and King to certain financial statement categories of the pro forma combined company for calendar 2000 and calendar 2001, assuming operating synergies. Categories compared included revenue, operating income, pre-tax income and net income. Hambrecht & Quist then compared this contribution analysis to the pro forma ownership percentages that the shareholders of Medco and stockholders of King would have in the combined company after the proposed transaction. Hambrecht & Quist observed that on a fully diluted basis, using the closing price of $44.50 per share of King's common stock on November 23, 1999, King stockholders are expected to own approximately 86.5% and the Medco shareholders are expected to own approximately 13.5% of the combined company equity following the proposed transaction. The table below sets forth the percentages that Hambrecht & Quist estimated that each company would contribute to the revenue, operating income, pre-tax income and net income of the combined company for the calendar 1999 and calendar 2000 periods.

                                                      OPERATING   PRE-TAX
                                            REVENUE    INCOME     INCOME    NET INCOME
                                            -------   ---------   -------   ----------
2000*
  King Pharmaceuticals....................    88.6%      86.4%      76.9%      73.9%
  Medco Research..........................    11.4%      13.6%      23.1%      26.1%
2001*
  King Pharmaceuticals....................    89.0%      85.3%      77.0%      73.8%
  Medco Research..........................    11.0%      14.7%      23.0%      26.2%

-------------------------

* Estimates from King and Medco management.

     ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES. Hambrecht & Quist compared selected historical and projected financial information of Medco to publicly traded emerging pharmaceutical companies that Hambrecht & Quist deemed to be comparable to Medco. Companies deemed comparable were:

     - Dura Pharmaceuticals;

     - Jones Pharmaceuticals;

     - Medicis Pharmaceuticals;

     - Theragenics; and

     - Watson Pharmaceuticals

     Such information included the ratio of market value to projected net earnings as well as the ratio of the enterprise value (market value plus debt less cash) to historical revenue. Hambrecht & Quist determined that the average values of the foregoing multiples for the emerging pharmaceutical companies were
6.3 times latest twelve months revenue; 19.4 times calendar 2000 net earnings and 16.2 times calendar 2001 net earnings. The foregoing multiples compared to multiples of 9.2 times latest twelve months revenues; 21.8 times calendar 2000 earnings and 20.0 times calendar 2001 earnings implied by the offer in the proposed transaction.

     Hambrecht & Quist applied a representative range of multiples, P/E ratios and growth rates from the selected comparable companies to Medco's calendar 2000 and 2001 net earnings to determine an implied equity value per share of Medco common stock from $11.22 to $31.13.

     Hambrecht & Quist also compared selected historical and projected financial information of King to publicly traded high growth emerging pharmaceutical companies that Hambrecht & Quist deemed to be comparable to King. Companies deemed comparable were:

     - Forest Laboratories;

     - Jones Pharmaceuticals;

     - Medicis Pharmaceuticals; and

     - Shire Pharmaceuticals

     Such information included the ratio of market value to projected net earnings as well as the ratio of the enterprise value (market value plus debt less cash) to historical revenue. Hambrecht & Quist determined that the average values of the foregoing multiples for the high growth emerging pharmaceutical companies were 11.9 times latest twelve months revenue, 28.3 times calendar 2000 net earnings and 24.3 times calendar 2001 net earnings.

     Hambrecht & Quist applied a representative range of multiples, P/E ratios and growth rates from the selected comparable companies to King's calendar 2000 and 2001 projected net earnings to determine an implied equity value per share of King Pharmaceutical common stock from $30.13 to $49.34.

     DISCOUNTED FUTURE SHARE PRICE ANALYSIS. Hambrecht & Quist analyzed the implied present value per share of Medco common stock on a stand-alone basis based on Medco's projected calendar 2009 net earnings. Hambrecht & Quist observed the following based on management's projected net earnings of $266 million for calendar 2009:

     LATEST TWELVE MONTHS P/E
          MULTIPLE RANGE         DISCOUNT RATE RANGE   IMPLIED EQUITY VALUE PER MEDCO SHARE
     ------------------------    -------------------   ------------------------------------
         20x - 24x                 40% - 45%                $11.70 - $19.94

     Hambrecht & Quist also analyzed the implied present value per share of King common stock on a stand-alone basis on December 31, 1999 based on King's projected calendar 2001 net earnings. Hambrecht & Quist observed the following based on management's estimates of projected net earnings of $77 million and Altace Upside Estimates provided by Credit Suisse First Boston Research, of $104 million for calendar 2001:

     Management Estimates:

     LATEST TWELVE MONTHS P/E
          MULTIPLE RANGE         DISCOUNT RATE RANGE   IMPLIED EQUITY VALUE PER KING SHARE
     ------------------------    -------------------   -----------------------------------
        32.5x - 37.5x             15.0% - 17.0%             $32.26 - $39.20

     Altace Upside Estimates:

     LATEST TWELVE MONTHS P/E
          MULTIPLE RANGE         DISCOUNT RATE RANGE   IMPLIED EQUITY VALUE PER KING SHARE
     ------------------------    -------------------   -----------------------------------
        32.5x - 37.5x             15.0% - 17.0%             $43.58 - $52.95

     M & A COMPARABLE TRANSACTIONS SUMMARY. Hambrecht & Quist compared the proposed transaction with selected comparable merger and acquisition transactions. This analysis included seventeen transactions involving companies in the biotechnology and emerging pharmaceutical industries.

     In examining these transactions, Hambrecht & Quist analyzed, among other things, the multiples of enterprise value to revenue for the latest twelve-month period and the one trading day and 20 trading day premiums implied by the office prices for the acquired companies. The ranges of multiples offered in the selected transactions were 6.0 to 8.0 times latest twelve months revenue, 26% to 28% premium over the one day price and a 49% to 52% premium over the 20 day price. Applying a representative range of multiples from the selected transactions to Medco's latest twelve months revenue, and a representative range of premium to Medco's one trading day and 20 trading day stock prices, Hambrecht & Quist determined an implied equity value per share of Medco common stock ranging from $23.44 to $34.32.

     No company or transaction used in the "Analysis of Publicly Traded Comparable Companies" or "M & A Comparable Transactions Summary" is identical to Medco or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, the terms and conditions of the transactions and other factors that could affect the public trading values of the companies or transactions to which they are compared.

     DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow methodology ("DCF"), Hambrecht & Quist valued Medco by estimating the present value of its future unlevered free cash flows. Unlevered free cash flow is calculated as after-tax operating income plus non-cash expenses, adjusted for any cash effects from changes in working capital and capital expenditures. Hambrecht & Quist aggregated (x) the present value of the projected unlevered free cash flows over the ten calendar year period from 2000 to 2009 with (y) the present value of the range of the terminal values described below. The range of terminal values was calculated by applying multiples ranging from 18x to 22x to Medco's projected net earnings for the calendar year 2009. As part of its analysis, Hambrecht & Quist applied discount rates ranging from 42.5% to 47.5%. Applying these discount rates and earnings multiples, the DCF analysis resulted in implied equity values per share for Medco Common Stock of $20.41 to $28.15.

     OTHER ANALYSES. Hambrecht & Quist conducted such other analyses as it deemed necessary, including reviewing historical and projected financial, operating and trading data for Medco and King and selected Wall Street research reports on each of the entities, including information pertaining to the projected revenue and gross profit for each of the entities and assessing growth opportunities for each of the companies.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinions which is attached as Annex C to this document.

     FEE ARRANGEMENTS. Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the board of directors of Medco in connection with the proposed transaction, and it will receive a fee for its services, which include the rendering of the fairness opinion.

     In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Medco and King, and has received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of King, and receives customary compensation in connection with those activities and also provides Hambrecht & Quist research coverage for Medco and King. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Medco and King for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Medco and King.

INTERESTS OF MEDCO'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     When considering the recommendations of Medco's board of directors, you should be aware that certain members of management and the board of directors of Medco have certain interests in the merger that are in addition to the interest of Medco shareholders generally. All of these interests are described below to the extent they are material. The Medco board of directors was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

     Transaction Fees. On September 21, 1999, the board of directors of Medco (with Mr. Williams abstaining) authorized Medco to pay Richard C. Williams, its Chairman of the Board, a fee equal to 0.75% of the aggregate consideration paid to Medco or its shareholders in a "strategic alliance" involving Medco. The board authorized this fee because in light of the July 1, 1999 resignation of Dr. Roger D. Blevins, Medco had no chief executive officer and Mr. Williams had extensive experience in negotiating and completing transactions and complemented Hambrecht & Quist by, without limitation, supervising and analyzing due diligence, negotiating terms and conditions and otherwise representing Medco's interests. Based on the maximum consideration payable to Medco shareholders of $376,400,000, Mr. Williams will receive a maximum of $2,823,000. Based on the minimum consideration payable to Medco shareholders of $249,088,235, Mr. Williams will receive a minimum of $1,868,162.

     Vesting of options. As is the case with all of Medco's outstanding stock options, pursuant to the provisions of its stock option plans, the options to purchase Medco common stock which are held by Medco's directors, executive officers and other employees will be vested in full at the closing of the merger.

     Change in Control Arrangements. Pursuant to policies adopted by Medco's board of directors in February 1998 regarding employee benefits in the event a "change in control" should occur, and pursuant to a specific additional change of control benefit the Medco board of directors approved regarding Mr. Andrews, the following officers of Medco may receive the maximum payments related to the merger transaction as follows(1):

Glenn C. Andrews............................................  $1,359,435(2)
  Executive Vice President of Finance and Administration
     and Chief Financial Officer
Adam C. Derbyshire..........................................     358,800
  Vice President, Corporate Controller and Secretary
Nils Johannessen............................................     722,982
  Vice President, Research and Development
Terry Willard...............................................     662,167
  Vice President, Marketing and Business Development

-------------------------

(1) The executive officers will be entitled to "gross-up" payments aggregating approximately $860,000 based on all or a portion of these payments for any excise tax and related federal, state and local income taxes.
(2) A portion of the amount to be paid to Glenn C. Andrews is as follows: Mr. Andrews will receive an amount equal to the difference between $14.25 and the closing price of Medco's common stock at the effective time of the merger multiplied by 30,000. Based on a maximum closing price of Medco common stock of $34 per share, Mr. Andrews will receive $592,500. Based on a minimum closing price of Medco common stock of $22.50 per share, he will receive a minimum of $247,500.

     Indemnification; Directors' and Officers' Liability Insurance. Under the merger agreement, all rights to indemnification (for acts or omissions occurring at or prior to the effective time) existing as of the effective time in favor of the current or former directors and officers of Medco will be provided for in the Medco certificate of incorporation and bylaws. All rights to indemnification in favor of these directors and officers with respect to matters occurring through the effective time of the merger will survive the merger and continue in full force at least 6 years from the effective time of the merger. King will also cause the surviving corporation of the merger to indemnify present and former officers, directors, and employees of Medco for acts or omissions occurring at or prior to the effective time. In addition, prior to the merger Medco may purchase insurance coverage extending for a period of 6 years Medco's directors' and officers' liability insurance (to the extent that such insurance provides coverage for events occurring prior to the effective time). Medco may not pay a premium for this insurance in excess of 125% of the most recent annual premium rate paid prior to the date the merger agreement was signed.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived. This includes approval and adoption of the merger agreement and approval of the merger by the Medco shareholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF MEDCO COMMON STOCK

     In the merger a newly formed and wholly owned subsidiary of King will be merged with and into Medco. As a result of the merger, Medco will become a wholly owned subsidiary of King.

     When we complete the merger, each outstanding share of Medco common stock, will be converted into the right to receive a portion of a share of King common stock based on an exchange ratio determined as follows:

     - If the average closing price of King shares during the 20 consecutive trading days ending on the third day preceding Medco's shareholder meeting is between $49.87 and $33.00 per share, the exchange ratio will be 0.6818 share of King common stock for each share of Medco common stock;

     - If the average closing price of King shares is greater than $49.87, the exchange ratio will be the quotient obtained by dividing $34.00 by the average closing price of King shares, rounded to the nearest 1/10,000; and

     - If the average closing price is less than $33.00, the exchange ratio will be the quotient obtained by dividing $22.50 by the average closing price of King shares, rounded to the nearest 1/10,000.

     The number of shares of King common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Medco common stock or King common stock effected between the date of the merger agreement and the completion of the merger. Also, options to purchase shares of Medco common stock outstanding and unexercised immediately before the closing of the merger will be converted into options to purchase shares of King common stock equal to the number of shares of Medco common stock subject to the option multiplied by the exchange ratio with the exercise price being divided by the exchange ratio.

     No certificate or scrip representing fractional shares of King common stock will be issued in the merger. Instead, shareholders of Medco who would be entitled to receive a fractional share of common stock of King will receive a cash payment based on the market price of common stock of King on the closing date of the merger.

EXCHANGE OF MEDCO STOCK CERTIFICATES FOR KING STOCK CERTIFICATES

     When the merger is completed, King's exchange agent will mail to Medco shareholders a letter of transmittal and instructions for use in surrendering Medco stock certificates in exchange for King stock certificates. When you deliver your Medco stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Medco stock certificates will be canceled. You will receive King stock certificates representing the number of full shares of King common stock to which you are entitled under the merger agreement. Medco shareholders will receive payment in cash, without interest, in lieu of any fractional shares of King common stock which would have been otherwise issuable to them in the merger equal to the closing price of King common stock on the day that the merger is completed multiplied by such fractional shares.

     Medco shareholders are not entitled to any rights as shareholders of King, including the rights to receive any dividends or other distributions on King common stock, until the merger is completed and they have surrendered their Medco stock certificates in exchange for King stock certificates.

     King will only issue Medco shareholders an King stock certificate or a check in lieu of a fractional share in a name in which the surrendered Medco stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes and, if requested by King, have your signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The closing of the merger is conditioned upon the delivery of an opinion from Medco's counsel stating the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The opinion is subject to assumptions, limitations and qualifications, and is based on the truth and accuracy of factual representations made in the merger agreement and in exhibits to the registration statement of which this proxy statement/prospectus is a part. Assuming the merger qualifies as a tax-free reorganization, then subject to the assumptions, limitations and qualifications referred to in the opinion, the merger should result in the following federal income tax consequences:

     - No gain or loss will be recognized by the Medco shareholders upon the exchange of Medco common stock solely for King common stock. The cash payment to Medco shareholders in lieu of fractional shares of King common stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by King. Under section 302(a) of the Code, those cash payments will be treated as distributions in full payment in exchange for the fractional King shares hypothetically redeemed. Therefore, Medco shareholders receiving cash in lieu of fractional shares generally will recognize gain (or loss) to the extent that the amount of cash exceeds (or is exceeded by) the portion of their adjusted tax basis of Medco common stock that is allocable to the fractional shares;

     - Each Medco shareholders' aggregate tax basis in the King common stock received in the merger will equal the aggregate tax basis of the Medco common stock it surrendered in the merger. If an exchanging Medco stockholder recognizes gain or loss upon receiving cash in lieu of fractional shares in the merger, that stockholder's basis in King common stock actually received will be reduced. The amount of the reduction will equal the portion of the stockholder's tax basis in its surrendered stock that is allocable to the fractional share interest considered to be exchanged for cash;

     - A Medco stockholder's holding period for King common stock received in the merger will include the time period during which it held the Medco common stock, provided the Medco common stock is held as a capital asset at the time of the merger; and

     - Neither King nor Medco will recognize gain or loss solely as a result of the merger.

     The Internal Revenue Service has not issued a ruling in connection with the merger. The tax opinion delivered by Medco's counsel does not bind the IRS and the IRS is not precluded from asserting a contrary position.

     Medco shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include each stockholder's tax basis in the stockholder's Medco common stock and a description of the King common stock received.

     This tax discussion does not deal with all tax considerations that may be relevant to you, such as (a) shareholders who are dealers in securities; (b) foreign persons; (c) shareholders who acquired their shares in connection with previous mergers involving Medco or an affiliate; or (d) shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     This tax discussion also does not address the tax consequences of other transactions effectuated before or after the merger (whether or not these transactions are in connection with the merger). The discussion does not address foreign, state or local tax considerations. ACCORDINGLY, MEDCO SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     This tax discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this proxy statement/prospectus. We cannot assure you that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to the Medco shareholders.

ACCOUNTING TREATMENT OF THE MERGER

     King intends to account for the merger as a pooling-of-interests for financial reporting and accounting purposes, under generally accepted accounting principles. One of the merger's closing conditions is that the independent accountants of King and Medco must each have delivered to both of us a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting:

     - Medco's recorded assets and liabilities will be carried forward to the combined company at their recorded amounts;

     - the combined company's revenues and expenses will include Medco's revenues and expenses for the entire fiscal year of the combined company and Medco in which the merger occurs; and

     - Medco's reported revenues and expenses for prior periods will be combined with those of King, whose financial statements will then be restated.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MEDCO AND KING

     King will register under the Securities Act the shares of the King common stock to be issued in the merger. These shares will be freely transferable under the Securities Act, except for shares of King common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either of us and may include

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

our executive officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of King common stock acquired in the merger except under:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - Rule 145 under the Securities Act; or

     - an exemption under the Securities Act.

     Also, each of us must deliver to the other no later than 31 days before the closing date, affiliate agreements. Under these agreements, our affiliates may not dispose of or encumber any of their shares of King common stock until financial results covering at least 30 days of post-merger combined operations of our companies are publicly reported. The affiliates are entering these agreements to help assure that the merger qualifies as a pooling-of-interests.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has [has not] terminated.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger.

LISTING ON NASDAQ OF KING COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of King common stock to be issued in the merger be approved for listing on Nasdaq, subject to official notice of issuance. We expect this to occur upon closing of the merger.

OPERATIONS AFTER THE MERGER

     Following the merger, Medco will operate as a wholly owned subsidiary of King. Medco's shareholders will become King shareholders. The King charter and bylaws and Tennessee law govern the rights of shareholders of King. See "Comparison of Rights of Holders of King Common Stock and Medco Common Stock" on
page      .

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

                              THE MERGER AGREEMENT

     In this section of the proxy statement/prospectus, we describe the merger agreement. While we believe that our description covers the merger agreement's material terms, our summary may not contain all of the information that is important to you. We have attached the merger agreement to this proxy statement/prospectus as Annex A. We urge you to read it carefully, in its entirety.

REPRESENTATIONS AND WARRANTIES

     Medco and King each made a number of representations and warranties in the merger agreement. The representations and warranties cover aspects of each company's businesses, financial condition, structure and other facts pertinent to the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Acquiror."

MEDCO'S REPRESENTATIONS AND WARRANTIES

     Medco's representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its certificate of incorporation and bylaws;

     - its capitalization, including its common stock, its preferred stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and stock option agreement and the binding obligation on it of those agreements;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its certificate of incorporation and bylaws, (2) other Medco agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its disclosure of material liabilities and lack of material adverse effects having occurred that are not otherwise disclosed in its SEC filings;

     - litigation involving Medco;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

     - its intellectual property;

     - its material contracts;

     - its employee benefit plans and labor relations and compliance with employment and workplace related laws;

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

     - its title to or right to use the properties it owns and leases, and its assets;

     - its labor relations;

     - environmental matters;

     - its insurance coverage and policies;

     - its board's approval of the merger agreement and its recommendation to the Medco shareholders;

     - Medco's financial advisor and the financial advisor's fairness opinion;

     - brokers in connection with the merger;

     - the inapplicability of Delaware's anti-takeover statute to the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by Medco in this proxy statement/prospectus and the related registration statement filed by King;

     - the inapplicability of the merger to rights distributed under the Rights Agreement dated April 14, 1998 between us and American Stock Transfer & Trust Company;

     - its regulatory compliance;

     - its cash reserves and lack of indebtedness;

     - the anticipated transaction expenses in connection with the merger; and

     - the veracity of information it provided in connection with the merger.

KING'S REPRESENTATIONS AND WARRANTIES

     King's representations and warranties include representations as to:

     - its corporate organization and qualification to do business;

     - the effectiveness of, and its compliance with provisions of, its articles of incorporation and bylaws;

     - its capitalization, including its common stock and options to purchase its common stock;

     - its board's approval of and authority to enter into the merger and the binding obligation on it of the merger agreement;

     - the non-existence of conflicts between the merger agreement's provisions and (1) its articles of incorporation and bylaws, (2) other King agreements and (3) applicable law;

     - the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

     - its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in its SEC filings;

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

     - litigation involving King;

     - its licenses and permits;

     - its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

     - its intellectual property;

     - environmental matters;

     - brokers in connection with the merger;

     - its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

     - information supplied by King in this proxy statement/prospectus and the related registration statement it filed;

     - the veracity of information it provided in connection with the merger.

MEDCO'S CONDUCT OF BUSINESS BEFORE THE MERGER'S COMPLETION

     Medco has agreed that, until the merger closes or unless King consents in writing, Medco will:

     - operate its business in the usual and ordinary course consistent with past practices and applicable laws and licenses;

     - preserve intact its present business organization;

     - maintain its rights, franchises and insurance;

     - maintain its relationship with its respective principal customers and suppliers;

     - keep its properties and assets in good repair and condition;

     - keep its insurance in force;

     - use reasonable efforts to cause cash reserves to be at least $56.5 million at the time of the merger;

     - provide King information regarding its intellectual property; and

     - timely prepare and file tax returns and materially accurate SEC report.

     In addition, Medco has agreed that, until the merger closes or unless King consents in writing, Medco will conduct its business in compliance with specific restrictions relating to the following:

     - declaring or paying dividends or making other distributions;

     - splitting, combining, reclassifying, repurchasing and redeeming securities;

     - filing any registration statement related to any of its securities;

     - agreeing to acquire an equity interest in another company;

     - making or committing to make capital expenditures exceeding $50,000; or

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

     - selling, leasing or encumbering any of its assets except in the ordinary course of business,

     Medco also agreed that, until the merger closes or unless King consents in writing, Medco will conduct its business in compliance with specific restrictions relating to the following:

     - taking action with respect to its employees and employee benefits;

     - modifying Medco's certificate of incorporation and bylaws;

     - changing its methods of accounting;

     - changing tax elections;

     - borrowing money;

     - entering into transactions and agreements with affiliates;

     - entering into or amending material contracts;

     - issuing and encumbering securities;

     - liquidating, dissolving, reorganizing, consolidating, recapitalizing, restructuring or merging;

     - acquiring, disposing of and encumbering assets;

     - settling material claims;

     - transferring or licensing any rights to its intellectual property to a third party;

     - taking actions which are intended or would likely make the party's representations and warranties in the merger agreement untrue;

     - taking actions that would likely prevent pooling-of-interests accounting treatment for the merger; and

     - accelerating the collection of any accounts receivable.

     The agreements related to the conduct of Medco's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

OTHER AGREEMENTS

     Medco and King have also reached additional agreements regarding

     - providing reasonable access to one another's personnel, advisors, properties and information;

     - confidentiality;

     - holding the special meeting of Medco's shareholders;

     - filing documents to comply with the Hart-Scott-Rodino Act;

     - making public announcements regarding the merger;

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

     - indemnification of Medco's officers and shareholders after the merger;

     - using commercially reasonable efforts and taking further action to complete the merger;

     - listing King common stock issued in the merger on Nasdaq;

     - restricting the transfer of King common stock by both affiliates of Medco and King;

     - notifying each other of events which are likely to cause the merger not to happen;

     - complying with the conditions of the stock option agreement;

     - causing the merger to qualify as a tax-free reorganization;

     - causing the merger to be accounted for as a "pooling of interest";

     - taking necessary actions to cause Richard C. Williams to be appointed to the King board of directors until King's annual meeting in 2001;

     - taking actions to render the Medco rights agreement inapplicable to the merger;

     - taking action to make the issuance of King common stock to Medco insiders exempt from liability pursuant to Rule 16b-3 of the Exchange Act;

     - if King's shareholder action is required, King has agreed, if it elects not to terminate the merger agreement, to call a special meeting of its shareholders; and

     - complying with state securities laws.

NO OTHER NEGOTIATIONS INVOLVING MEDCO

     Until the merger is completed or the merger agreement is terminated, Medco has agreed not to directly or indirectly take any of the following actions:

     - initiate, solicit, encourage or facilitate any inquiries or proposals that constitute or may lead to an Acquisition Proposal (as defined below);

     - participate in any discussions or negotiations regarding any Acquisition Proposal; or

     - agree to, approve, recommend or endorse any Acquisition Proposal.

Medco has also agreed promptly to (a) inform King of any inquiries and proposals related to these matters, (b) provide to King copies of any written Acquisition Proposal and a summary of its material terms and (c) keep King informed as to any discussions or negotiations regarding any activities relating to any Acquisition Proposal.

     Under the merger agreement, if Medco's board of directors receives an unsolicited bona fide written Acquisition Proposal, the board may (a) furnish information to, or discuss or negotiate with, the person who made the proposal, or (b) recommend this type of Acquisition Proposal to Medco's shareholders if and only to the extent that the Medco board of directors:

     - concludes in good faith after consulting with its financial advisor that the proposal is a Superior Proposal (as defined below);

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

     - determines in good faith after consulting with its outside legal counsel that it would breach its fiduciary duties to its shareholders if it did not recommend the proposal to them;

     - provides prompt written notice to King, prior to negotiating or discussing the proposal with, or providing information to, the proposal's proponent; and

     - enters a confidentiality agreement no less favorable to Medco than the confidentiality agreement we have regarding the merger, prior to providing information to the proposal's proponent.

Under the merger agreement, the term:

     - "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the merger) involving Medco or its subsidiaries: (a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 10% or more of the equity securities of, Medco or any of its subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the merger; (b) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Medco or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; and

     - "Superior Proposal" means a bona fide Acquisition Proposal made by any person that the Medco board of directors determines in its good faith judgment to be more favorable to the Medco shareholders than the merger (after consideration of, among other information, the written opinion, with only customary qualifications, of Medco's independent financial advisor that the value of the consideration to Medco shareholders provided for in the proposal exceeds the value of the consideration to the shareholders provided for in the merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors (based on the advice of Medco's independent financial advisor), is reasonably capable of being obtained by such person.

TREATMENT OF MEDCO STOCK OPTIONS

     When we complete the merger, each option to purchase Medco common stock will be converted, in accordance with its terms, into an option to purchase King common stock. Upon conversion, each option will be exercisable for a number of shares of King common stock equal to the number of shares of Medco common stock which could have been obtained upon exercise of the option before the merger multiplied by the exchange ratio. After conversion and upon exercise, holders of these options will receive cash in lieu of fractional shares in each case as provided in the applicable option. The exercise price will be equal to the exercise price per share of Medco common stock subject to the option before conversion divided by the exchange ratio, rounded to the nearest whole cent. The other terms of each option and the Medco option plans, under which the options were granted, will continue to apply.

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

     After the merger is completed, King will register on Form S-8 the sale by King of the shares of King common stock issuable with respect to options granted under the Medco stock option plans. King will use reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding and cause the securities to be approved for quotation on Nasdaq.

CONDITIONS TO COMPLETION OF THE MERGER

     The respective obligations of Medco and King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of Medco common stock;

     - King's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the SEC;

     - no law, regulation or order may be enacted or issued which has the effect of preventing or prohibiting completion of the merger;

     - the shares of King common stock to be issued in the merger must have been authorized for listing on Nasdaq, upon official notice of issuance;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - the independent accountants of King and Medco must have each delivered a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment.

     - Medco and King must have received from Medco's tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - If the approval of King's shareholders becomes necessary, that approval will have been obtained;

     The obligation of King to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - Medco must have obtained all material permits, authorizations, consents and approvals needed to complete the merger;

     - Medco must have no litigation pending or threatened which would impede the merger's closing, seek damages that may be material to King, materially adversely affect the combined company's operations or would have a material adverse effect on either Medco or King;

     - Immediately following the merger, Medco shall have no indebtedness;

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

     - Immediately following the merger, Medco shall have, after payment net of all transaction expenses paid or payable by Medco as set forth in the merger agreement, at least $50.0 million in the aggregate of cash on hand and liquid investments with a maturity of three months or less. The merger agreement provides that the following amounts shall be included toward the $50.0 million amount: up to $200,000 in losses realized from liquidating Medco's bond portfolio; outstanding fourth quarter 1999 royalty payments from Medco's two largest licensees; if the closing occurs after March 31, 2000, outstanding first quarter 2000 royalty payments from Medco's two largest licensees; and any other amounts permitted to be included in writing by King;

     - Medco must have obtained executed releases to certain oral agreements with certain executives.

     If the closing has not occurred by February 29, 2000 and all of the conditions to closing have been satisfied during the month of March 2000 except for the cash reserve requirement described above, then Medco may extend the closing for 35 days.

     Medco's and King's obligations to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction by the other or the waiver of each of the following additional conditions before completion of the merger:

     - all representations and warranties must have been true and correct as of November 30, 1999 and at and as of the date the merger is to be completed at and as if made as of such time, except to the extent the representations and warranties address matters only as of a particular date or time, in which case they must be true and correct as of that date or time;

     - all respective obligations under agreements and covenants in the merger agreement must be performed; and

     - no material adverse effect shall have occurred, or be reasonably likely to occur, since November 30, 1999.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the merger's completion, whether before or after Medco's shareholders approve the proposals at the special meeting, in the circumstances we have listed below.

     The merger agreement may be terminated by both King and Medco if both companies consent in writing.

     The merger agreement may be terminated by either King or Medco if any of the following events occurs:

     - the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement and causes the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

     - there exists any final and nonappealable order preventing the merger, provided, the party seeking to terminate the merger agreement has used reasonable efforts to vacate or lift the order;

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

     - without the fault of the terminating party, the merger is not completed by July 27, 2000 or by no later than September 25, 2000 if additional information is required by regulatory authorities reviewing the merger;

     - the merger is not completed by a date that is 120 days from the date of written notice to Medco that a meeting of King's shareholders is required for approval of the merger;

     - the Medco shareholders, or the King shareholders if their approval is required, do not approve and adopt the merger agreement and approve the merger; or

     - if there is an material adverse effect on the other party which cannot be cured within 30 days.

     King may terminate the agreement if:

     - the board of directors of Medco withdraws, or modifies in a manner adverse to King, its recommendation of the merger agreement or resolves, or publicly announces or discloses to a third party its intention, to do any of the same;

     - the board of directors of Medco recommends or resolves to recommend to Medco's shareholders an Acquisition Proposal;

     - the board of directors of Medco fails to reconfirm its recommendation of the merger agreement within 5 business days of a written request of King to do so;

     - a person makes a tender offer or exchange offer for 20% or more of Medco's common stock and the Medco board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer;

     - Medco materially breaches the option agreement;

     - any person, or any group which may be formed, other than King, Medco and their affiliates, beneficially owns 20% or more of Medco's outstanding capital stock; or

     - if the average closing price of King's stock is less than $30.00 for 20 consecutive trading days.

     Medco may terminate the merger agreement if its board of directors (a) determines to recommend a Superior Proposal to its shareholders, (b) gives notice to King and (c) pays a $12.0 million termination fee and one half of the expenses related to the merger.

PAYMENT OF TERMINATION FEE

     Medco will pay King a termination fee of $12 million:

          (a) immediately upon termination of the merger agreement by King because

        - Medco has materially breached any covenant or agreement contained in the merger agreement, or any representation or warranty made by Medco has become untrue,

        - Medco's board of directors withdraws or modifies its recommendation to Medco's shareholders of the merger agreement or the merger, or the board of

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

          directors resolves or publicly announces or discloses to any third party its intention to do any of these things,

        - Medco's board of directors recommends, or resolves to recommend, to Medco's shareholders any acquisition proposal,

        - Medco's board of directors fails to confirm its recommendation of the merger agreement to Medco's shareholders within 5 business days of a written request by King to do so,

        - a person makes a tender offer or exchange offer for 20% or more of Medco's outstanding common stock or a registration statement with respect to such an offer is filed and the Medco board of directors, within 10 business days after the offer is made or the registration statement is filed, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer, or

        - Medco materially breaches the option agreement;

     or

          (b) immediately upon termination of the merger agreement by Medco because Medco's board of directors recommends or resolves to recommend to Medco's shareholders an acquisition proposal that constitutes a superior proposal.

     If King terminates the agreement because King's average closing share price for any 20-trading day period is less than $30 per share, then in addition to the $12 million termination fee that might subsequently become payable in the circumstances described below, Medco will pay King upon such termination a fee equal to twice King's documented transaction expenses (with the total payment not to exceed $6 million).

     Medco will pay King a termination fee of $12 million if:

     - either Medco or King terminates the merger agreement because the stockholders of Medco fail to approve the merger and the merger agreement,

     - King terminates the agreement because King's average closing share price for any twenty-trading day period is less than $30 per share,

     - if the merger has not been consummated within 240 days of the execution of the merger agreement (or 300 days in certain circumstances)

and Medco consummates an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal within 12 months after the termination of the merger agreement. This termination fee will be paid at or prior to the consummation of the acquisition proposal or immediately upon the effective date of the definitive agreement, whichever is earlier.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT AND EXPENSES

     Medco and King may amend the merger agreement before completing the merger provided we comply with applicable law.

     Either Medco or King may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's

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

representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     Each of Medco and King will pay our own costs and expenses including attorney's fees, accounting fees and expenses. However, we will share equally costs and expenses related to printing, filing and mailing this proxy statement/prospectus, the registration statement of which it is a part and regulatory applications.

                               RELATED AGREEMENTS

     This section describes agreements related to the merger agreement, including the stock option agreement and the voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The stock option agreement is attached as Annex B. We urge you to read it carefully.

THE STOCK OPTION AGREEMENT

     The stock option agreement grants King the option to buy up to 19.9% of the issued and outstanding shares of Medco common stock at an exercise price of $30.00 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. King required Medco to grant this stock option as a prerequisite to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. The stock option agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of, or a significant interest in, Medco's securities or its assets before the completion of the merger. If the merger agreement is terminated and King's option to purchase Medco common stock becomes exercisable, Medco will not be able to account for future transactions as a "pooling-of-interests" for a period of two years. This inability to obtain pooling-of-interests accounting treatment could adversely affect Medco's ability to enter into future transactions.

     Subject to conditions, King may exercise the option in whole or in part if the merger agreement is terminated due to the occurrence of an event which requires payment of the termination fee by Medco.

     Generally, King may exercise the option within 18 months following the occurrence of any event which would require the payment of a termination fee. The option terminates (a) at the effective time of the merger, (b) if King terminates the agreement because of King's average closing share price for any twenty-trading day period is less than $30 per share, or (c) the merger agreement is terminated under circumstances other than those which would or could require payment of the termination fee by Medco under the merger agreement.

     If, after the option becomes exercisable but before the option terminates, any person or group:

          (a) makes a bona fide proposal regarding:

             (1) a tender offer or exchange offer for 50% or more of the then outstanding shares of Medco common stock,

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

             (2) a merger, consolidation or other business combination with Medco, or

             (3) an acquisition of a material portion of Medco's assets;

     or

          (b) acquires 50% or more of the then outstanding shares of Medco common stock;

then King, instead of exercising the option, may request that Medco pay King an amount of cash equal to the Cancellation Amount, as defined below. If Medco pays King the Cancellation Amount in full, the option will be canceled.

     The "Cancellation Amount" is an amount equal to:

          the excess over $30.00 of the greater of:

        - the last sale price of a share of Medco common stock as reported on the New York Stock Exchange on the day prior to the day on which King requests that Medco pay the Cancellation Amount, or

        - the highest price per share of Medco common stock offered or proposed to be paid or paid by any person or group in connection with a proposal under (a)(1), (a)(2) or (b) above; or

        - the aggregate consideration offered to be paid or paid in any transaction or proposed transaction under (a)(3) above, divided by the number of shares of Medco common stock then outstanding;

     multiplied by the number of shares then covered by the option. King's "Total Profit" from the option is limited to $17.0 million. "Total Profit" includes the amount realized by the sale of option shares to a third party (reduced by the option price) plus the amount of any Cancellation Amount paid by Medco to King, plus any termination fee paid by Medco to King. Total Profit is reduced by any payments made by King to Medco and by the value of any canceled option shares.

     The Cancellation Amount and the amount of any profit King receives from selling shares of Medco common stock underlying the option will be reduced by an amount equal to any termination fee Medco pays to King.

     The stock option agreement grants registration rights to King with respect to the shares of Medco common stock covered by the option.

MEDCO SHAREHOLDERS' VOTING AGREEMENT

     In connection with the merger, King required the Medco directors and officers who are shareholders to enter into a voting agreement. The voting agreement gives King an irrevocable proxy to vote all of the shares of Medco's common stock owned by these shareholders in favor of the merger.

     As of the Medco record date, the Medco shareholders who entered into the voting agreement collectively owned 122,320 shares of Medco common stock. Their share ownership represented approximately 1.0% of the outstanding Medco common stock. None of the Medco shareholders who are parties to the voting agreement were paid additional consideration for entering into the agreement. Subject to restrictions in the affiliate agreements, these Medco shareholders may sell any of their shares of Medco common stock before the Medco special meeting.

     The Medco shareholders' voting agreement will terminate upon the earliest to occur of:

     - the date and time that the merger becomes effective;

     - the date the merger agreement is terminated; or

     - if the merger agreement is terminated under certain circumstances and Medco is obligated to pay King a termination fee, the date the fee is paid.

                  COMPARATIVE MARKET PRICE AND PER SHARE DATA

     King common stock has been traded on Nasdaq under the symbol KING since June 25, 1998, when King completed its initial public offering. Medco common stock is traded on the New York Stock Exchange under the symbol MRE.

     The following table sets forth, for the quarters indicated, the high and low sale prices per share of King common stock on Nasdaq and Medco on the NYSE.

                                               KING(1)           MEDCO
                                          ------------------    -------
QUARTER ENDED:                             HIGH        LOW       HIGH        LOW
--------------                            -------    -------    -------    -------
1997
  March 31..............................  N/A        N/A         13 3/8      7 3/4
  June 30...............................  N/A        N/A          9 13/16    7 3/4
  September 30..........................  N/A        N/A         14          9 5/8
  December 31...........................  N/A        N/A         17 1/8     12 3/4
1998
  March 31..............................  N/A        N/A         19 5/8     13 3/16
  June 30...............................    9 1/2      9 3/16    25 1/2     17 1/8
  September 30..........................   14 1/4      8 1/2     26 5/8     15 5/8
  December 31...........................   19 3/16     7 1/16    26 3/16    17 1/2
1999
  March 31..............................   19 7/8     12 7/8     27 1/4     21 1/2
  June 30...............................   21 3/4     15 13/16   26 1/4     20 1/2
  September 30..........................   27 13/16   16 5/16    26 1/4     22 1/2

-------------------------

(1) All King share data reflects the 3 for 2 stock split that was effective November 11, 1999. King commenced its initial public offering on June 25, 1998 at a price of $9.33 per share ($14.00 per share before the stock split). Prior to such date, there was no public market for King common stock.

     The following table sets forth per share closing prices of King's and Medco's common stock on Nasdaq and the NYSE, respectively, as of the dates specified and the pro forma equivalent market value of the King common stock to be issued for the Medco common stock in the Merger.

                                                                          MEDCO
                                                                      COMMON STOCK
                                       LAST REPORTED SALE PRICE         Pro Forma
                                      ---------------------------   -----------------
                                          KING          MEDCO       EQUIVALENT MARKET
DATE                                  COMMON STOCK   COMMON STOCK       VALUE(A)
----                                  ------------   ------------   -----------------
November 30, 1999(b)................     $46.09         $26.63           $31.44(a)
December 9, 1999(c).................     $56.00         $28.75           $34.00(d)

-------------------------

(a) Determined by multiplying the closing sales prices of King common stock, as reported in the Wall Street Journal, on the date specified by 0.6818, the assumed exchange ratio.

(b) Last trading date prior to announcement of the execution of the merger agreement.

(c) The most recent practicable date prior to the date of this proxy statement/prospectus.

(d) Under the merger agreement, if the average closing price is greater than $49.87, King will deliver the number of shares of King common stock necessary to provide a maximum purchase price of $34.00 per share of Medco common stock.

     Medco shareholders are advised to obtain current market quotations for King common stock and Medco common stock. We cannot give you any assurance as to the market prices of King common stock or Medco common stock at any time before the merger closes or the market price of King common stock at any time after the merger. Because the exchange ratio is fixed only within a given price ranges of King common stock, the exchange ratio may be adjusted to compensate Medco shareholders for decreases in the market price of King's common stock which could occur before the merger closes. If the market price of King common stock decreases or increases before the merger closes, the value of the King common stock to be received in the merger in exchange for Medco common stock would correspondingly decrease or increase.

     Neither of us has ever paid cash dividends on our respective shares of capital stock. Under the merger agreement, each of us has agreed not to pay cash dividends before the closing of the merger, without written consent of the other. If the merger is not completed, Medco board intends to continue its policy of retaining all earnings to finance the expansion of its business. The King board intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

     The table below presents comparative selected historical per share data of King and Medco, pro forma combined per share data for King and Medco and equivalent pro forma per share data of Medco. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of King and Medco. All per share data of King, Medco and pro forma are presented on a diluted basis. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis. Medco equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by an exchange ratio of
       .

                                       AT OR FOR
                                     THE NINE-MONTH        AT OR FOR THE YEAR ENDED
                                      PERIOD ENDED               DECEMBER 31,
                                   ------------------   ------------------------------
                                   SEPTEMBER 30, 1999     1998       1997       1996
                                   ------------------   --------   --------   --------
NET INCOME PER DILUTED COMMON
SHARE:
  King -- Historical.............       $   0.65        $   0.46   $   0.17   $  (0.01)
  Medco -- Historical............           0.88            1.50       0.96       0.40
  Pro Forma Combined(a)..........           0.78            0.88       0.36       0.13
  Medco Equivalent Pro Forma(b)..           0.53            0.60       0.25       0.09
BOOK VALUE PER COMMON SHARE:
  King -- Historical.............       $   2.75        $   2.10   $   0.70   $   0.54
  Medco -- Historical............           6.23            5.58       4.25       3.40
  Pro Forma Combined(a)..........           3.56            2.89       1.50       1.43
  Medco Equivalent Pro Forma(b)..           2.42            1.96       1.02       0.97

-------------------------

(a) Pro forma combined amounts shown above reflect the proposed merger with Medco on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1996.

(b) Medco equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 0.6818.

(c) All King share data reflects the 3 for 2 stock split that was effective November 11, 1999.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the proposed merger between King and Medco. We will account for the merger as a pooling-of-interests, and the historical financial position and operating results of King and Medco will be combined. The pro forma combined condensed financial information reflects the financial position of King and Medco as of September 30, 1999 and the operating results of King and Medco for the nine-month periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996.

     The unaudited pro forma combined condensed statements of operations assume that the merger occurred at the beginning of the periods presented. The unaudited pro forma combined condensed balance sheet assumes the merger occurred as of September 30, 1999. The historical financial information of King as of September 30, 1999 and for the nine-month periods ended September 30, 1999 and 1998, and the years ended December 31, 1998, 1997 and 1996 has been derived from King's historical consolidated financial statements which are incorporated by reference. The pro forma historical purchase adjustments for the nine-month period ended September 30, 1999 and the year ended December 31, 1998 reflect the acquisition of Sterile Products on February 27, 1998, the Altace product line on December 22, 1998 and other lesser significant acquisitions in 1998 and 1999 as if they occurred on January 1, 1998.

     The historical financial information of Medco as of September 30, 1999 and for the nine-month periods ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996 has been derived from Medco's historical consolidated financial statements, which are incorporated by reference.

     Pro Forma weighted average common shares outstanding for all periods presented represent the historical average shares for King combined with the historical average shares for Medco after giving effect to the conversion of all outstanding shares of Medco into King common stock by the on assumed exchange ratio of 0.6818 contemplated in the merger. Pro Forma operating results do not include estimated merger related costs of $12.0 million. The historical financial information of Medco has been re-classified to conform to King's historical presentation. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of King and Medco incorporated by reference.

     The unaudited pro forma combined condensed financial information has been included for comparative purposes only and does not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated, nor should it be construed as representative of future financial position or operating results.

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          HISTORICAL                 PRO FORMA
                                                            PRO FORMA        KING                     POOLING
                            HISTORICAL        1999          PURCHASE         PRO       HISTORICAL   RECLASSIFI-      PRO
                             KING(1)     ACQUISITION (2)   ADJUSTMENTS      FORMA        MEDCO        CATIONS       FORMA
                            ----------   ---------------   -----------    ----------   ----------   -----------   ---------
Net revenues..............   $240,914        $31,797              --       $272,711     $ 25,713      $    --     $298,424
                             --------        -------        --------       --------     --------      -------     --------
Operating costs and
  expenses:
  Cost of sales...........     75,055          9,594              --         84,649           --           --       84,649
  Selling, general and
    administrative........     55,270          9,617              --         64,887        2,232         (150)      66,969
  Depreciation and
    amortization..........     19,348             --           2,791(3)      22,139           --          613       22,752
  Research and
    development...........         --             --              --             --        6,836         (463)       6,373
  Royalty expense.........         --             --              --             --        4,718           --        4,718
                             --------        -------        --------       --------     --------      -------     --------
    Total costs and
      operating
      expenses............    149,673         19,211           2,791        171,675       13,786           --      185,461
                             --------        -------        --------       --------     --------      -------     --------
  Income (loss) from
    operations............     91,241         12,586          (2,791)       101,036       11,927           --      112,963
Other income (expenses):
  Interest and other
    income................         86             --              --             86        2,249           --        2,335
  Interest expense........    (40,598)            --          (5,884)(4)    (46,482)          --           --      (46,482)
                             --------        -------        --------       --------     --------      -------     --------
Income (loss) before
  income taxes............     50,729         12,586          (8,675)        54,640       14,176           --       68,816
Income taxes..............     19,062             --           1,564(5)      20,626        4,755           --       25,381
                             --------        -------        --------       --------     --------      -------     --------
Income (loss) before
  extraordinary loss......     31,667         12,586         (10,239)        34,014        9,421           --       43,435
Extraordinary item, net...       (705)            --             705(6)          --           --           --           --
                             --------        -------        --------       --------     --------      -------     --------
Net income (loss).........   $ 30,962        $12,586        $ (8,987)      $ 34,014     $  9,421           --     $ 43,435
                             ========        =======        ========       ========     ========      =======     ========
Basic income (loss) per
  common share(1):
  Income (loss) before
    extraordinary item....   $   0.65                                      $   0.71     $   0.91                  $   0.79
  Extraordinary item......      (0.01)                                           --           --                        --
                             --------                                      --------     --------                  --------
  Income (loss)...........   $   0.64                                      $   0.71     $   0.91                  $   0.79
                             ========                                      ========     ========                  ========
Diluted income (loss) per
  common share(1):
  Income (loss) before
    extraordinary item....   $   0.65                                      $   0.70     $   0.88                  $   0.78
  Extraordinary item......      (0.01)                                           --                                     --
                             --------                                      --------     --------                  --------
  Income (loss)...........   $   0.64                                      $   0.70     $   0.88                  $   0.78
                             ========                                      ========     ========                  ========
Weighted average common
  shares(1):
  Basic...................     48,160                                        48,160       10,347                    55,215
                             ========                                      ========     ========                  ========
  Diluted.................     48,393                                        48,393       10,747                    55,720
                             ========                                      ========     ========                  ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                HISTORICAL   HISTORICAL           PRO FORMA
                                   KING        MEDCO      POOLING RECLASSIFICATIONS   PRO FORMA
                                ----------   ----------   -------------------------   ---------
Net Revenues..................   $113,330     $19,191                                 $132,521
                                 --------     -------                                 --------
Costs and expenses:
  Costs of sales..............     41,933          --                                   41,933
  Selling, general and
     administrative...........     25,040       1,832                (72)               26,800
  Royalty expense.............         --       3,246                                    3,246
  Depreciation and
     amortization.............      6,506          --                522                 7,028
  Research and development
     expense..................         --       6,942               (450)                6,492
                                 --------     -------               ----              --------
     Total costs and operating
       expenses...............     73,479      12,020                 --                85,499
                                 --------     -------               ----              --------
  Income from operations......     39,851       7,171                                   47,022
Other income (expenses):
  Interest and other income...        120       5,995                                    6,115
  Interest expense............    (10,729)         --                                  (10,729)
                                 --------     -------                                 --------
  Income before income taxes
     and extraordinary item...     29,242      13,166                                   42,408
Income taxes..................     11,183       1,064                                   12,247
                                 --------     -------                                 --------
Income before extraordinary
  item........................     18,059      12,102                                   30,161
Extraordinary item............       (286)         --                                     (286)
                                 --------     -------                                 --------
Net income....................   $ 17,773     $12,102                                 $ 29,875
                                 ========     =======                                 ========
Basic income per common
  share(1):
  Income before extraordinary
     item.....................   $   0.41     $  1.15                                 $   0.59
  Extraordinary item..........      (0.01)         --                                    (0.01)
                                 --------     -------                                 --------
  Net income..................   $   0.40     $  1.15                                 $   0.58
                                 ========     =======                                 ========
Diluted income per common
  share(1):
  Income before extraordinary
     item.....................   $   0.41     $  1.11                                 $   0.58
  Extraordinary item..........      (0.01)         --                                    (0.01)
                                 --------     -------                                 --------
  Net income..................   $   0.40     $  1.11                                 $   0.57
                                 ========     =======                                 ========
Weighted average common
  shares(1):
  Basic.......................     44,192      10,554                                   51,388
                                 ========     =======                                 ========
  Diluted.....................     44,192      10,894                                   51,620
                                 ========     =======                                 ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                        PRO
                                                                                                                       FORMA
                                                                        PRO FORMA                                     POOLING
                       HISTORICAL     STERILE                           PURCHASE            KING      HISTORICAL    RECLASSIFI-
                          KING      PRODUCTS(7)   HMR(8)    OTHER(9)   ADJUSTMENTS        PRO FORMA     MEDCO         CATIONS
                       ----------   -----------   -------   --------   -----------        ---------   ----------    -----------
Net revenues.........   $163,463      $10,844     $94,198   $98,803     $     --          $367,308     $27,544        $   --
                        --------      -------     -------   -------     --------          --------     -------        ------
Costs and expenses:
 Cost of sales.......     64,052        5,314       6,917    29,426          867(10)       106,576          --            --
 Selling, general and
   administrative....     34,718        1,001      44,619    65,329      (22,598)(11)(12)  123,069       2,584          (100)
 Depreciation and
   amortization......      9,255           --          --        --       19,717(3)         28,972          --           708
 Royalty.............         --           --       2,246        --           --             2,246       4,873            --
 Research and
   development
   expense...........         --           --          --        --           --                --      10,348          (608)
                        --------      -------     -------   -------     --------          --------     -------        ------
   Total costs and
     operating
     expenses........    108,025        6,315      53,782    94,755       (2,014)          260,863      17,805            --
                        --------      -------     -------   -------     --------          --------     -------        ------
 Income from
   operations........     55,438        4,529      40,416     4,048        2,014           106,445       9,739            --
Other income
 (expenses):
 Interest and other
   income............        145           --          --        --           --               145       6,734            --
 Interest expense....    (14,866)          --          --        --      (41,908)(4)       (56,774)                       --
                        --------      -------     -------   -------     --------          --------     -------        ------
Income before taxes
 and extraordinary
 item................     40,717        4,529      40,416     4,048      (39,894)           49,816      16,473            --
Income taxes.........     15,396           --          --        --        4,534(5)         19,930         231            --
                        --------      -------     -------   -------     --------          --------     -------        ------
Income before
 extraordinary
 item................     25,321        4,529      40,416     4,048      (44,428)           29,886      16,242            --
Extraordinary item...     (4,411)          --          --        --        4,411(6)             --          --            --
                        --------      -------     -------   -------     --------          --------     -------        ------
Net income (loss)....   $ 20,910      $ 4,529     $40,416   $ 4,048     $(40,017)         $ 29,886     $16,242            --
                        ========      =======     =======   =======     ========          ========     =======        ======
Basic income per
 common share(1):
 Income before
   extraordinary
   item..............   $   0.56                                                          $   0.66     $  1.54
 Extraordinary
   item..............      (0.10)                                                               --          --
                        --------                                                          --------     -------
 Net income..........   $   0.46                                                          $   0.66     $  1.54
                        ========                                                          ========     =======
Diluted income per
 common share(1):
 Income before
   extraordinary
   item..............   $   0.56                                                          $   0.66     $  1.50
 Extraordinary
   item..............      (0.10)                                                               --          --
                        --------                                                          --------     -------
 Net income..........   $   0.46                                                          $   0.66     $  1.50
                        ========                                                          ========     =======
Weighted average
 common shares(1):
 Basic...............     45,191                                                            45,191      10,531
                        ========                                                          ========     =======
 Diluted.............     45,236                                                            45,236      10,857
                        ========                                                          ========     =======


                       PRO FORMA
                       ---------
Net revenues.........  $394,852
                       --------
Costs and expenses:
 Cost of sales.......   106,576
 Selling, general and
   administrative....   125,553
 Depreciation and
   amortization......    29,680
 Royalty.............     7,119
 Research and
   development
   expense...........     9,740
                       --------
   Total costs and
     operating
     expenses........   278,668
                       --------
 Income from
   operations........   116,184
Other income
 (expenses):
 Interest and other
   income............     6,879
 Interest expense....   (56,774)
                       --------
Income before taxes
 and extraordinary
 item................    66,289
Income taxes.........    20,161
                       --------
Income before
 extraordinary
 item................    46,128
Extraordinary item...        --
                       --------
Net income (loss)....  $ 46,128
                       ========
Basic income per
 common share(1):
 Income before
   extraordinary
   item..............  $   0.88
 Extraordinary
   item..............        --
                       --------
 Net income..........  $   0.88
                       ========
Diluted income per
 common share(1):
 Income before
   extraordinary
   item..............  $   0.88
 Extraordinary
   item..............        --
                       --------
 Net income..........  $   0.88
                       ========
Weighted average
 common shares(1):
 Basic...............    52,371
                       ========
 Diluted.............    52,638
                       ========

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    HISTORICAL   HISTORICAL   PRO FORMA POOLING
                                       KING       MEDCO(1)    RECLASSIFICATIONS   PRO FORMA
                                    ----------   ----------   -----------------   ---------
Net revenues......................   $47,909       $20,000                         $67,909
                                     -------       -------        --------         -------
Operating costs and expenses:
  Costs of sales..................    13,034            --                          13,034
  Selling, general and
     administrative...............    19,123         2,393            (102)         21,414
  Depreciation and amortization
     expense......................     2,395            --             676           3,071
  Royalty expense.................        --         2,985              --           2,985
  Research and development
     expense......................        --         6,902            (574)          6,328
                                     -------       -------        --------         -------
     Total costs and operating
       expenses...................    34,552        12,280                          46,832
                                     -------       -------        --------         -------
  Income from operations..........    13,357         7,720                          21,077
Other income (expenses):
  Interest and other income.......        --         2,782                           2,782
  Interest expense................    (2,777)           --                          (2,777)
                                     -------       -------        --------         -------
  Income before taxes.............    10,580        10,502                          21,082
Income taxes......................     3,968           288                           4,256
                                     -------       -------        --------         -------
Net Income........................   $ 6,612       $10,214              --         $16,826
                                     =======       =======        ========         =======
Basic income per common share(1):
  Income before extraordinary
     item.........................   $  0.17       $  0.97                         $  0.36
  Extraordinary item..............        --            --                              --
                                     -------       -------                         -------
  Net income......................   $  0.17       $  0.97                         $  0.36
                                     =======       =======                         =======
Diluted income per common
  share(1):
  Income before extraordinary
     item.........................   $  0.17       $  0.96                         $  0.36
  Extraordinary item..............        --            --                              --
                                     -------       -------                         -------
  Net income......................   $  0.17       $  0.96                         $  0.36
                                     =======       =======                         =======
Weighted average common shares(1):
  Basic...........................    39,405        10,546                          46,595
                                     =======       =======                         =======
  Diluted.........................    39,405        10,621                          46,650
                                     =======       =======                         =======

                           KING PHARMACEUTICALS, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    HISTORICAL   HISTORICAL   PRO FORMA POOLING
                                       KING       MEDCO(1)    RECLASSIFICATIONS   PRO FORMA
                                    ----------   ----------   -----------------   ---------
Net revenues......................   $20,457      $13,454                          $33,911
                                     -------      -------         --------         -------
Operating costs and expenses:
  Cost of sales...................     8,782           --                            8,782
  Selling, general and
     administrative...............    12,106        3,002             (144)         14,964
  Depreciation and amortization...       982           --              195           1,177
  Royalty expense.................        --        2,574               --           2,574
  Research and development........        --        5,839              (51)          5,788
                                     -------      -------         --------         -------
     Total operating costs and
       operating expenses.........    21,870       11,415               --          33,285
                                     -------      -------         --------         -------
  Income (loss) from operations...    (1,413)       2,039                              626
Other income (expenses):
  Interest and other income.......     2,338        2,370                            4,708
  Interest expense................    (1,272)          --                           (1,272)
                                     -------      -------         --------         -------
  Income (loss) before income
     taxes........................      (347)       4,409                            4,062
Income taxes......................      (107)          87                              (20)
                                     -------      -------         --------         -------
Net income (loss).................      (240)       4,322               --           4,082
                                     =======      =======         ========         =======
Basic and diluted income per
  common share(1):
  Income before extraordinary
     item.........................   $ (0.01)     $  0.40                          $  0.13
  Extraordinary item..............        --           --                               --
                                     -------      -------                          -------
  Net income......................   $ (0.01)     $  0.40                          $  0.13
                                     =======      =======                          =======
Weighted average common shares(1):
  Basic...........................    23,160       10,918                           30,604
                                     =======      =======                          =======
  Diluted.........................    23,160       10,938                           30,618
                                     =======      =======                          =======

                           KING PHARMACEUTICALS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                        HISTORICAL   HISTORICAL   PRO FORMA POOLING      PRO
                                           KING        MEDCO      RECLASSIFICATIONS     FORMA
                                        ----------   ----------   -----------------   ---------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.............   $ 10,917     $ 4,407              --         $ 15,324
Short-term investments................         --      18,508              --           18,508
Accounts receivable, net..............     76,178          --              --           76,178
Royalty receivable....................         --       9,699              --            9,699
Inventory.............................     42,474          --              --           42,474
Deferred income taxes.................      5,717         458              --            6,175
Prepaid expenses and other current
  assets..............................      1,758       1,548              --            3,306
                                         --------     -------          ------         --------
  Total current assets................    137,044      34,620              --          171,664
                                         --------     -------          ------         --------
Property and equipment, net...........     94,968         607              --           95,575
                                         --------     -------          ------         --------
Other assets..........................     20,182          --              --           20,182
Investments help to maturity..........         --      32,162              --           32,162
Deferred asset........................         --       1,228              --            1,228
Goodwill, net.........................    557,002       1,166              --          558,168
                                         --------     -------          ------         --------
  Total assets........................   $809,196     $69,783              --         $878,979
                                         ========     =======          ======         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable......................   $ 21,905     $ 3,013              --         $ 24,918
Accrued expenses and other
  liabilities.........................     37,174       2,264              --           39,438
Income taxes payable..................      4,917          --              --            4,917
Current portion of long term debt.....     13,076          --              --           13,076
                                         --------     -------          ------         --------
  Total current liabilities...........     77,072       5,277              --           82,349
Long-term liabilities.................    599,559          --              --          599,559
                                         --------     -------          ------         --------
  Total liabilities...................    676,631       5,277              --          681,908
Shareholders' equity..................    132,565      64,506              --          197,071
                                         --------     -------          ------         --------
  Total liabilities and shareholders'
     equity...........................   $809,196     $69,783              --         $878,979
                                         ========     =======          ======         ========

                          NOTES TO UNAUDITED PRO FORMA
                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

 (1) Weighted average common shares available and income per share for King reflects the retroactive treatment of the 3 for 2 stock split which was effective November 11, 1999.

 (2) Represents the historical results for the Lorabid product line purchase acquisition for the period prior to the acquisition on August 19, 1999.

 (3) For 1998, includes amortization of intangible assets over periods of 15 years for the Sterile Products Acquisition, the acquisition of Menest, the Altace acquisition and the Lorabid product line acquisition and depreciation of fixed assets from the Sterile Products Acquisition over periods of 5 to 40 years. For the nine months ended September 30, 1999, includes the amortization of the 1999 Lorabid product line acquisition over periods of 15 to 25 years.

 (4) Adjustment to reflect the increase in interest expense as a result of the financing the product acquisitions, including Sterile Products, Altace and Lorabid (in thousands):

                                             FOR THE YEAR     FOR THE NINE
                                                 ENDED        MONTHS ENDED
                                             DECEMBER 31,     SEPTEMBER 30,
                                                 1998             1999
                                             -------------   --------------
Revolving credit facility ($91.65 million
  at 8.56%)(a).............................    $  7,845          $5,884
Tranche A loan ($132.4 million at
  8.56%)(a)................................      11,333              --
Tranche B loan ($242.6 million at
  9.06%)(a)................................      21,980              --
Senior Notes ($150.0 million at
  10.75%)(a)...............................      16,125              --
Amortization of finance costs on related
  debt.....................................       3,082              --
Adjustment to net interest from assumed
  retirement of existing debt..............     (18,457)             --
                                               --------          ------
                                               $ 41,908          $5,884
                                               ========          ======

-------------------------

a. The interest rates shown above for the revolving credit facility, the Tranche A and B loans under the Senior Credit Facility and the Senior Notes were the rates in effect immediately following the Altace Acquisition on December 22, 1998. A change in the interest rates of one-eighth of one percent (0.125%) would change interest expense by $1,994 and $85 for the 1998 and 1999 periods above, respectively.

 (5) Adjustment to reflect a 40% effective tax rate applied to the incremental pro forma net income before income taxes.

 (6) Reflects the elimination of an extraordinary loss of approximately $4,411 million and $705 million for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively, related to the write-off of certain debt issuance costs.

 (7) Represents the historical results for the product lines included in the Sterile Products Acquisition for the period prior to the acquisition on February 27, 1998.

                          NOTES TO UNAUDITED PRO FORMA
         COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

 (8) Represents the historical results of the product lines included in the acquisition of Altace (other than the historical international results of Silvadene and AVC) for the periods prior to such Acquisition on December 22, 1998.

 (9) Represents the historical results for the Lorabid product line and the Menest product line for the period prior to their acquisition on August 19, 1999 and June 30, 1998, respectively. In addition, the historical international results of Silvadene and AVC for the periods prior to the acquisition on December 22, 1998. These results have been determined by King solely based upon information provided to it by Hoechst Marion Roussel, Inc., from whom King acquired the product.

(10) Reflects additional costs of approximately $1.7 million for the year ended December 31, 1998, based upon the five-year agreement with Hoechst Marion Roussel to supply King with Altace at a fixed contract cost, offset by the reclassification of depreciation expense of approximately $0.8 million from the Sterile Products Acquisition to be consistent with the presentation of King's financial statements for the year ended December 31, 1998.

(11) King calculated the total selling, general and administrative costs that would have been required had the Sterile Products acquisition been consummated as of January 1, 1998 and compared this to the amount reflected in the historical financial statements of King and the above acquisition. There were additional costs of $0.1 million for the year ended December 31, 1998.

(12) King has determined that the selling and advertising and promotion expenses reported in the special purpose statements of product contribution for the Altace Acquisition would not be reflective of the costs King would have incurred utilizing its existing infrastructure and marketing approach. As a result, the adjustment reflects a reduction of approximately $22.6 million for the year ended December 31, 1998, which consists of $14.3 million of estimated selling costs savings. The savings in selling costs were determined as follows (in thousands, except full-time equivalent representatives):

                                                        FOR THE YEAR
                                                     ENDED DECEMBER 31,
                                                            1998
                                                     ------------------
Average selling cost per Hoechst Marion Roussel
 representative....................................       $   170
Average selling cost per King representative.......            75
Savings per representative.........................            95
Full-time equivalent representatives...............           150
                                                          -------
  Estimated total savings..........................       $14,250
                                                          =======

                          NOTES TO UNAUDITED PRO FORMA
         COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

     King estimated the total advertising and promotion costs, general, administrative and distribution costs and the costs associated with the implementation of the transitional services agreement that would have been required had the Altace Acquisition been consummated as of January 1, 1998 and compared this to the amounts reflected in the special purpose statements of product contribution for the Altace Acquisition. The estimated savings is based on utilizing King's current infrastructure and more limited advertising and promotion as compared to that of Hoechst Marion Roussel, offset in part by an increase in sampling costs. King has estimated the savings in general and administrative costs related to the Altace Acquisition as follows (in thousands):

                                                         FOR THE YEAR
                                                        ENDED DECEMBER
                                                           31, 1998
HOECHST MARION ROUSSEL REPORTED:                        --------------
Advertising and promotion as reported in the special
  purpose statements of product contribution..........     $19,125
                                                           =======
King estimated costs:
  Advertising and promotion...........................     $ 9,200
  General, administrative and distribution............         500
  Transitional services agreement.....................       1,000
     Subtotal.........................................      10,700
                                                           -------
                                                           $ 8,425
                                                           =======

                COMPARISON OF SHAREHOLDERS OF KING COMMON STOCK
                             AND MEDCO COMMON STOCK

     This section of the proxy statement/prospectus describes differences between King common stock and Medco common stock. We believe that the description covers the material differences between the two. However, this summary may not contain all of the information that is important to you, including each of our charters and bylaws. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between King common stock and Medco common stock. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section
entitled "Where You Can Find More Information" on page                .

     After the merger, the holders of Medco common stock who receive King common stock will become shareholders of King. Because Medco is a Delaware corporation and King is a Tennessee corporation, the Tennessee Business Corporations Act, or TBCA, will govern the rights of Medco shareholders after the merger. The Medco certificate of incorporation and the Medco bylaws currently govern the rights of the shareholders of Medco. As shareholders of King, the King charter, as amended and restated, and the King bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize differences between the rights of King shareholders and Medco shareholders under the charter documents and bylaws of King and Medco, as applicable. They also summarize the material differences between the Delaware General Corporation Law, or DGCL, and the TBCA.

AUTHORIZED CAPITAL STOCK

     Medco's certificate of incorporation authorizes the issuance of up to 40,000,000 shares of Medco common stock and 20,000,000 shares of preferred stock. As of November 30, 1999:

     - 11,757,270 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

     The board of directors of Medco has authority to determine or alter the powers, preferences, and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of preferred stock. Within the limitations or restrictions originally established for a series of preferred stock, the board of directors may increase or decrease the number of shares in the series, determine the designation of the series, and fix the number of shares in a series.

     Under its articles of incorporation, King is authorized to issue up to 150,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of November 12, 1999:

     - 48,234,233 shares of common stock were issued and outstanding; and

     - no shares of preferred stock were issued and outstanding.

King's board of directors is authorized, subject to the TBCA's limitations, to:

     - authorize the issuance of the shares of preferred stock in series;

     - determine the dividend rate of each series, the conditions and dates upon which dividends may be paid, and how dividends may be paid in relation to other series of stock;

     - determine whether the shares shall be subject to redemption by King and the means of such redemption;

     - determine the terms and amount of any sinking fund provided for the purchase or redemption of shares;

     - determine whether the shares are convertible into another sort of King's capital stock and the means and details of such conversion;

     - create restrictions on the issue or reissue of any additional series of preferred stock;

     - establish the rights of the holders of each series of preferred stock upon the voluntary or involuntary liquidation, dissolution or winding up of King; and

     - determine the provisions as to voting and optional special rights and preferences, such as the right to elect one or more directors.

REMOVAL OF DIRECTORS

     Medco's bylaws provide that any director may be removed from office, with or without cause, by the holder of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of Medco are entitled to cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

     King's bylaws provide that any director is subject to removal by a proper vote of the shareholders. The TBCA provides that a director may be removed with or without cause if the number of shares voted in favor of removal exceeds the number of shares voted against removal.

CONFLICT-OF-INTEREST TRANSACTIONS

     The DGCL generally permits transactions involving Medco and an interested director of Medco if

          (i) the material facts are disclosed and a majority of disinterested directors consent,

          (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or

          (iii) the transaction is fair to Medco at the time it is authorized by the Medco board of directors, a committee, or the Medco stockholders.

     The TBCA generally permits transactions involving King and an interested director of King if

          (i) the material facts are disclosed and a majority of disinterested directors or a committee of the King board of directors consents,

          (ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents, or

          (iii) the transaction is fair to King.

The TBCA prohibits loans to directors by King unless approved by a majority vote of disinterested shareholders or the King board of directors determines that the loan benefits King and either approves the specific loan or a general plan of loans by King.

SPECIAL MEETINGS OF STOCKHOLDERS

     Pursuant to Medco's bylaws, a special meeting of Medco's stockholders may be called for any purpose by the board of directors, the chairman of the board, the President, the Chief Executive Officer, or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

     King's bylaws authorize the Chairman of the Board and Chief Executive Officer, the President or a majority of the King board of directors to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The DGCL provides that the recommendation of the Medco board of directors and the approval of a majority of the outstanding shares of Medco entitled to vote thereon is required to effect a merger or consolidation or to sell, lease or exchange substantially all of Medco's assets. With respect to a merger, no vote of the Medco stockholders would be required if Medco were the surviving corporation and (i) the related agreement of merger did not amend Medco's certificate of incorporation, (ii) each share of stock of Medco outstanding immediately before the merger were an identical outstanding or treasury share of Medco after the merger and (iii) the number of shares of Medco to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of Medco common stock outstanding immediately before the merger.

     The TBCA provides that the approval of the King board of directors and of a majority of the outstanding shares of King entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of King's assets. In accordance with the TBCA, submission by the King board of directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a supermajority voting requirement or that the holders of no more than a certain number of shares indicate that they will seek dissenters' rights.

     With respect to a merger, no vote of the shareholders of King would be required if King were the surviving corporation and

          (i) King's charter would remain unchanged after the merger, subject to certain exceptions,

          (ii) each shareholder of King immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,

          (iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and

          (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to their merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

     With respect to a sale, lease, exchange or other disposition of substantially all the assets of King, no vote of the shareholders of King would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of King. No vote of the shareholders of King would be required for King to mortgage, pledge, encumber or dedicate to the repayment of indebtedness any or all of its property, whether or not in the regular course of business.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     Medco's bylaws do not address requirements for stockholder proposals and nominations.

     King shareholder proposals must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of businesses on the 10th day following the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

     Nominations to King's board of directors by shareholders must be in writing and received by the Secretary of King not less than 60 nor more than 90 days prior to the date of the annual meeting of shareholders. If the date of the annual meeting is changed by more than 30 days from its anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. In the case of a special meeting at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

ACTION BY WRITTEN CONSENT

     The DGCL provides for action without stockholder meetings if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the King shareholders is impracticable given the number of holders of King common stock.

INSPECTION RIGHTS

     Both the TBCA and the DGCL contain provisions granting shareholders the right to inspect certain records of each corporation. Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of Medco's records during certain times. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

     Under the TBCA, King shareholders are also entitled to inspect and copy, during regular business hours at King's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of this demand at least 5 business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon 5 days' written notice, inspect and copy:

          (i) accounting records of the corporation,

          (ii) the records of shareholders,

          (iii) excerpts from minutes of any meeting of the board of directors,

          (iv) records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation,

          (v) minutes of any meeting of the shareholders, and

          (vi) records of action taken by the shareholders or board of directors without a meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

     Medco's Certificate of Incorporation may be amended by (1) the adoption of a resolution by the board which sets forth the proposed amendment and declaring its advisability, and (2) the affirmative vote of a majority of all stockholders entitled to vote and the affirmative vote of a majority of each class of stockholders entitled to vote. Medco's bylaws provide that they may be adopted, amended or repealed by the stockholders entitled to vote and Medco's certificate of incorporation provides for amendment of the bylaws by the board of directors.

     King's charter may be amended in minimal ways, such as changing of the registered office of the corporation, by the board of directors without shareholder involvement. Other amendments of the charter must be recommended to the shareholders by the board and approved by a majority of the votes entitled to be cast. The TBCA may require a greater vote or voting by groups in certain circumstances. The board of directors may also require a greater vote or voting by groups, and it may condition on any basis its submission of the proposed amendment to the shareholders.

     Section 6 of King's bylaws establishes classes of directors and their term and provides that the number of directors shall be modified by resolution of King's board of directors. This section may not be altered, amended, or repealed by the shareholders without the affirmative vote of the shareholders of at least 80% of King's common stock. The same 80% vote is required for the shareholders to amend portions of the bylaws which provide for special meetings of the shareholders, the procedures for bringing business before a meeting of the shareholders, and the nomination of directors.

VOLUNTARY DISSOLUTION

     The DGCL provides that Medco may be dissolved by the approval of the Medco board of directors and a majority of the shares of Medco entitled to vote thereon. The DGCL also allows all the stockholders of Medco to act unanimously in writing to effect a dissolution of Medco without the approval of the Medco board of directors.

     The TBCA provides that King may be dissolved if the King board of directors proposes dissolution and a majority of the shares of King entitled to vote thereon approves. The King board of directors may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

INDEMNIFICATION

     Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. The TBCA, however, states that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability

          (i) for any breach of loyalty to the corporation or its shareholders;

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

          (iii) for unlawful distributions.

BUSINESS COMBINATION STATUTE

     The DGCL regulates business combinations such as mergers, consolidations, and asset purchases where the business acquired was, or the assets belonged to, a public corporation, such as Medco, and where the acquiror became an "interested stockholder" of the public corporation before the date of the transaction unless (i) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66 2/3% of the outstanding voting stock of the disinterested stockholders.

     In the context of this law, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the public corporation. The law prohibits business combinations with an unapproved interested stockholder for a period of 3 years after the date on which the person became an interested stockholder and requires that any business combination with an unapproved interested stockholder after such 3 year period be approved by the board of directors and authorized by the affirmative vote of 66 2/3% of the outstanding shares held by persons other than the interested stockholders. The law is very broad in scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose certificate of incorporation or bylaws contain a provision not to be covered by this section. Neither Medco's certificate of incorporation nor bylaws contain such a provision.

     Tennessee's Business Combination Act provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination

          (i) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and

          (ii) either

             (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or

             (B) satisfies certain fairness conditions specified in the Business Combination Act.

     These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. King has not adopted a charter or bylaw amendment removing King from coverage under the Business Combination Act.

     The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Medco).

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights.

     The United States Court of Appeals for the Sixth Circuit, however, has held that the Tennessee Control Share Acquisition Act is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Medco).

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

     Tennessee's Investor Protection Act applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Investor Protection Act violates the commerce clause of the United States Constitution to the extent that it applies to target corporations organized under the laws of states other than Tennessee (such as Medco).

     The DGCL contains no similar provisions with respect to investor protection.

AUTHORIZED CORPORATION PROTECTION ACT

     The Tennessee Authorized Corporation Protection Act is the vehicle through which the Tennessee statutes attempt to permit the Business Combination Act and the Control

Share Acquisition Act to govern foreign corporations. The Act provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provision of the Business Combination Act and the Tennessee Control Share Acquisition Act, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a Certificate of Authority form the Tennessee Secretary of State and that satisfy and 2 of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5,000,000; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10,000,000; or having physical assets and/or deposits located within Tennessee that exceed $10,000,000 in value.

     The United States Court of Appeals for the Sixth Circuit, however, has held the Tennessee Authorized Corporation Protection Act unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Medco).

     The DGCL contains no similar provisions with respect to authorized corporation protection.

GREENMAIL ACT

     The Tennessee Greenmail Act applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. The Greenmail Act provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the Act, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either

          (i) the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued, or

          (ii) the corporation makes an offer of at least equal value per share to all holders of shares of such class.

     The DGCL contains no similar provisions with respect to greenmail.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The DGCL generally allows dividends to be paid out of surplus of Medco or out of the net profits of Medco for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of Medco being less than the capital represented by the preferred stock of Medco. There are no shares of Medco preferred stock outstanding.

     The TBCA provides that King generally may make dividends or other distributions to its shareholders unless after the distribution either (i) King would not be able to pay its debts as they become due in the usual course of business or (ii) King's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of King preferred stock authorized.

DISSENTERS' RIGHTS

     The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of

          (i) shares listed on a national securities exchange or held of record by more than 2,000 shareholders or

          (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the shareholders of such corporation,

unless, in either case, the holders of such stock are required pursuant to the merger to accept anything other than

          (i) shares of stock of the surviving corporation,

          (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or

          (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934 or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act.

                                 OTHER MATTERS

     We do not expect that any matters other than those described in this proxy statement/prospectus will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the Medco proxy card, to vote proxies in accordance with the determination of a majority of Medco's board of directors, as applicable, including, without limitation, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                             SHAREHOLDER PROPOSALS

     If the merger agreement is approved and the merger takes place, Medco will not have an annual meeting of shareholders in 2000. If the merger does not take place, Medco anticipates that its 2000 annual meeting will be held in May 2000. Any proposal intended to be presented by a Medco stockholder for inclusion in Medco's proxy statement for its 2000 annual meeting must have been received by Medco at its principal executive offices at 7001 Weston Parkway, Suite 300,
Cary, North Carolina 27513 by           , 2000.

               DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY
                              STATEMENT/PROSPECTUS

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by either us or King under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Medco special meeting are incorporated by reference into and to be a part of this proxy statement/prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which Medco has filed with the SEC, are incorporated by reference into this proxy statement/prospectus:

     - annual report on Form 10-K for the fiscal year ended December 31, 1998;

     - quarterly reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999, and

     - current reports on Form 8-K filed on                .

     The following documents, which King has filed with the SEC, are incorporated by reference into this proxy statement/prospectus:

     - annual report on Form 10-K for the fiscal year ended December 31, 1998;

     - quarterly reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999; and

     - current reports on Form 8-K filed on January 6, 1999; September 28, 1999; December 10, 1999 and December 10, 1999; and

     - description of the common stock of King Pharmaceuticals, Inc. contained in King's Registration Statement on Form S-1 (Registration No. 333-38753) filed October 24, 1997.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     King and Medco file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that either of us files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. King can be found on the Internet at http://www.KingPharm.com. Medco can be found on the Internet at http://www.MedcoRes.com. King's common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol KING. Medco's common stock is traded on the New York Stock Exchange under the trading symbol MRE.

     King has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 relating to King's common stock to be issued to Medco's shareholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/prospectus being qualified in all respects by reference to the document.

     The documents incorporated by reference into this proxy statement/prospectus are available from either King or Medco, as applicable upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY
               ,           , 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE KING COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MEDCO AND ITS SUBSIDIARIES WAS PROVIDED BY MEDCO AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO KING WAS PROVIDED BY KING.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement/prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on King's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the King common stock to be issued to Medco shareholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of King stock to be received by Medco shareholders will be made;

     - the possibility that the merger will not be closed;

     - the possibility that the anticipated benefits from the merger cannot or will not be fully realized;

     - the possibility that costs or difficulties related to the integration of our businesses are greater than expected;

     - the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including Medco's pre-clinical and clinical pharmaceutical product development projects;

     - the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new Drug Applications and Investigational New Drug Applications and/or the review of other regulatory agencies worldwide;

     - the impact of competition on revenues and margins; and

     - other risk factors as may be detailed from time to time in Medco's and King's public announcements and filings with the SEC.

     In evaluating the merger, you should carefully consider the discussion of
these and other factors in the section entitled "Risk Factors" on page   .

                                    EXPERTS

     The consolidated financial statements of King Pharmaceuticals, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus by reference have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report also incorporated herein by reference and are included in reliance on the reports of such independent accountants given on the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of Medco Research, Inc., as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus by reference have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report also incorporated herein by reference and are included in reliance on the reports of those independent accountants given on the authority of that firm as experts in auditing and accounting.

     The consolidated statements of operations, stockholders' equity and cash flows of Medco Research, Inc. and subsidiary for the year ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1996 consolidated financial statements contains an explanatory paragraph that states that Medco is a party to some claims and litigation which outcome cannot presently be determined. No provisions for liability, if any, that may result from the resolution of the matters has been recognized in the accompanying consolidated financial statements.

                                 LEGAL MATTERS

     The validity of the King common stock to be issued in the merger has been passed upon by Baker, Donelson, Bearman & Caldwell, Johnson City, Tennessee.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          KING PHARMACEUTICALS, INC.,

                              MEDCO RESEARCH, INC.

                                      AND

                           MERLIN ACQUISITION I CORP.

                         DATED AS OF NOVEMBER 30, 1999

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                ARTICLE I. THE MERGER
SECTION 1.1.          The Merger...............................................   A-1
SECTION 1.2.          Effective Time...........................................   A-2
SECTION 1.3.          Effect of the Merger.....................................   A-2
SECTION 1.4.          Certificate of Incorporation; Bylaws.....................   A-2
SECTION 1.5.          Directors and Officers...................................   A-2
SECTION 1.6.          Closing..................................................   A-2
SECTION 1.7.          Subsequent Actions.......................................   A-3
SECTION 1.8.          Tax and Accounting Treatment of the Merger...............   A-3

           ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.1.          Conversion of Securities.................................   A-3
SECTION 2.2.          Exchange of Certificates.................................   A-5
SECTION 2.3.          Assumption of Obligations to Issue Stock.................   A-7
SECTION 2.4.          Transfer Books...........................................   A-8
SECTION 2.5.          Certain Adjustments......................................   A-8

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1.          Organization and Qualification; Subsidiaries.............   A-9
SECTION 3.2.          Certificate of Incorporation and Bylaws..................   A-9
SECTION 3.3.          Capitalization...........................................   A-9
SECTION 3.4.          Authority................................................  A-10
SECTION 3.5.          No Conflict; Required Filings and Consents...............  A-11
SECTION 3.6.          SEC Filings; Financial Statements........................  A-12
SECTION 3.7.          No Undisclosed Liabilities...............................  A-12
SECTION 3.8.          Absence of Certain Changes or Events.....................  A-13
SECTION 3.9.          Absence of Litigation....................................  A-13
SECTION 3.10.         Licenses and Permits; Compliance with Laws...............  A-13
SECTION 3.11.         Unlawful Payments........................................  A-14
SECTION 3.12.         Taxes....................................................  A-14
SECTION 3.13.         Intellectual Property....................................  A-14
SECTION 3.14.         Material Contracts.......................................  A-16
SECTION 3.15.         Employee Benefit Plans...................................  A-17
SECTION 3.16.         Properties; Assets.......................................  A-19
SECTION 3.17.         Labor Relations..........................................  A-19
SECTION 3.18.         Environmental Matters....................................  A-19
SECTION 3.19.         Insurance................................................  A-20
SECTION 3.20.         Board Approval; Vote Required............................  A-21
SECTION 3.21.         Opinion of Financial Advisor.............................  A-21
SECTION 3.22.         Brokers..................................................  A-21
SECTION 3.23.         Takeover Provisions Inapplicable.........................  A-21
SECTION 3.24.         Pooling; Tax Matters.....................................  A-21
SECTION 3.25.         Registration Statement; Proxy Statement/Prospectus.......  A-22
SECTION 3.26.         Rights Agreement.........................................  A-22
SECTION 3.27.         Regulatory Compliance....................................  A-22
SECTION 3.28.         Current Cash Reserves; Indebtedness......................  A-25
SECTION 3.29.         Transaction Expenses.....................................  A-25
SECTION 3.30.         Disclosure...............................................  A-25

                                                                                 PAGE
                                                                                 ----
              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF MERGER SUB
SECTION 4.1.          Organization and Qualification...........................  A-26
SECTION 4.2.          Certificate of Incorporation and Bylaws..................  A-26
SECTION 4.3.          Authority................................................  A-26
SECTION 4.4.          No Conflict; Required Filings and Consents...............  A-26

                ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
SECTION 5.1.          Organization and Qualification; Subsidiaries.............  A-27
SECTION 5.2.          Certificate of Incorporation and Bylaws..................  A-28
SECTION 5.3.          Capitalization...........................................  A-28
SECTION 5.4.          Authority................................................  A-29
SECTION 5.5.          No Conflict; Required Filings and Consents...............  A-29
SECTION 5.6.          SEC Filings; Financial Statements........................  A-30
SECTION 5.7.          No Undisclosed Liabilities...............................  A-30
SECTION 5.8.          Absence of Certain Changes or Events.....................  A-31
SECTION 5.9.          Absence of Litigation....................................  A-31
SECTION 5.10.         Licenses and Permits; Compliance with Laws...............  A-31
SECTION 5.11.         Unlawful Payments........................................  A-31
SECTION 5.12.         Taxes....................................................  A-31
SECTION 5.13.         Intellectual Property....................................  A-32
SECTION 5.14.         Environmental Matters....................................  A-32
SECTION 5.15.         Brokers..................................................  A-33
SECTION 5.16.         Pooling; Tax Matters.....................................  A-33
SECTION 5.17.         Registration Statement; Proxy Statement/Prospectus.......  A-33
SECTION 5.18.         Disclosure...............................................  A-34

                                ARTICLE VI. COVENANTS
SECTION 6.1.          Affirmative Covenants of the Company.....................  A-34
SECTION 6.2.          Negative Covenants of the Company........................  A-34

                         ARTICLE VII. ADDITIONAL AGREEMENTS
SECTION 7.1.          Access and Information...................................  A-37
SECTION 7.2.          Confidentiality..........................................  A-37
SECTION 7.3.          Proxy Statement/Prospectus and Registration Statement;
                      Company Stockholders Meeting.............................  A-38
SECTION 7.4.          HSR Act Matters..........................................  A-39
SECTION 7.5.          Public Announcements.....................................  A-39
SECTION 7.6.          Indemnification..........................................  A-39
SECTION 7.7.          Further Action; Commercially Reasonable Efforts..........  A-40
SECTION 7.8.          No Solicitation..........................................  A-41
SECTION 7.9.          Nasdaq Listing...........................................  A-42
SECTION 7.10.         Blue Sky.................................................  A-43
SECTION 7.11.         Affiliates...............................................  A-43
SECTION 7.12.         Event Notices............................................  A-43
SECTION 7.13.         Option Agreement.........................................  A-44
SECTION 7.14.         Tax Treatment............................................  A-44
SECTION 7.15.         Accountant Letters; Pooling of Interests.................  A-44
SECTION 7.16.         Board of Directors of Acquiror...........................  A-44
SECTION 7.17.         Rights Agreement.........................................  A-45
SECTION 7.18.         Exemption from Liability Under Section 16(b).............  A-45
SECTION 7.19.         Requisite Acquiror Approval..............................  A-45

                                                                                 PAGE
                                                                                 ----
                          ARTICLE VIII. CLOSING CONDITIONS
SECTION 8.1.          Conditions to Obligations of Acquiror, Merger Sub and the
                      Company to Effect the Merger.............................  A-46
SECTION 8.2.          Additional Conditions to Obligations of Acquiror and
                      Merger Sub...............................................  A-47
SECTION 8.3.          Additional Conditions to Obligations of the Company......  A-48
SECTION 8.4.          Delayed Closing by the Company...........................  A-49

                    ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1.          Termination..............................................  A-49
SECTION 9.2.          Effect of Termination....................................  A-52
SECTION 9.3.          Amendment................................................  A-52
SECTION 9.4.          Extension; Waiver........................................  A-52
SECTION 9.5.          Fees, Expenses and Other Payments........................  A-52

                            ARTICLE X. GENERAL PROVISIONS
SECTION 10.1          Effectiveness of Representations, Warranties and
                      Agreements...............................................  A-53
SECTION 10.2.         Notices..................................................  A-54
SECTION 10.3.         Certain Definitions......................................  A-55
SECTION 10.4.         Headings.................................................  A-57
SECTION 10.5.         Severability.............................................  A-57
SECTION 10.6.         Entire Agreement.........................................  A-57
SECTION 10.7.         Specific Performance.....................................  A-57
SECTION 10.8.         Assignment...............................................  A-58
SECTION 10.9.         Third Party Beneficiaries................................  A-58
SECTION 10.10.        Governing Law............................................  A-58
SECTION 10.11.        Counterparts.............................................  A-58

EXHIBITS
Exhibit A                 Company Affiliate Agreement
Exhibit B                 Acquiror Affiliate Agreement

SCHEDULES
Schedule 3.1              Subsidiaries and Ownership Interests of the Company
Schedule 3.3              Capitalization of the Company
Schedule 3.5              Filings and Consents
Schedule 3.8              Certain Changes or Events
Schedule 3.9              Litigation
Schedule 3.10             Licenses and Permits
Schedule 3.13             Intellectual Property
Schedule 3.14             Material Contracts
Schedule 3.15             Employee Benefit Plans
Schedule 3.15(f)          Other Tax Matters
Schedule 3.19             Insurance
Schedule 3.28             Excepted Encumbrances
Schedule 3.29             Transaction Expenses
Schedule 5.1              Subsidiaries and Ownership Interests of Acquiror
Schedule 5.3              Capitalization of Acquiror
Schedule 5.5              Filings and Consents
Schedule 5.9              Litigation
Schedule 7.11             Affiliates
Schedule 10.3(l)          Transaction Expenses

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 30th day of November, 1999, by and among MEDCO RESEARCH, INC., a Delaware corporation (the "Company"), KING PHARMACEUTICALS, INC., a Tennessee corporation ("Acquiror"), and MERLIN ACQUISITION I CORP., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub").

     WHEREAS, each of the Boards of Directors of the Company, Acquiror and Merger Sub have each determined that it is advisable, and in the best interests of, their respective stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, be merged with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, certain holders of common stock, par value $.001 per share, of the Company ("Company Common Stock"), have entered into an agreement with Acquiror (the "Voting Agreement") pursuant to which, among other things, such holders have agreed to vote their shares of Company Common Stock in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, the Company and Acquiror have entered into a Stock Option Agreement (the "Option Agreement") pursuant to which the Company has granted to Acquiror an irrevocable option to purchase from the Company up to a number of authorized but unissued shares of Company Common Stock representing 19.9% of the outstanding shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

SECTION 1.1. The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of Acquiror.

SECTION 1.2. Effective Time.

     As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by Acquiror prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

SECTION 1.3. Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4. Certificate of Incorporation; Bylaws.

     At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

SECTION 1.5. Directors and Officers.

     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.6. Closing.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the parties hereto. It is the intention of the parties that the Closing shall occur as soon as practicable after the Company Stockholders Meeting.

SECTION 1.7. Subsequent Actions.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.8. Tax and Accounting Treatment of the Merger.

     It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and the Company within the meaning of Section 368(a) of the Code, and (b) be accounted for as a pooling of interests under GAAP. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                  ARTICLE II.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1. Conversion of Securities.

     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the securities referred to in this Section 2.1:

     (a) Common Stock. Each share of Company Common Stock (excluding any shares described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a portion of a share of common stock, no par value, of Acquiror ("Acquiror Common Stock") equal to the Exchange Ratio (as defined below). The shares of Acquiror Common Stock issuable to the holders of Company Common Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to Section 2.1(d), is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Each such certificate previously evidencing such shares of Company Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

     The "Exchange Ratio" shall be as follows:

          (i) if the Average Closing Price (as defined below) shall be greater than $49.87, the Exchange Ratio shall be the quotient obtained by dividing $34.00 by the Average Closing Price, rounded to the nearest 1/10,000;

          (ii) if the Average Closing Price shall be (A) less than or equal to $49.87 and (B) greater than or equal to $33.00, the Exchange Ratio shall be 0.6818; and

          (iii) if the Average Closing Price shall be less than $33.00, the Exchange Ratio shall be the quotient obtained by dividing $22.50 by the Average Closing Price, rounded to the nearest 1/10,000.

     "Average Closing Price" shall mean the average of the reported closing prices per share of Acquiror Common Stock on the National Association of Securities Dealers Automated Quotation System/National Market System ("Nasdaq") (or the last bid price in the absence of a trade) during the twenty (20) consecutive trading days ending with and including the third trading day immediately preceding the date of the Company Stockholders Meeting.

     (b) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

     (c) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) No Fractional Shares. No certificate or scrip representing any fractional shares of Acquiror Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this
Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a securityholder of Acquiror. Notwithstanding any other provision hereof, all holders of Company Common Stock otherwise entitled to receive fractional shares of Acquiror Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock to which the holder of Company Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of Acquiror Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

SECTION 2.2. Exchange of Certificates.

     (a) Exchange Agent. As soon as reasonably practicable after the Effective Time, Acquiror shall deposit with Union Planters Bank or an exchange agent designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the former holders of shares of Company Common Stock (excluding any shares described in Section 2.1(b)), for issuance and payment in accordance with this Article II (i) the shares of Acquiror Common Stock issuable pursuant to Section 2.1(a) and (ii) cash in an amount sufficient to make payment for fractional shares under Section 2.1(d) (such shares of Acquiror Common Stock and cash being hereinafter referred to as the "Exchange Fund"). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver Acquiror Common Stock (and cash for fractional shares) contemplated to be paid pursuant to Sections 2.1(a) and (d) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.2(a).

     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (excluding any shares described in Sections 2.1(b)): (i) a form letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of Merger Consideration pursuant to Section 2.1(a) and Section 2.1(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(j), and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of Acquiror that such Taxes have been paid or are not applicable, and (z) such Person surrendering such Certificate shall, if required by Acquiror, have such Person's signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this
Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.1, without any interest thereon.

     (c) Issuances to Affiliates. Notwithstanding anything herein to the contrary, any Certificate surrendered for exchange by any "affiliate" of the Company (as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act) shall not be exchanged until Acquiror shall have received a signed agreement from such "affiliate" as provided in Section 7.11 hereof.

     (d) No Further Rights in Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holder of Company Common Stock that have not theretofore complied with this Article II shall thereafter look only to the Acquiror for the Merger Consideration to which such holder is entitled pursuant hereto.

     (g) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Acquiror Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding of Tax. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Company Common Stock such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Acquiror (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Acquiror (or any Affiliate thereof) or the Exchange Agent.

     (i) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by Acquiror the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Acquiror shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

     (j) Distributions With Respect to Unexchanged Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate there shall be paid to the record holder of the shares of Acquiror Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock.

SECTION 2.3. Assumption of Obligations to Issue Stock.

     (a) Company Options. As of the Effective Time, (i) each outstanding option to purchase or acquire shares of Company Common Stock (an "Option") granted under the Company's 1989 Stock Option and Stock Appreciation Rights Plan (the "Company Stock Option Plan") shall be converted into an option to acquire Acquiror Common Stock as provided for in this Section 2.3(a), and (ii) each such option shall become vested as provided for in the Company Stock Option Plan and this Agreement. Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject as of the Effective Time (including the terms and conditions of the Company Stock Option Plan), except that (i) each Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Option was exercisable at the Effective Time multiplied by (B) the Exchange Ratio, provided, however, that no fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Option converted pursuant to this Section 2.3(a), and the holder of an Option exercisable for a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, cash (without interest) in an amount equivalent to the fair market value at the time of exercise of the fractional share of Acquiror Common Stock to which such holder would otherwise be entitled; and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Option shall be equal to the exercise price per share of Company Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. Except for changes to the Options, including the acceleration thereof, provided for in the Company Stock Option Plan by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which they did not have as of the Effective Time, or relieve the holders of such Options of any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided for herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The Company Stock Option Plan shall be assumed by Acquiror with respect to all outstanding Options granted under the Company Stock Option Plan, and no further options to purchase or acquire shares of Company Common stock or other awards or rights shall be granted under the Company Stock Option Plan after the Effective Time. The duration and other terms of the new options provided for in this Section 2.3(a) shall be the same as the original Options except that all references to the Company shall be references to Acquiror. Acquiror shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of the Options.

     (b) Form S-8. Acquiror shall (i) within ten (10) business days after the Effective Time, file one or more registration statements on Form S-8 (or amend existing registration statements on Form S-8) to become effective as soon as practicable after the Effective Time with respect to the shares of Acquiror Common Stock subject to Options granted under the Company Stock Option Plan (as converted pursuant to Section 2.3(a)); (ii) use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding; and (iii) within ten (10) business days after the Effective Time, prepare and submit to Nasdaq applications covering the shares of Acquiror Common Stock subject to such Options and use commercially reasonable efforts to cause such securities to be approved for listing as soon as practicable after the Effective Time, subject to official notice of issuance.

SECTION 2.4. Transfer Books.

     At the Effective Time, the transfer books of the Company with respect to all shares of capital stock and other securities of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, if any Certificates for shares of Company Common Stock (excluding any shares described in Section 2.1(b)) are presented to the Exchange Agent, the Surviving Corporation or Acquiror for any reason, such Certificates shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

SECTION 2.5. Certain Adjustments.

     If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or of Acquiror Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of Acquiror Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquiror and Merger Sub, subject to the exceptions set forth in the Company's disclosure schedule (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 3.1. Organization and Qualification; Subsidiaries.

     (a) Each of the Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has no Subsidiaries (as defined below) other than those listed in Schedule 3.1, each of which is wholly-owned by the Company, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1.

     (b) For purposes of this Agreement, a "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

SECTION 3.2. Certificate of Incorporation and Bylaws.

     The Company has heretofore delivered to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

SECTION 3.3. Capitalization.

     (a) The authorized capital stock of the Company consists of forty million (40,000,000) shares of Company Common Stock and twenty million (20,000,000) shares of preferred stock, par value $.001 per share, of the Company ("Company Preferred Stock"). As of the date hereof: (i) eleven million seven hundred fifty-seven thousand two hundred seventy (11,757,270) shares of Company Common Stock are issued and outstanding; (ii) one million twenty-four thousand three hundred fifty-six (1,024,356) shares of Company Common Stock have been reserved for issuance upon the exercise of the options under the Company Stock Option Plan; (iii) one million seventy-four thousand three hundred (1,074,300) shares of Company Common Stock are held by the Company in the Company's treasury and
(iv) no shares of Company Preferred Stock are issued or outstanding. Schedule 3.3 sets forth a complete and correct list, as of the date hereof, of the number of shares of Company Common Stock subject to the Options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Company Common Stock granted under the Company Stock Option Plan in each case including the dates of grant and exercise prices thereof.

     (b) All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the shares of Company Common Stock issuable pursuant to the Option Agreement and shares of Company Common Stock issuable upon exercise of the rights (the "Rights") distributed pursuant to the Rights Agreement dated as of April 14, 1998, between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") to holders of Company Common Stock pursuant to the Rights Agreement, (i) there are not issued, reserved for issuance or outstanding
(A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and any obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, the Company or any Company Subsidiary, (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) except as contemplated in this Agreement, the Company is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except for the Option Agreement, the option agreements under the Company Stock Option Plan and the Rights Agreement, neither the Company nor any Company Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of the Company or any of the Company Subsidiaries that are outstanding or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

     (d) The Company represents and warrants to Acquiror and Merger Sub that on the Closing Date, the aggregate number of outstanding shares of Company Common Stock on a fully diluted basis (assuming full exercise of the Options) shall not exceed twelve million seven hundred eighty-one thousand six hundred twenty-six (12,781,626) shares.

SECTION 3.4. Authority.

     The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the Agreement by the Company's stockholders required by Delaware Law ("Company Stockholder Approval"),

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to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.5. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not,
(i) conflict with or violate the certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected, or
(iii) except as set forth in Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), by or with respect to the Company or any Company Subsidiary, except
(i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the New York Stock Exchange ("NYSE") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the U.S. Food and Drug Administration (the "FDA"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in
Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,
(A) would not prevent or delay consummation of the Merger

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

in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

     (c) Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the transactions contemplated by this Agreement or the Option Agreement will not, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) except pursuant to the Company Stock Option Plan accelerate the vesting of any stock option or of any shares of restricted stock or other securities of the Company.

SECTION 3.6. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1995, and has heretofore furnished to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q,
(iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K, and (v) other reports or registration statements filed by the Company (collectively, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 3.7. No Undisclosed Liabilities.

     Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Company SEC Reports through the date of the filing of the Company's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending September 30, 1999, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which have not had, and will not have, a Material Adverse Effect on the Company and (c) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

SECTION 3.8. Absence of Certain Changes or Events.

     Since September 30, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, and except as set forth on Schedule 3.8, there has not been (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by the Company or any Company Subsidiary to any current or former director, officer or employee of the Company or any of the Company Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation and annual stock option awards granted on November 12, 1999 (as set forth on Schedule 3.8) in the ordinary course of business consistent with past practice, (x) any granting by the Company or any of the Company Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (y) any entry by the Company or any of the Company Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (z) any amendment to, or modification of, any Option, (v) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (vii) any Tax election that would be reasonably likely to have a Material Adverse Effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 3.9. Absence of Litigation.

     Except as set forth on Schedule 3.9 and except as set forth in the Company's annual report on Form 10-K filed with the SEC on March 16, 1999, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on the Company or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by the Option Agreement, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

SECTION 3.10. Licenses and Permits; Compliance with Laws.

     Set forth on Schedule 3.10 is a true and complete list of all permits, licenses, franchises, authorizations and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities held by the Company and the Company Subsidiaries (the "Company Permits"). The Company

Permits constitute all permits, licenses and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted and for the Company and the Company Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on the Company.

SECTION 3.11. Unlawful Payments.

     None of the Company, any Company Subsidiary, or any officer, director, employee, agent or representative of the Company or any Company Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any Company Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 3.12. Taxes.

     The Company and the Company Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation in respect of Taxes that they are required to file, including extensions, and all such returns, reports, information statements and other documentation are correct and complete in all material respects. The Company and the Company Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on the Company) and, in the case of material Taxes accruing but not due, the Company has made adequate provisions in its books and records and financial statements for such payments. The Company and the Company Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors, creditor or other third party, all amounts required by law to be withheld except where the liability for which would not have a Material Adverse Effect on the Company, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, (a) there are no assessments of, or claims against, the Company or the Company Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on the Company, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of the Company or any Company Subsidiary in respect of Taxes and neither the Company nor any Company Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

SECTION 3.13. Intellectual Property.

     (a) Schedule 3.13 sets forth a list and brief description of all Intellectual Property owned, utilized or licensed by the Company and the Company Subsidiaries (all of the foregoing items collectively referred to as the "Company Intellectual Property"). Schedule 3.13 identifies the Company Intellectual Property based on the following categories: (i) inventions, patents and patent applications, (ii) trademarks and trade names, (iii) copyrights, (iv) licenses and (v) other Intellectual Property. The Company has furnished Acquiror with copies of all license agreements to which the Company or any Company Subsidiary is a party, either as licensor or licensee, with respect to the Company Intellectual Property. The Company and the Company Subsidiaries have good title to or, to the knowledge of the Company after due investigation in accordance with prudent business practices for a company engaged in a business similar to that of the Company ("Due Investigation"), the right to use, all the Company Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the businesses of the Company and the Company Subsidiaries, as presently conducted or currently proposed to be conducted, without the payment of any royalty or similar payment except to the extent disclosed on Schedule 3.13. To the knowledge of the Company after Due Investigation, none of the Company or any of the Company Subsidiaries is infringing on any Intellectual Property right of others, or has knowledge of any infringement by others of such rights of the Company or any of the Company Subsidiaries.

     (b) All licenses set forth on Schedule 3.13 are valid and binding obligations of the Company or one or more of the Company Subsidiaries, as the case may be, and to the knowledge of the Company, of the other parties thereto, and enforceable against the Company or one or more of the Company Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms. Except as set forth on
Schedule 3.13, the Company and the Company Subsidiaries own and possess all right, title and interest in and to, or have the right to use pursuant to a valid license, all the Company Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as presently conducted or currently proposed to be conducted.

     (c) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Company Intellectual Property have executed nondisclosure agreements and either (i) have been or are party to a written agreement with the Company or one or more of the Company Subsidiaries that has accorded the Company and such Company Subsidiaries full, effective, exclusive and original ownership of all Company Intellectual Property used or required by the Company and the Company Subsidiaries in the Company's and the Company Subsidiaries' business, or
(ii) have executed appropriate instruments of assignment in favor of the Company or one or more of the Company Subsidiaries as assignees that have conveyed to the Company and such Company Subsidiaries full, effective, and exclusive ownership of all Company Intellectual Property.

     (d) The Company also has delivered to Acquiror correct and complete samples or copies of all trademarks, service marks, trade names, copyrights, patents, registrations and, as relate to the foregoing, applications, licenses, agreements and permissions (as amended to date) held by the Company and the Company Subsidiaries, and have made available to Acquiror correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Company Intellectual Property necessary for the conduct of the business of the Company and the Company Subsidiaries as heretofore and as currently conducted, each as set forth on Schedule 3.13: (i) with respect to each item of Company Intellectual Property not owned by the Company, to the knowledge of the Company after Due Investigation, the identified owner of such item possesses all right, title, and interest in and to the item; (ii) the item is not subject to any outstanding judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator; (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the knowledge of the Company after Due Investigation, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) except as set forth on
Schedule 3.13, neither the Company nor any of the Company Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (e) Except as set forth on Schedule 3.13, all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company or any Company Subsidiary in the administration and conduct of their respective businesses (i) will be able to process date data (including, but not limited to, calculating, comparing, and sequencing) in a consistent manner from, into and between the twentieth century (through 1999), the year 2000 and the twenty-first century, including leap year calculations, and (ii) will not malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing, and/or receiving (A) date-related data into and between the twentieth and twenty-first centuries, and (B) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

SECTION 3.14. Material Contracts.

     (a) Schedule 3.14 sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Company Material Contracts"): (i) agreements filed as an exhibit to the Company SEC Reports which remain in full force and effect and each agreement that would have been required to be filed as an exhibit to the Company SEC Reports if such agreement had been entered into as of the date of filing of any such Company SEC Report; (ii) employment, severance, termination, consulting and retirement agreements; (iii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments and guarantees of any of the foregoing; (iv) agreements that require aggregate annual payments of more than Fifty Thousand Dollars ($50,000)(unless such agreements are terminable without penalty upon ninety (90) days (or less) notice); (v) agreements containing any provisions with respect to a "change in control"; (vi) agreements with any employee, director, officer or beneficial owner (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of five percent (5%) or more of Company Common Stock; (vii) agreements or arrangements concerning a partnership or joint venture; (viii) agreements or arrangements requiring confidentiality of the Company except to the extent that such agreements or arrangements are not material and have been in effect for at least five (5) years; (ix) agreements and arrangements requiring noncompetition by the Company; (x) agreements relating to the manufacturing, packaging, marketing, sale or distribution by the Company or any Company Subsidiary of any products owned or licensed by the Company or any Company Subsidiary; (xi) all leases (or subleases) with respect to real property leased by the Company as lessee or sublessee ("Real Property Leases"); and (xii) agreements for a remaining term of five (5) years or more with any customer of the Company or any Company Subsidiary.

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

     (b) Except as set forth in Schedule 3.14, all the Company Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for defaults which would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of all Company Material Contracts have been delivered to Acquiror.

SECTION 3.15. Employee Benefit Plans.

     (a) Schedule 3.15 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "Benefit Plans"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any entity required to be aggregated with the Company which is a member of the "controlled group of corporations" which includes the Company within the meaning of Section 414(b) or
(c) of the Code (each, a "Company Commonly Controlled Entity") for the benefit of present and former employees or directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Company Benefit Plans"). Any Company Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan".

     (b) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Company Benefit Plans is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a Material Adverse Effect to the Company or any Company Commonly Controlled Entity.

     (c) No Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (d) No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Company Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Company Commonly Controlled Entity.

     (e) The Company has furnished to Acquiror complete copies, as of the date hereof, of all of the Company Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans that have not been reduced to writing. The Company has furnished to Acquiror complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Benefit Plans.

     (f) Except as set forth in Schedule 3.15(f), no amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(f), no such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. Except as set forth in Schedule 3.15(f), the Board of Directors of the Company has not granted to any officer, director or employee of the Company or any Company Subsidiary any right to receive any Parachute Gross Up Payment. Schedule 3.15(f) sets forth the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Options will vest pursuant to their terms in connection with this Agreement or the Merger.

     (g) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports, PBGC 1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code ("COBRA"), and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") have been met with respect to each Company Benefit Plan.

     (h) No Company Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

     (i) The Company has made all contributions and other payments required by and due under the terms of each Company Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Company Benefit Plan that will increase Acquiror's, the Company's or any Company Commonly Controlled Entity's obligation under any Company Benefit Plan.

     (j) No Company Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Company Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

     (k) No Company Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of the Company or any Company Common Controlled Entity other than benefits required pursuant to COBRA.

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

     (l) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by the Company or a Company Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

SECTION 3.16. Properties; Assets.

     Neither the Company nor any of the Company Subsidiaries owns (of record or beneficially) any real property or has any interest in any real property other than the leasehold interests granted pursuant to the Real Property Leases. The Company or one of the Company Subsidiaries is the lessee of all leasehold estates granted pursuant to the Real Estate Leases and is in possession of the properties purported to be leased thereunder, and each such Real Property Lease is valid without default thereunder by the lessee. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

SECTION 3.17. Labor Relations.

     Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. The Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

SECTION 3.18. Environmental Matters.

     (a) Except for matters which would not have a Material Adverse Effect on the Company, (i) the Company, each Company Subsidiary and, to the knowledge of the Company, each Product Licensee is in compliance with all applicable Environmental Laws (as defined below); (ii) none of the Company, any Company Subsidiary or, to the knowledge of the Company, any Product Licensee has received any written communication that alleges that the Company, any Company Subsidiary or any Product Licensee is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by the Company, each Company Subsidiary and, to the knowledge of the Company, each Product Licensee pursuant to the Environmental Laws ("Company Environmental Permits") are in full force and effect, the Company, each Company Subsidiary and, to the knowledge of the Company, each Product Licensee is in compliance with all of the terms of such Company Environmental Permits, and no other permits or other governmental authorizations are required by the Company, any Company Subsidiary or, to the knowledge of the Company, any Product Licensee, for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by the Company, each Company Subsidiary and, to the knowledge of the Company, each Product Licensee of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

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     (b) There is no Company Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against or involving the Company, any of the Company Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past or present actions or activities by the Company, any Company Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Company Environmental Claim against the Company or any Company Subsidiary or against any Person whose liability for any Company Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

     (d) As used herein, these terms shall have the following meanings:

          (i) "Company Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by the Company, any Company Subsidiary or any Product Licensee or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

          (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials, including sources of ionizing and nonionizing radiation", "petroleum products or wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

SECTION 3.19. Insurance.

     Schedule 3.19 contains a list of all insurance policies of director and officer liability, title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance in force with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of the Company's Board of Directors, considering the Company and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and

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enforceable. Neither the Company nor any of the Company Subsidiaries has
received or given notice of cancellation with respect to any such insurance policies.

SECTION 3.20. Board Approval; Vote Required.

     The Board of Directors of the Company has determined that the transactions contemplated by this Agreement and the Option Agreement are advisable and in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 3.21. Opinion of Financial Advisor.

     The Board of Directors of the Company has received the written opinion of Hambrecht & Quist LLC, the Company's financial advisor, that the Merger Consideration to be received by the Company's stockholders pursuant to this Agreement is fair from a financial point of view to the holders of shares of Company Common Stock. A copy of such opinion has been delivered to Acquiror, and such opinion has not been withdrawn or modified in any material respect.

SECTION 3.22. Brokers.

     Except for Hambrecht & Quist LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Acquiror a complete and correct copy of all agreements between the Company and Hambrecht & Quist LLC pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement and the Option Agreement.

SECTION 3.23. Takeover Provisions Inapplicable.

     Prior to the date of this Agreement, the Board of Directors of the Company has taken all requisite action to cause this Agreement and the transactions contemplated by this Agreement (including those contemplated by the Option Agreement) to be exempt from Section 203 of the Delaware Law. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement or the Option Agreement.

SECTION 3.24. Pooling; Tax Matters.

     Neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) constituting a reorganization within the meaning of Section 368(a) of the Code.

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SECTION 3.25. Registration Statement; Proxy Statement/Prospectus.

     The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to the Company Stockholders Meeting, such proxy statement, together with the prospectus relating to the shares of Acquiror Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

SECTION 3.26. Rights Agreement.

     The Company has taken all actions necessary to cause the Rights Agreement to be amended to (a) render the Rights Agreement inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, and (b) ensure that (i) none of Acquiror, Merger Sub or any other Acquiror Subsidiary is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of this Agreement and the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreement and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement and the Option Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement and the Option Agreement.

SECTION 3.27. Regulatory Compliance.

     (a) As to each product subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") and the Public Health Services Act ("PHSA") and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration ("DEA") under the Controlled

                                      A-22
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Substances Act ("CSA") and the regulations thereunder (each such product, a
"Pharmaceutical Product") that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any Company Subsidiary, or any Pharmaceutical Product licensed by the Company to any licensee of the Company or any Company Subsidiary (a "Product Licensee"), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company, any Company Subsidiary, and, to the knowledge of the Company after Due Investigation, each Product Licensee in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations relating to investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, labeling, advertising, record keeping, filing of reports including but not limited to adverse event reports as required by 21 C.F.R. sec. 314.80, and security, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. None of the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee has received any notice or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of, or the labeling and promotion of any Pharmaceutical Product described in this Section 3.27 or (ii) otherwise alleging any violation of any laws, rules or regulations by the Company, any Company Subsidiary or any Product Licensee which would have a Material Adverse Effect on the Company.

     (b) No Pharmaceutical Products of the Company or any Company Subsidiary or Pharmaceutical Products which are licensed by the Company to any Product Licensee have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by the Company, any Company Subsidiary or any Product Licensee in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 1995. There are no completed or pending efforts to impose a clinical hold on any clinical investigation, proceedings seeking the recall, withdrawal, replacement, suspension or seizure of any such Pharmaceutical Product, or proceedings seeking the suspension or revocation of any DEA registration including an order to show cause against the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee, nor have any such efforts or proceedings been pending at any time since January 1, 1995 which would have a Material Adverse Effect on the Company.

     (c) As to each biological drug or other drug of the Company or the Company Subsidiaries for which a biological license application establishment license application, product license application, new drug application, investigational new drug application, abbreviated new drug application, registration issued by the DEA, or similar state or foreign regulatory application has been approved, the Company, the Company Subsidiaries and, to the knowledge of the Company after Due Investigation, the Product Licensees are in compliance with 21 U.S.C. sec. 355, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314,
601, and 1301 et seq., respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. As to each such biological drug or other drug, the Company and any relevant Company Subsidiary and, to the knowledge of the Company after Due Investigation, Product Licensee, and the officers, employees or agents of the Company, such Company Subsidiary and, to the knowledge of the Company after Due Investigation, the officers, employees or agents of any Product Licensee have included in the application for such biological drug or other drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar law and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter, except in the case where the failure of such application to be true and accurate would not have a Material Adverse Effect on the Company. In addition, the Company, the Company Subsidiaries and, to the knowledge of the Company after Due Investigation, Product Licensees are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar laws.

     (d) Each article of any biological drug or other drug manufactured and/or distributed by the Company, any of the Company Subsidiaries and, to the knowledge of the Company after Due Investigation, any Product Licensee is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar laws), and is not a product that is in violation of 21 U.S.C. sec. 355, 42 U.S.C. sec. 351 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on the Company.

     (e) Except with respect to Lyphomed and Lyphomed's officers, employees and agents, none of the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee, or any officer, employee or agent of either the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee, or any officer, employee or agent of the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

     (f) None of the Company, any Company Subsidiary or, to the knowledge of the Company after Due Investigation, any Product Licensee has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval of, request the recall of, or change the controlled substances schedules of any product of the Company, any Company Subsidiary or Product Licensee, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by the Company, any Company Subsidiary or Product Licensee, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with the Company, any Company Subsidiary or Product Licensee which would have a Material Adverse Effect on the Company.

     (g) The Company, each of the Company Subsidiaries and, to the knowledge of the Company after due investigation, the Product Licensees are not in violation of, in any material respect, and are in material compliance with, all applicable laws, rules and

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

regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, good laboratory practices, good clinical practices, investigational new drug requirements and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312.

     (h) To the extent that any biological drugs or other drug is intended for export from the United States, each of the Company, any Company Subsidiary and, to the knowledge of the Company after Due Investigation, each Product Licensee is in full compliance with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act (21 U.S.C. sec. 951, et. seq.

     (i) The Company and each of the Company Subsidiaries and, to the knowledge of the Company after Due Investigation, Product Licensees are not in violation of and are in material compliance with all applicable laws, rules and regulations regarding the manufacture, analysis, distribution and investigation of controlled substances including, but not limited to, the requirements provided by 21 U.S.C. sec. 801, et. seq., and 21 C.F.R. sec. 1300 et. seq.

     (j) The Company has provided or made available to Acquiror all documents in its possession, the possession of the Company Subsidiaries or, to the knowledge of the Company after Due Investigation, the possession of Product Licensees concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements.

SECTION 3.28. Current Cash Reserves; Indebtedness.

     As of the date of this Agreement, the aggregate amount of (i) the Company's cash on hand, plus (ii) liquid investments of the Company with a maturity of three years or less ((i) and (ii) "Current Cash Reserves") is at least Sixty Four Million Dollars ($64,000,000). The Company owns all such Current Cash Reserves free and clear of all Encumbrances, except as set forth in Schedule
3.28. As of the date of this Agreement, the Company has no Indebtedness.

SECTION 3.29. Transaction Expenses.

     As of the date of this Agreement, the aggregate good faith estimate of the Transaction Expenses to be incurred by the Company in connection with the Merger are as set forth on Schedule 3.29.

SECTION 3.30. Disclosure.

     No representation or warranty of the Company in this Agreement and no statement in the Company's disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.

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                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization and Qualification.

     Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 4.2. Certificate of Incorporation and Bylaws.

     Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3. Authority.

     Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.4. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not,
(i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in

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

the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

     (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, the National Association of Securities Dealers, Inc. (the "NASD"), the HSR Act and the FDA,
(B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                  OF ACQUIROR

     Acquiror represents and warrants to the Company subject to the exceptions set forth herein and in Acquiror's disclosure schedules (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

SECTION 5.1. Organization and Qualification; Subsidiaries.

     Each of Acquiror and each Subsidiary of Acquiror, (each an "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Acquiror and each Acquiror Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not have a Material Adverse Effect on Acquiror. Acquiror and each Acquiror Subsidiary has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which would not have a Material Adverse Effect on Acquiror. The Acquiror has no Subsidiaries other than those listed in Schedule 5.1, each of which is wholly-owned by the Acquiror, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1.

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

SECTION 5.2. Certificate of Incorporation and Bylaws.

     Acquiror has heretofore delivered to the Company a complete and correct copy of the articles of incorporation and the bylaws of Acquiror, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its articles of incorporation or bylaws.

SECTION 5.3. Capitalization.

     (a) The authorized capital stock of Acquiror consists of one hundred fifty million (150,000,000) shares of Acquiror Common Stock. As of November 12, 1999:
(i) forty-eight million two hundred thirty-four thousand two hundred thirty-three (48,234,233) shares of Acquiror Common Stock were issued and outstanding; (ii) four million eight hundred thousand (4,800,000) shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive Acquiror Common Stock granted under Acquiror's 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan"); (iii) four hundred fifty thousand (450,000) shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding stock options or other rights to receive Acquiror Common Stock granted under Acquiror's 1998 Non-employee Director Stock Option Plan (the "1998 Plan", and together with the 1997 Plan, the "Acquiror Stock Option Plans"), and
(iv) no shares of Acquiror Common Stock were held by Acquiror in Acquiror's treasury. Schedule 5.3 sets forth a complete and correct list, as of November 24, 1999, of the number of shares of Acquiror Common Stock subject to employee stock options or other rights to purchase or receive Acquiror Common Stock granted under the Acquiror Stock Option Plans, the dates of grant and exercise prices thereof.

     (b) All outstanding shares of capital stock of Acquiror are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes resulting from the issuance of shares of Acquiror Common Stock pursuant to the Acquiror Stock Option Plans or as expressly permitted by this Agreement, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Acquiror, (B) any securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in Acquiror or any Acquiror Subsidiary, (C) any warrants, calls, options or other rights to acquire from Acquiror or any Acquiror Subsidiary, and any obligation of Acquiror or any Acquiror Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, Acquiror or any Acquiror Subsidiary, (ii) there are no outstanding obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, and (iii) except as contemplated in this Agreement, Acquiror is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

     (c) Except as described in Schedule 5.3, as of the date hereof, neither Acquiror nor any Acquiror Subsidiary is a party to any agreement granting any preemptive or

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antidilutive rights with respect to any securities of Acquiror or any Acquiror
Subsidiary that are outstanding as of the date hereof, or with respect to any securities of Acquiror or any Acquiror Subsidiary that may be subsequently issued upon the conversion or exercise of any instrument outstanding as of the date hereof. Other than Acquiror Subsidiaries, Acquiror does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other Person.

SECTION 5.4. Authority.

     Acquiror has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the stockholders of Acquiror of the issuance of Acquiror Common Stock pursuant to this Agreement if the aggregate number of shares of Acquiror Common Stock to be issued at Closing will exceed nineteen and nine-tenths percent (19.9%) of the number of shares of Acquiror Common Stock issued and outstanding as of the Closing Date (the "Requisite Acquiror Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except to the extent Requisite Acquiror Approval may be required, the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. Acquiror, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

SECTION 5.5. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not,
(i) conflict with or violate the articles of incorporation or bylaws of Acquiror, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5 below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in
Schedule 5.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror or any Acquiror Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and (B) have a Material Adverse Effect on Acquiror.

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

     (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to Acquiror, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, the Nasdaq, the NASD, the HSR Act and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and (B) have a Material Adverse Effect on Acquiror.

SECTION 5.6. SEC Filings; Financial Statements.

     (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since June 2, 1998, and has heretofore delivered to the Company, in the form filed with the SEC since such date, together with any amendments thereto, all of its and their (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K and (v) other reports or registration statements filed by Acquiror and such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective filing dates, the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror included in the Acquiror SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 5.7. No Undisclosed Liabilities.

     Neither Acquiror nor any of the Acquiror Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Acquiror SEC Reports through the date of the filing of Acquiror's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending September 30, 1999, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which have not had, and will not have, a Material Adverse Effect on Acquiror and (c) liabilities or obligations which have not and will not have, a Material Adverse Effect on Acquiror.

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SECTION 5.8. Absence of Certain Changes or Events.

     Except as disclosed in the Acquiror SEC Reports, since September 30, 1999 there has not been any Material Adverse Effect on Acquiror.

SECTION 5.9. Absence of Litigation.

     Except as set forth in the Acquiror SEC Reports or on Schedule 5.9, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any Acquiror Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Acquiror or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by the Option Agreement, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary that would be reasonably likely to have a Material Adverse Effect on Acquiror.

SECTION 5.10. Licenses and Permits; Compliance with Laws.

     Acquiror and the Acquiror Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from Governmental Entities (the "Acquiror Permits") which are necessary for the operation of the businesses of Acquiror and the Acquiror Subsidiaries as presently conducted and for Acquiror and the Acquiror Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Acquiror. Acquiror and the Acquiror Subsidiaries are in compliance with the terms of the Acquiror Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Acquiror.

SECTION 5.11. Unlawful Payments.

     None of the Acquiror, any Acquiror Subsidiary, or any officer, director, employee, agent or representative of Acquiror or any Acquiror Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Acquiror or any Acquiror Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

SECTION 5.12. Taxes.

     Acquiror and the Acquiror Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Acquiror and the Acquiror Subsidiaries) in respect of Taxes (the "Tax Returns") and all such Tax Returns are correct and complete in all material respects. Acquiror and the Acquiror Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on Acquiror) and, in the

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case of material Taxes accruing but not due, Acquiror has made adequate provision in its books and records and financial statements for such payment.

SECTION 5.13. Intellectual Property.

     (a) Acquiror's disclosure in the Acquiror SEC Reports with respect to all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by Acquiror or any Acquiror Subsidiary in the administration and conduct of their respective businesses does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) To Acquiror's knowledge, (i) none of Acquiror or any Acquiror Subsidiary is infringing on any Intellectual Property right of others, and (ii) no third party is infringing on the Intellectual Property rights of Acquiror or any Acquiror Subsidiary, except for, in the case of (i) or (ii), any infringement which would not have a Material Adverse Effect on Acquiror.

SECTION 5.14. Environmental Matters.

     (a) Except for matters which would not have a Material Adverse Effect on Acquiror, (i) Acquiror and each Acquiror Subsidiary is in compliance with all applicable Environmental Laws; (ii) neither Acquiror nor any Acquiror Subsidiary has received any written communication that alleges that Acquiror or any Acquiror Subsidiary is not in compliance with applicable Environmental Laws;
(iii) all permits and other governmental authorizations currently held by Acquiror and each Acquiror Subsidiary pursuant to the Environmental Laws ("Acquiror Environmental Permits") are in full force and effect, and Acquiror and each Acquiror Subsidiary is in compliance with all of the terms of such Acquiror Environmental Permits, and no other permits or other governmental authorizations are required by Acquiror or any Acquiror Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Acquiror and each Acquiror Subsidiary of any Hazardous Materials is and has been in compliance with all applicable Environmental Laws.

     (b) Except for matters which would not have a Material Adverse Effect on Acquiror, there is no Acquiror Environmental Claim (as defined below) pending or, to the knowledge of Acquiror, threatened against or involving Acquiror or any of the Acquiror Subsidiaries or against any Person whose liability for any Acquiror Environmental Claim Acquiror or any of the Acquiror Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except for matters which would not have a Material Adverse Effect on Acquiror, to the knowledge of Acquiror, there are no past or present actions or activities by Acquiror or any Acquiror Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Acquiror Environmental Claim against Acquiror or any Acquiror Subsidiary or against any Person whose liability for any Acquiror Environmental Claim Acquiror or any Acquiror Subsidiary may have retained or assumed either contractually or by operation of law.

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

     (d) As used herein, "Acquiror Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Acquiror or any Acquiror Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

SECTION 5.15. Brokers.

     Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of Acquiror.

SECTION 5.16. Pooling; Tax Matters.

     Neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (b) from constituting a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.17. Registration Statement; Proxy Statement/Prospectus.

     The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

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

SECTION 5.18. Disclosure.

     No representation or warranty of Acquiror in this Agreement and no statement in Acquiror's disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VI.

                                   COVENANTS

SECTION 6.1. Affirmative Covenants of the Company.

     The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations; (h) use reasonable efforts consistent with prudent business practices and the past practices of the Company to cause the cash reserves calculated pursuant to Section 8.2(f)(i) to exceed Fifty Six Million Five Hundred Thousand Dollars ($56,500,000) immediately following the Effective Time; (i) provide Acquiror with copies of all filings and correspondence with any Governmental Entities with respect to Company Intellectual Property with a reasonable period for Acquiror to review and comment on such filings or correspondence prior to the filing or sending thereof; and (j) if requested by Acquiror, provide Acquiror with periodic reports regarding the status of the Company Intellectual Property.

SECTION 6.2. Negative Covenants of the Company.

     Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Closing Date, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

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

     (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

     (b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

     (c) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities (except in connection with the exercise of outstanding Options); or (ii) amend or otherwise modify the terms of any such rights, warrants or options;

     (d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of the Company) thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding in the aggregate Fifty Thousand Dollars ($50,000.00) and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices; or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

     (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory in the ordinary course of business and consistent with past practices;

     (f) (i) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (ii) adopt, enter into, terminate or amend in any material respect (A) any Company Benefit Plan or (B) any other agreement, plan or policy involving the Company or the Company Subsidiaries, and one or more of its current or former directors, officers or employees; (iii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or the Company Subsidiaries); (iv) pay any benefit or amount not required under any Company Benefit Plan or any other benefit plan or arrangement of the Company or the Company Subsidiaries as in effect on the date of this Agreement; (v) increase in any manner the severance or termination pay of any current or former director, officer or employee; (vi) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder); (viii) amend or modify any Option, (ix) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (x) take any action to accelerate the vesting of payment of any compensation or benefit under any Company Benefit Plan or (xi) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

     (g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

     (h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP;

     (i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any long-term debt;

     (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

     (k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Company Material Contract;

     (l) enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the products of the Company or the Company Subsidiaries, or products licensed by the Company or the Company Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings in place as of the date of this Agreement (that have been disclosed in writing to Acquiror prior to the date hereof) in accordance with their terms as of the date hereof;

     (m) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Company Material Contract;

     (n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Fifty Thousand Dollars ($50,000) in the aggregate or in accordance with their terms or liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports; (ii) cancel any indebtedness; (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which the Company or any of the Company Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which the Company or any of the Company Subsidiaries is a party;

     (o) transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property;

     (p) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

     (q) take any action that would be reasonably likely to prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP;

     (r) accelerate the collection of any accounts receivable; or

     (s) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII.

                             ADDITIONAL AGREEMENTS

SECTION 7.1. Access and Information.

     During the period from the date hereof to the Effective Time (the "Interim Period"), the Company and Acquiror shall, and shall cause the Company Subsidiaries and the Acquiror Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries or Acquiror and the Acquiror Subsidiaries, as the case may be, as such other party may reasonably request.

SECTION 7.2. Confidentiality.

     Acquiror and the Company each acknowledge and agree that: (i) all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreement previously executed between the Company and Acquiror (the "Confidentiality Agreement"), (ii) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreement with respect to such information, and

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(iii) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 7.3.Proxy Statement/Prospectus and Registration Statement; Company
            Stockholders Meeting.

     (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement/Prospectus, and Acquiror shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Acquiror shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by either Acquiror or the Company without the other party's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

     (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, declare that this Agreement is advisable and recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any

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

time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by Delaware Law and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

SECTION 7.4. HSR Act Matters.

     Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use their best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby and by the Option Agreement. Acquiror and the Company shall each pay one-half (1/2) of all filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby.

SECTION 7.5. Public Announcements.

     Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement.

SECTION 7.6. Indemnification.

     (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law; provided, however, that, notwithstanding the foregoing and the provisions regarding indemnification set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, the certificate of incorporation and bylaws of the Surviving Corporation may contain provisions prohibiting indemnification in respect of actions or omissions if the person that would be entitled to such indemnification shall have been adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (b) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Acquiror or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware
Law), provided, however, that no Indemnified Party shall be entitled to any indemnification or expenses pursuant to this Section 7.6 in respect of any Claim, issue or matter as to which such Indemnified Party shall have been adjudged to be grossly negligent or to have committed or engaged in willful misconduct.

     (c) Any Indemnified Party wishing to claim indemnification under this
Section 7.6, promptly upon learning of any such Claim, shall notify Acquiror and the Surviving Corporation (although the failure so to notify Acquiror and the Surviving Corporation shall not relieve Acquiror and the Surviving Corporation from any liability which Acquiror and the Surviving Corporation may have under this Section 7.6, except to the extent such failure prejudices Acquiror and the Surviving Corporation), and shall deliver to Acquiror and the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law.

     (d) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six (6) years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Effective Time); provided that the aggregate premium payable for such insurance shall not exceed 125% of the last annual premium paid for such coverage prior to the date hereof.

SECTION 7.7. Further Action; Commercially Reasonable Efforts.

     (a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, Acquiror or any Company Subsidiary or Acquiror Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

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

     (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or the Option Agreement or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

     (c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or which would result in a breach of any covenant made by it in this Agreement.

SECTION 7.8. No Solicitation.

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, the Company shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of the Company or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to
(i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, the Company shall promptly notify Acquiror of any such inquiries and proposals received by the Company or any of its Subsidiaries or Representatives, relating to any of such matters; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from (A) furnishing information to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if, and only to the extent that, (w) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined), (x) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to take such action would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law, (y) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company provides prompt written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (which notice shall identify the nature and material terms of the proposal), and (z) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement with provisions no less favorable to the Company than the Confidentiality Agreement. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. The

Company shall as promptly as practicable provide Acquiror with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. The Company shall inform Acquiror as promptly as practicable of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal. The Company agrees to keep Acquiror fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal.

     (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or its
Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or ten percent (10%) or more of the equity securities of, the Company or any of its Subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Merger; (ii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company or any Company Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by any Person that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger (after consideration of, among other things, the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration to the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such Person.

     (d) Nothing contained in this Section 7.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that in any such cases the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless the Company and its Board of Directors have complied with all the provisions of this Section 7.8.

SECTION 7.9. Nasdaq Listing.

     Acquiror shall use reasonable efforts to cause the Acquiror Common Stock to be issued pursuant to Section 2.1(a) of this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

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

SECTION 7.10. Blue Sky.

     Acquiror shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of Acquiror Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

SECTION 7.11. Affiliates.

     (a) Each of the Company and Acquiror: (i) has disclosed to the other in
Schedule 7.11 hereto all Persons who are, or may be, as of the date hereof its "affiliates" as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act; and (ii) shall use all reasonable efforts to cause each Person who is identified as an "affiliate" of it in Schedule 7.11 to deliver to the other as promptly as practicable but in no event later than thirty-one (31) days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit A, in the case of the Company, and Exhibit B, in the case of Acquiror. The Company and Acquiror shall notify each other from time to time of all other Persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.11(a).

     (b) Shares of Company Common Stock and shares of Acquiror Common Stock held by the "affiliates" of the Company or Acquiror set forth in Schedule 7.11, as the case may be, shall not be transferable during the thirty (30) day period prior to the Effective Time, and shares of Acquiror Common Stock issued to, or as of the Effective Time held by, such "affiliates" of the Company and Acquiror shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of the Company and Acquiror have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such "affiliate" has provided the signed agreement referred to in Section 7.11(a), except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Common Stock and any Acquiror Common Stock held by any such "affiliate" shall not be transferable, regardless of whether such "affiliate" has provided the applicable signed agreement referred to in Section 7.11(a), if such transfer, either alone or in the aggregate with other transfers by "affiliates", would preclude the ability of the parties to account for the transactions contemplated by this Agreement and the Option Agreement as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC. Acquiror shall not register the transfer of any shares of Acquiror Common Stock unless such transfer is made in compliance with the foregoing.

SECTION 7.12. Event Notices.

     During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement or the Option Agreement not to be satisfied and
(b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the

Merger and the other transactions contemplated by this Agreement or the Option Agreement not to be satisfied. No delivery of any notice pursuant to this
Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 7.13. Option Agreement.

     Concurrently with the execution of this Agreement, the Company shall deliver to Acquiror an executed Option Agreement. The Company agrees to fully perform to the fullest extent permitted under applicable law its obligations under the Option Agreement.

SECTION 7.14. Tax Treatment.

     Each of Acquiror and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

SECTION 7.15. Accountant Letters; Pooling of Interests.

     (a) Acquiror shall use reasonable efforts to cause to be delivered to the Company two letters from Acquiror's independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to Acquiror and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (b) The Company shall use reasonable efforts to cause to be delivered to Acquiror two letters from the Company's independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to the Company and Acquiror, in form reasonably satisfactory to Acquiror and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (c) Each of the Company and Acquiror shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and each of the Company and Acquiror agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 7.16. Board of Directors of Acquiror.

     Promptly following the Effective Time, the Board of Directors of Acquiror will take all actions necessary such that Richard C. Williams shall be appointed to Acquiror's Board of Directors as a Vice Chairman of the Company with a term expiring at the annual meeting of Acquiror's stockholders in 2001.

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

SECTION 7.17. Rights Agreement.

     The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.26) requested in writing by Acquiror in order to render the Rights issued pursuant to the Rights Agreement to purchase Company Common Stock inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreement and, if requested by Acquiror, to provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the Board of Directors of the Company shall not, without the prior written consent of Acquiror, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

SECTION 7.18. Exemption from Liability Under Section 16(b).

     (a) Provided that the Company delivers to Acquiror the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Acquiror, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Acquiror Common Stock in exchange for shares of Company Common Stock, and of options to purchase Acquiror Common Stock upon assumption and conversion by Acquiror of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

     (b) "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Acquiror Common Stock in connection with the Merger.

     (c) "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

SECTION 7.19. Requisite Acquiror Approval.

     If Requisite Acquiror Approval becomes necessary and Acquiror does not exercise Acquiror's termination right pursuant to Section 9.1(l), Acquiror shall (without waving any right to terminate this Agreement pursuant to Section 9.1(l) or otherwise) use commercially reasonable efforts to duly call, give notice of, convene and hold a meeting of Acquiror's stockholders in accordance with Tennessee Business Corporation Act, the Securities Act, the Exchange Act and Acquiror's articles of incorporation and bylaws, for the purpose of obtaining Requisite Acquiror Approval. In connection therewith, the Company shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper and advisable under applicable laws or otherwise, including, without limitation, making timely filings with the SEC and other Governmental Entities and, to the extent necessary, amending and recirculating the Proxy Statement/Prospectus.

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

                                 ARTICLE VIII.

                               CLOSING CONDITIONS

SECTION 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company
             to Effect the Merger.

     The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by each of the Company and Acquiror to their respective stockholders and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC.

     (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

     (d) Nasdaq Listing. Acquiror Common Stock issuable to the holders of Company Common Stock pursuant to Section 2.1(a) of this Agreement shall have been included for listing on Nasdaq upon official notice of issuance.

     (e) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

     (f) Company Pooling Letter. There shall have been delivered to Acquiror and the Company a letter from the Company's independent accountants, dated as of the Closing Date and addressed to Acquiror, the Company and Acquiror's independent accountants, reasonably satisfactory in form and substance to Acquiror and Acquiror's independent accountants, to the effect that (i) after reasonable investigation, the Company's independent accountants are not aware of any fact concerning the Company or any of the Company's stockholders or "affiliates" (as defined in Section 7.11) that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) the Merger is eligible to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     (g) Acquiror Pooling Letter. There shall have been delivered to Acquiror and the Company a letter from Acquiror's independent accountants, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that (i) after reasonable investigation, Acquiror's independent accountants are not aware of any fact concerning Acquiror or any of Acquiror's stockholders or "affiliates" (as defined in Section 7.11) that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) Acquiror's independent accountants concur in Acquiror's management conclusion that Acquiror may account for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     (h) Tax Opinion. The Company and Acquiror shall have received a legal opinion of the Company's counsel, on or before the date the Registration Statement shall become effective and subsequently on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code (it being understood that, (A) in rendering such opinion, the Company's legal counsel may rely upon tax representation letters from each of Acquiror, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel, and (B) if the Company's legal counsel does not render such opinion, the condition set forth in this Section shall nonetheless be deemed to be satisfied if Acquiror's legal counsel renders such an opinion to Acquiror).

     (i) Requisite Acquiror Approval. If Requisite Acquiror Approval becomes necessary, the Requisite Acquiror Approval shall have been obtained prior to the Extended Termination Date.

SECTION 8.2. Additional Conditions to Obligations of Acquiror and Merger Sub.

     The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time); provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.3 shall be true and correct in all respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     (c) No Material Adverse Changes. There shall have been no Material Adverse Effect on the Company since the date of this Agreement.

     (d) No Litigation. There shall not be pending or threatened any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this

Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any Acquiror Subsidiary any damages that may be material to Acquiror, (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company.

     (e) Consents Under Company Agreements. The Company shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on the Company.

     (f) Minimum Closing Cash Reserves; Indebtedness. Immediately following the Effective Time, the Company (i) shall have, after payment of all Transaction Expenses, at least Fifty Million Dollars ($50,000,000) in the aggregate of (A) cash on hand, plus (B) liquid investments with a maturity of three months or less, plus (C) with respect to any marketable securities liquidated by the Company in order to satisfy the condition set forth in clause (i)(B), the amount by which the Company's book value of such securities immediately prior to such liquidation exceeds the cash proceeds realized by the Company from such liquidation; provided, that the amount added pursuant to this clause (i)(C) shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate, plus
(D) the outstanding royalty payments due to the Company from Fujisawa Healthcare, Inc. ("Fujisawa") for the fiscal quarter ending December 31, 1999, to the extent not collected; provided, that if the Closing occurs after March 31, 2000, the amount added pursuant to this clause (i)(D) shall include the outstanding royalty payments due to the Company from Fujisawa for the fiscal quarter ending March 31, 2000, to the extent not collected, plus (E) the outstanding royalty payments due from Sanofi Pharma (France) ("Sanofi") to the Company for the fiscal quarter ending December 31, 1999, to the extent not collected; provided, that if the Closing occurs after March 3l, 2000, the amount added pursuant to this clause (i)(E) shall include the outstanding royalty payments due to the Company from Sanofi for the fiscal quarter ending March 31, 2000, to the extent not collected, plus (F) any amounts paid by the Company after the date hereof and prior to the Closing which have been specifically acknowledged in writing by Acquiror as permitted to be included for the purposes of this Section 8.2(f) as "cash on hand" of the Company as of Closing, and (ii) shall have no Indebtedness. Acquiror shall have received a certificate of the Chief Financial Officer of the Company to that effect and all information reasonably necessary for the Acquiror to determine the Company's satisfaction of the conditions set forth in this Section 8.1(f), including any releases or waivers Acquiror deems reasonably necessary from any Persons owed Transactions Expenses from the Company.

     (g) Release of Oral Contracts. The Company shall have obtained executed releases in form and substance reasonably satisfactory to Acquiror of all oral agreements set forth on Schedule 3.14.

SECTION 8.3. Additional Conditions to Obligations of the Company.

     The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement (except the transactions contemplated in the Option

Agreement) are also subject to the following conditions any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

     (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

     (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

     (c) No Material Adverse Change. There shall have been no Material Adverse Effect on Acquiror since the date of this Agreement.

SECTION 8.4. Delayed Closing by the Company.

     If the Closing hereunder shall not have occurred on or prior to February 29, 2000, and all of the conditions to Closing hereunder shall have otherwise been satisfied during the month of March 2000 (except for the requirement of the Company to satisfy the condition set forth in Section 8.2(f)(i) (the "Cash-on-Hand Condition")), then the Company, upon prior written notice delivered to Acquiror at least five (5) business days before the date which would otherwise be the Closing Date hereunder, shall have a one time right to delay the Closing Date for a period of up to thirty-five (35) days until the date on which the Cash-on-Hand Condition shall be satisfied (such notice from the Company shall designate the date to which the Company delays the Closing). Nothing in this Section 8.4 shall constitute or be deemed to constitute a waiver of any rights or conditions set forth in this Agreement and the parties acknowledge and agree that if the Closing is delayed as contemplated in this
Section 8.4, all of the Closing conditions set forth in this Article VIII must be satisfied or waived as of such delayed Closing Date.

                                  ARTICLE IX.

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1. Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

     (a) by mutual consent of Acquiror and the Company;

     (b) by Acquiror, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); provided, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 9.1(b);

     (c) by the Company, upon breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating Acquiror Breach"); provided, that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of their reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(c);

     (d) by either Acquiror or the Company, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

     (e) by either Acquiror or the Company, if the Merger shall not have been consummated on or before that date which is two hundred forty (240) calendar days after the date hereof; provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by Acquiror and/or the Company, as applicable, that Acquiror and/or the Company, as applicable, have substantially complied with such request, but in any event not later than that date which is three hundred (300) calendar days after the date hereof; provided, further, that if Requisite Acquiror Approval becomes necessary, then such date shall be extended to the earlier of (i) one hundred twenty days after the date of the Company Stockholders Meeting or (ii) the 120th day following written notice to the Company from Acquiror that such Requisite Acquiror Approval is required and delivery by Acquiror to the Company of a voting agreement, in substantially the same form as the Voting Agreement, executed by the "affiliates" (as defined in Section 7.11) of Acquiror, pursuant to which such affiliates agree to vote in favor of the issuance of shares of Acquiror Common Stock in connection with the Merger (such extended date for the Requisite Acquiror Approval, the "Extended Termination Date"); provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

     (f) by either Acquiror or the Company, if the requisite vote of the stockholders of the Company in favor of this Agreement shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to the Company if the Company has not complied with its obligations under Section 7.3(b);

     (g) by Acquiror, if (i) the Board of Directors of the Company withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or resolved to do so; (ii) the Board of Directors of the

Company fails to reconfirm its recommendation of this Agreement or the Merger within five (5) Business Days of a written request by Acquiror to do so; (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of the Company, within ten (10) Business Days after such tender offer or exchange offer is so commenced or such registration statement is so filed, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) the Company breaches in any material respect the Option Agreement;

     (h) by the Company, if the Board of Directors of the Company shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 7.8, that such Acquisition Proposal constitutes a Superior Proposal, and the Company gives Acquiror at least three (3) Business Days prior notice of its intention to effect such termination pursuant to this
Section 9.1(h), and the Company makes the payment required pursuant to Section 9.5(b) of this Agreement and pays the expenses for which the Company is responsible under Section 9.5(a) of this Agreement;

     (i) by Acquiror, if any Person (other than Acquiror or any Affiliate of Acquiror pursuant to the Option Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), other than a "group" comprised of some or all of the Persons listed on the signature pages to the Voting Agreement, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the then outstanding shares of capital stock of the Company;

     (j) by Acquiror, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on the Company which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from Acquiror of Acquiror's intention to terminate pursuant to this Section 9.1(j);

     (k) by the Company, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Acquiror which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from the Company of the Company's intention to terminate pursuant to this Section 9.1(k);

     (l) by Acquiror, if during a Twenty Day Period (as defined below), the Twenty Day Average Price (as defined below) shall be less than $30.00. For purposes of this Section 9.1(l), (i) "Twenty Day Average Price" shall mean the average of the reported closing prices per share of Acquiror Common Stock on the Nasdaq (or the last bid price in the absence of a trade) during twenty (20) consecutive trading days, and (ii) "Twenty Day Period" means any period of twenty (20) consecutive trading days for the Acquiror Common Stock; or

     (m) by Acquiror or the Company, if Requisite Acquiror Approval becomes necessary but is not obtained at a duly called meeting of the stockholders of Acquiror for such purpose (including any adjournment or postponement thereof).

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

SECTION 9.2. Effect of Termination.

     Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror or the Company or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of
Section 7.2 and Section 9.5 of this Agreement and the Option Agreement will remain in full force and effect and survive any termination of this Agreement.

SECTION 9.3. Amendment.

     This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company or the stockholders of Acquiror if Requisite Acquiror Approval becomes necessary, no amendment may be made which by law or rule of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.4. Extension; Waiver.

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bond thereby.

SECTION 9.5 Fees, Expenses and Other Payments.

     (a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that Acquiror and the Company shall share equally all costs and expenses (other than attorney's and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Proxy Statement/
Prospectus and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus and the fees required under the HSR Act and applicable foreign laws, if any, incurred in connection with the transactions contemplated under this Agreement.

     (b) If this Agreement is terminated (i) by Acquiror pursuant to Section 9.1(b), (ii) by Acquiror pursuant to Section 9.1(g), or (iii) by the Company pursuant to Section 9.1(h), then the Company shall pay to Acquiror a termination fee of Twelve Million Dollars ($12,000,000) in cash (the "Termination Fee"), immediately upon such termination.

     (c) If this Agreement is terminated by Acquiror pursuant to Section 9.1(l), then the Company shall pay to Acquiror a fee equal to two (2) times the Acquiror Transaction Expenses in addition to any amounts which may become payable pursuant to Section 9.5(e); provided, however, that in no event shall the fee payable pursuant to this Section 9.5(c) exceed Six Million Dollars ($6,000,000). For purposes of this Section 9.5(c), "Acquiror Transaction Expenses" shall mean all documented costs, fees, expenses and other amounts incurred or payable, directly or indirectly, by Acquiror or any Affiliate of Acquiror in connection with the Merger and this Agreement, including, without limitation, (i) all reasonable legal, accounting, brokerage and other fees, costs and expenses incurred for the benefit of Acquiror or any Affiliate of Acquiror and (ii) all filing, registration and other similar fees and expenses payable paid by or on behalf of Acquiror or any Affiliate of Acquiror.

     (d) If this Agreement is terminated pursuant to Section 9.1(e) as a result of the failure of the Company to timely fulfill any obligation under this Agreement, and if an Acquisition Proposal involving the Company is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement, the Company shall pay to Acquiror the Termination Fee, at or prior to the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

     (e) If this Agreement is terminated (i) by either Acquiror or the Company pursuant to Section 9.1(f) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders Meeting or (ii) by Acquiror pursuant to
Section 9.1(l), and, in the case of clause (i) or (ii), an Acquisition Proposal involving the Company is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement pursuant to Section 9.1(f) or
Section 9.1(l), as applicable, then the Company shall pay to Acquiror the Termination Fee at or prior to the consummation of such Acquisition Proposal or immediately upon the effective date of such agreement, whichever is earlier.

     (f) Any payment required to be made pursuant to Section 9.5(b), Section 9.5(c), Section 9.5(d) or Section 9.5(e) of this Agreement shall be made by wire transfer of immediately available funds to an account designated by Acquiror.

                                   ARTICLE X.

                               GENERAL PROVISIONS

SECTION 10.1. Effectiveness of Representations, Warranties and Agreements.

     (a) Except as set forth in Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

     (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that this Section 10.1(b) shall in no way limit or terminate any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to Article IX.

SECTION 10.2. Notices.

     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Acquiror:

         KING PHARMACEUTICALS, INC.
         501 Fifth Street
         Bristol, Tennessee 37620
         Telecopier No.: (423) 989-8006
         Attention: Chief Executive Officer
         and

         Telecopier No.: (423) 989-6282
         Attention: Executive Vice President and General Counsel

         With a copy (which shall not constitute notice) to:

         Hogan & Hartson L.L.P.
         8300 Greensboro Drive
         Suite 1100
         McLean, Virginia 22102
         Telecopier No.: (703) 610-6200
         Attention: Richard T. Horan, Jr., Esq.
                    Thomas E. Repke, Esq.

     (b) If to the Company:

         MEDCO RESEARCH, INC.
         7001 Weston Parkway, Suite 300
         Cary, North Carolina 27513
         Telecopier No.: (919) 653-7022
         Attention: Richard C. Williams, Chairman

         With a copy (which shall not constitute notice) to:

         Hofheimer, Gartlier & Gross
         530 Fifth Avenue
         New York, New York 10036
         Telecopier No.: (212) 661-3132
         Attention: Richard G. Klein, Esq.

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

SECTION 10.3. Certain Definitions.

     For purposes of this Agreement, the term:

     (a) "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "beneficial owner" (including the terms "beneficial ownership" and "beneficially own") means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange
Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     (c) "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "Encumbrance" shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

     (f) "Indebtedness" of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); provided,that for purposes of this clause (ii), "Indebtedness" shall not include (x) amounts that may become due to a clinical research organization in connection with the ordinary course annual "true-up" process pursuant to which the Company's actual payments for services rendered by such clinical research organization to the Company are reconciled against the actual services rendered or (y) milestone payments or license fees payable by the Company pursuant to the terms of the license agreements set forth on Schedule 3.13; (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

     (g) "Intellectual Property" means all (i) patents and patent applications,
(ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names,
(vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

     (h) "Material Adverse Effect" shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, earnings, condition (financial or otherwise) or prospects of such Person and its Subsidiaries, if any, taken as a whole, except to the extent in the case of Acquiror that any such change, event or effect is caused by a decline in the price of a share of Acquiror Common Stock or a change in the trading volume of Acquiror Common Stock;

     (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     (j) "reasonable efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts; and

     (k) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     (l) "Transaction Expenses" shall mean all costs, fees, expenses and other amounts incurred or payable (or reasonably expected to be incurred or payable), directly or indirectly, by the Company or any Affiliate of the Company, in connection with the Merger, including, without limitation, (i) all reasonable legal, accounting, brokerage and other fees, costs and expenses incurred for the benefit of the Company or any Affiliate of the Company, including, without limitation, the fees payable to Hambrecht & Quist LLC, (ii) all filing, registration and other similar fees and expenses paid by or on behalf of the Company or any Affiliate of the Company, (iii) the fees and expenses payable to Richard C. Williams or any other amounts payable upon a "change in control" of the Company or in connection with the consummation of the transactions contemplated herein, (iv) the adverse consequences on the Taxes payable by the Company, the Surviving Corporation and/or the Acquiror as a result of the payment of the amounts described in the preceding clause (iii), (v) all amounts paid or payable in connection with the extension of the Company's directors' and officers' liability insurance coverage pursuant to Section 7.6(d) hereof, and
(vi) fees, costs and expenses described on Schedule 10.3(l).

SECTION 10.4. Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6. Entire Agreement.

     This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) and the Option Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.7. Specific Performance.

     The transactions contemplated by this Agreement are unique. Accordingly, the Company acknowledges and agrees that, in addition to all other remedies to which

Acquiror or Merger Sub may be entitled, each of Acquiror and Merger Sub shall be entitled to a decree of specific performance.

SECTION 10.8. Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.9. Third Party Beneficiaries.

     Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10. Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.11. Counterparts.

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                          Name: John M. Gregory
                                          Title: Chairman of the Board &
                                                 Chief Executive Officer

                                          MEDCO RESEARCH, INC.

                                          By:    /s/ RICHARD C. WILLIAMS
                                          Name: Richard C. Williams
                                          Title: Chairman

                                          MERLIN ACQUISITION I CORP.

                                          By:      /s/ JOHN M. GREGORY
                                          Name: John M. Gregory
                                          Title: President

                             INDEX OF DEFINED TERMS

                                                                SECTION
                                                              -----------
Acquiror....................................................  PREAMBLE
Acquiror Common Stock.......................................  2.1(a)
Acquiror Permits............................................  5.10
Acquiror Environmental Claim................................  5.14(d)
Acquiror Environmental Permits..............................  5.14(a)
Acquiror SEC Reports........................................  5.6(a)
Acquiror Stock Option Plans.................................  5.3(a)
Acquiror Subsidiary and Acquiror Subsidiaries...............  5.1
Acquiror Transaction Expenses...............................  9.5(e)
Acquisition Proposal........................................  7.8(b)
Affiliate...................................................  10.3(a)
Agreement...................................................  PREAMBLE
Average Closing Price.......................................  2.1(a)
beneficial owner, beneficial ownership or beneficially
  own.......................................................  10.3(b)
Benefit Plans...............................................  3.15(a)
Blue Sky Laws...............................................  3.5(b)
Business Day................................................  10.3(c)
Cash-on-Hand Condition......................................  8.4
Certificate and Certificates................................  2.2(b)
Certificate of Merger.......................................  1.2
Claim.......................................................  7.6(b)
Closing.....................................................  1.6
Closing Date................................................  1.6
COBRA.......................................................  3.15(g)
Code........................................................  RECITALS
Company.....................................................  PREAMBLE
Company Benefit Plans.......................................  3.15(a)
Company Common Stock........................................  RECITALS
Company Commonly Controlled Entity..........................  3.15(a)
Company Environmental Claim.................................  3.18(d)(i)
Company Environment Permits.................................  3.18(a)
Company ERISA Plan..........................................  3.15(a)
Company Insiders............................................  7.18(c)
Company Intellectual Property...............................  3.13(a)
Company Material Contracts..................................  3.14(a)
Company Permits.............................................  3.10
Company Preferred Stock.....................................  3.3(a)
Company SEC Reports.........................................  3.6(a)
Company Stock Option Plan...................................  2.3(a)
Company Stockholder Approval................................  3.4
Company Stockholders Meeting................................  7.3(b)
Company Subsidiary and Company Subsidiaries.................  3.1(a)
Confidentiality Agreement...................................  7.2
control, controlled by, under common control with...........  10.3(d)
CSA.........................................................  3.27(a)
Current Cash Reserves.......................................  3.28
DEA.........................................................  3.27(a)
Delaware Law................................................  RECITALS
Due Investigation...........................................  3.13(a)

                                                                SECTION
                                                              -----------
Effective Time..............................................  1.2
Encumbrance.................................................  10.3(e)
Environmental Laws..........................................  3.18(d)(ii)
ERISA.......................................................  3.15(a)
Exchange Act................................................  3.5(b)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(a)
Extended Termination Date...................................  8.2(f)
FDA.........................................................  3.5(b)
FDCA........................................................  3.27(a)
Fujisawa....................................................  8.2(f)
GAAP........................................................  RECITALS
Governmental Entity.........................................  3.5(b)
Hazardous Materials.........................................  3.18(d)(iii)
HIPAA.......................................................  3.15(g)
HSR Act.....................................................  3.5(b)
Indebtedness................................................  10.3(f)
Indemnified Parties.........................................  7.6(b)
Intellectual Property.......................................  10.3(g)
Interim Period..............................................  7.1
Material Adverse Effect.....................................  10.3(h)
Merger......................................................  1.1
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  PREAMBLE
Multiemployer Plan..........................................  3.15(d)
Nasdaq......................................................  2.1(a)
NASD........................................................  4.4(b)
NYSE........................................................  3.5(b)
Option......................................................  2.3(a)
Option Agreement............................................  RECITALS
Parachute Gross Up Payment..................................  3.15(f)
Person......................................................  10.3(i)
Pharmaceutical Product......................................  3.27(a)
PHSA........................................................  3.27(a)
Product Licensee............................................  3.27(a)
Proxy Statement/Prospectus..................................  3.25
Real Property Leases........................................  3.14(a)
reasonable efforts..........................................  10.3(j)
Receiving Party.............................................  7.2
Registration Statement......................................  3.25
Representatives.............................................  7.8(a)
Requisite Acquiror Approval.................................  5.4
Rights......................................................  3.3
Rights Agreement............................................  3.3
Sanofi......................................................  8.2(f)
SEC.........................................................  3.6(a)
Section 16 Information......................................  7.18(b)
Securities Act..............................................  3.5(b)
Subsidiary..................................................  3.1(b)

                                                                SECTION
                                                              -----------
Superior Proposal...........................................  7.8(c)
Surviving Corporation.......................................  1.1
Tax, Taxable and Taxes......................................  10.3(k)
Tax Returns.................................................  5.12
Terminating Acquiror Breach.................................  9.1(c)
Terminating Company Breach..................................  9.1(b)
Termination Fee.............................................  9.5(b)
Transaction Expenses........................................  10.3(l)
Twenty Day Average Price....................................  9.1(l)
Twenty Day Period...........................................  9.1(l)
Voting Agreement............................................  RECITALS
1997 Plan...................................................  5.3(a)
1998 Plan...................................................  5.3(a)

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (this "Agreement"), dated as of November 30, 1999, between MEDCO RESEARCH, INC., a Delaware corporation (the "Company"), and KING PHARMACEUTICALS, INC., a Tennessee corporation ("Grantee").

     WHEREAS, the Company, Grantee and Merlin Acquisition I Corp., a Delaware corporation and a newly-formed, wholly-owned, direct subsidiary of Grantee ("Merger Sub"), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub shall be merged with and into the Company pursuant to the terms and conditions thereof; and

     WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Grant of Option.

     The Company hereby grants to Grantee an irrevocable option (the "Option") to purchase up to Two Million Three Hundred Thirty-nine Thousand Six Hundred Ninety-two (2,339,692) validly issued, fully paid and non-assessable shares of Company Common Stock (such shares, as adjusted pursuant to Section 7 of this Agreement, the "Option Shares"), together with the associated rights (the "Rights") under the Rights Agreement, dated as of April 14, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent (references to the Option Shares shall be deemed to include the associated Rights), at a purchase price of Thirty Dollars ($30.00) per share (such price, as adjusted pursuant to Section 7 of this Agreement, the "Option Price"); provided, however, that in no event shall the number of Option Shares for which this Option is exercisable exceed nineteen and nine-tenths percent (19.9%) of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) at the time this Option is exercised.

     2. Certain Terms of the Option.

     (a) Exercise of Option. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined); provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on or prior to the last date of the eighteen (18) month period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

     (b) Triggering Events. The term "Triggering Event" shall mean the occurrence of the date, upon or after termination of the Merger Agreement, on which Grantee's right, pursuant to Section 9.5(b), Section 9.5(d) or Section 9.5(e) of the Merger Agreement, to receive the Termination Fee first arises.

     (c) Option Termination Events. The term "Option Termination Event" shall mean the earlier to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 9.1(l) of the Merger Agreement; or (iii) the termination of the Merger Agreement other than under circumstances which constitute (or may constitute in the event of a termination of the Merger Agreement pursuant to Section 9.1(e) or Section 9.1(f) of the Merger Agreement) a Triggering Event under this Agreement.

     (d) Notice of Triggering Event. The Company shall notify Grantee in writing as promptly as practicable following the Company becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) Notice of Exercise; Closing. In the event that Grantee is entitled to and desires to exercise the Option (in whole or in part), Grantee shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares (or other Option Securities (as hereinafter defined)) Grantee will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than sixty (60) Business Days after the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; provided, further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any Governmental Entity is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

     (f) Payment of Purchase Price. Subject to Section 2(k), at any Option Closing, Grantee shall pay to the Company the aggregate Option Price for the number of Option Shares and Option Securities to be issued at such Option Closing, in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Issuance of Company Common Stock. Subject to Section 2(k), at any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, the Company shall deliver to Grantee a certificate or certificates representing the number of shares of Company Common Stock (or other Option Securities) purchased by Grantee at such Option Closing and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the Option Shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the

Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

     (h) Legend. Certificates for Company Common Stock (or other Option Securities) delivered at an Option Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

It is understood and agreed that the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

     (i) Record Grantee; Expenses. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or that the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. Grantee shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

     (j) Consents. The obligation of the Company to issue Option Shares (or other Option Securities) to Grantee hereunder is subject to the conditions that
(i) any waiting period under the HSR Act applicable to the issuance of the Option Shares (or other Option Securities) hereunder shall have expired or been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares (or other Option Securities) hereunder shall have been obtained or made, as the case may be; and
(iii) no preliminary or permanent injunction or other Order prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable.

     (k) Cancellation Amount. If at any time while this Option is exercisable under Section 2(a), any Person or group (other than Grantee or its Affiliates)
(i) shall have made a bona fide proposal with respect to (A) a tender offer or exchange offer for fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a

"Share Proposal"), (B) a merger, consolidation or other business combination with the Company (a "Merger Proposal") or (C) any acquisition of a material portion of the assets of the Company (an "Asset Proposal"), or (ii) shall have acquired fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a "Share Acquisition"), then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a)) to request in writing (a "Cancellation Notice") that the Company pay, and promptly (but in any event not more than five
(5) Business Days) after the giving by Grantee of such Cancellation Notice, the Company shall pay to Grantee, in cancellation of the Option, an amount in cash equal to the Cancellation Amount (as defined below). Notwithstanding anything to the contrary in this Agreement, in the event of any closing involving the payment of a Cancellation Amount, Grantee shall deliver to the Company for cancellation the Option, and the Company shall make payment to Grantee of the Cancellation Amount by wire transfer of immediately available funds pursuant to Grantee's instructions.

     As used herein, the "Cancellation Amount" shall mean an amount equal to:

          (i) the excess over the Option Price of the greater of (A) the last sale price of a share of Company Common Stock as reported on the New York Stock Exchange on the last trading day prior to the date of the Cancellation Notice, or (B)(x) the highest price per share of Company Common Stock offered or proposed to be paid or paid by any such Person or group pursuant to or in connection with a Share Proposal, a Share Acquisition or a Merger Proposal or (y) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Company Common Stock then outstanding, multiplied by (ii) the number of Option Shares then covered by the Option. If all or a portion of the price per share of Company Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the assets of the Company, each as contemplated by this Section 2(k), consists of non-cash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the mutual agreement of the investment bankers of the Company and the investment bankers of Grantee (or, if such investment bankers cannot agree within ten (10) Business Days of such question being submitted for such determination, then promptly by an independent investment banker chosen by Grantee's investment bankers and reasonably acceptable to the Company's investment bankers).

     3. Evaluation of Investments. Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively, the "Option Securities").

     4. Investment Intent. Grantee represents and warrants that Grantee is entering into this Agreement and is acquiring and/or will acquire the Option Securities for Grantee's own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable law.

     5. Reservation of Shares. The Company agrees (a) that the Company shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (b) that the Company shall not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (c) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto.

     6. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder(s) thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

     7. Adjustment Upon Changes in Capitalization. The number of shares of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 7.

     (a) Transaction Adjustment. In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the Option Shares that are then purchasable upon exercise of the Option shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described in this Section 7(a) if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     (b) Option Price Adjustment. Whenever the number of shares of Company Common Stock subject to this Option are adjusted pursuant to Section 7(a), the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

     8. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as hereinafter defined) exceed in the aggregate Seventeen Million Dollars ($17,000,000) (such amount, the "Maximum Profit") and, if Grantee's Total Profit shall exceed such Maximum Profit, Grantee, at its sole discretion, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Grantee, (iii) pay cash to the

Company or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) As used herein, the term "Total Profit" shall mean: (i) the aggregate amount of (A) any excess of (x) the net cash proceeds actually received by Grantee from the sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party, over (y) the aggregate Option Price for such Option Shares (or other securities), plus (B) the amount of the Cancellation Amount actually received by Grantee pursuant to Section 2(k)hereof, plus (C) any Termination Fee actually received by Grantee pursuant to the terms of the Merger Agreement, minus (ii) the sum of amounts of any cash previously paid to the Company pursuant to this Section 8 plus the value of the Option Shares (or other securities) previously delivered to the Company for cancellation pursuant to this Section 8.

     (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve the Company's obligation to pay, any Termination Fee provided for in Sections 9.5(b), 9.5(d) or 9.5(e) of the Merger Agreement; provided that if and to the extent that the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 8(a).

     9. Registration Rights.

     (a) The Company shall, if requested by Grantee at any time and from time to time within two (2) years after a Triggering Event, as promptly as possible (but in no event later than thirty (30) days after receipt of such request) prepare and file up to three (3) registration statements under the Securities Act to the extent necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its best efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for a period of at least one hundred eighty
(180) calendar days after the date such registration statement first becomes effective (or such shorter period as may be necessary to effect such sale or other disposition).

     (b) The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) calendar days in the aggregate if the Board of Directors of the Company shall have determined in good faith after having consulted with outside counsel that the filing of such registration or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Company or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement.

     (c) In addition to such demand registrations, if the Company proposes to effect a registration of Company Common Stock (other than a registration statement on Form S-4 or S-8 or any successor thereto) for the Company's own account or for the account of any other stockholder of the Company, the Company shall give prompt written notice to all holders of Options or Option Shares of the Company's intention to do so and shall use best efforts to include therein all Option Shares requested by Grantee to be so included. No registration effected under this Section 9(c) shall relieve the Company of its obligations to effect demand registrations under Section 9(a) hereof.

     (d) Registrations effected under this Section 9 shall be effected at the Company's expense, including the fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 9, the Company shall indemnify and hold each holder of Options or Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective Affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to the Company expressly for use in such registration statement.

     (e) In connection with any registration statement pursuant to this Section 9, each Holder agrees to furnish the Company with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. In addition, each Holder shall indemnify and hold the Company, its underwriters and each of their respective Affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective Affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by such Holder to the Company expressly for use in such registration statement. In no event shall the liability of any Holder or any Affiliate thereof under this
Section 9 be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such Holder upon the sale of the Option Shares giving rise to such indemnification obligation.

     (f) Upon the issuance of Option Shares hereunder, the Company shall promptly list such Option Shares with the New York Stock Exchange or on such national or other exchange on which the shares of Company Common Stock are at the time principally listed.

     10. Extension of Time for Regulatory Approvals. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (b) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

     11. Representations and Warranties of the Company. The Company hereby represents and warrants to Grantee as follows:

     (a) Authority. The Company has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Grantee, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     (b) Corporate Action. The Company has taken all necessary corporate action to authorize and reserve and to permit the Company to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all Encumbrances and not subject to any preemptive rights.

     (c) No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not (i) conflict with or violate the certificate or articles of incorporation, bylaws or partnership agreement of the Company or any Company Subsidiary, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not have a Material Adverse Effect on the Company.

     (d) Anti-Takeover Statutes. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

     (e) Additional Representations and Warranties. The representations and warranties contained in Section 3.1 of the Merger Agreement and, to the extent they relate to this Agreement, the representations and warranties in Section 3.3, Section 3.20, and Section 3.26 of the Merger Agreement, are incorporated by reference herein.

     12. Assignment. The Company may not assign any of the Company's rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee.

     13. Application for Regulatory Approval. Each of Grantee and the Company will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

     14. Specific Performance. The Company acknowledges and agrees that damages would be an inadequate remedy for a breach of this Agreement by the Company and that the obligations of the Company shall be enforceable by Grantee through injunctive or other equitable relief.

     15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     16. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     19. Definitions. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

     20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement and any documents and instruments referred to herein and therein constitute the entire agreement of the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     22. Further Assurances. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            MEDCO RESEARCH, INC.

                                            By:   /s/ RICHARD C. WILLIAMS
                                               ---------------------------------
                                                Name: Richard C. Williams
                                                Title: Chairman

                                            KING PHARMACEUTICALS, INC.

                                            By:     /s/ JOHN M. GREGORY
                                               ---------------------------------
                                                Name: John M. Gregory
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

                                                                         ANNEX C

HAMBRECHT & QUIST LLC

                                                       230 PARK AVENUE
                                                     NEW YORK, NY 10169
                                                       (212) 207-1400
                                                     FAX: (212) 207-1519

November 30, 1999

Confidential

The Board of Directors
Medco Research, Inc.
85 T.W. Alexander Drive
Research Triangle Park, NC 27709

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Medco Research, Inc. ("Medco" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of Merlin Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of King Pharmaceuticals, Inc. ("King"), with and into Medco (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of November 30, 1999, among King, Merger Sub, and Medco (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.6818 share of common stock of King, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Medco in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

SAN FRANCISCO - NEW YORK - BOSTON - ATLANTA - NEWPORT BEACH - SAN DIEGO - LONDON
                                    - TOKYO
   MEMBERS NEW YORK STOCK EXCHANGE - AMERICAN STOCK EXCHANGE - PACIFIC STOCK
                                    EXCHANGE

The Board of Directors
Medco Research, Inc.
Page 2
November 30, 1999

     In the past, we have provided investment banking and other financial advisory services to King and Medco and have received fees for rendering these services. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of King and Medco and receives customary compensation in connection therewith, and also provides research coverage for King and Medco. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of King and Medco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to King and Medco.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

          (i) reviewed the consolidated financial statements of King for recent years and interim periods to date and certain other relevant financial and operating data of King (including its capital structure) made available to us from published sources and from the internal records of King;

          (ii) reviewed certain internal financial and operating information, including certain projections, relating to King prepared by the management of King;

          (iii) discussed the business, financial condition and prospects of King with certain members of senior management;

          (iv) reviewed the consolidated financial statements of Medco for recent years and interim periods to date and certain other relevant financial and operating data of Medco made available to us from published sources and from the internal records of Medco;

          (v) reviewed certain internal financial and operating information, including certain projections, relating to Medco prepared by the senior management of Medco;

          (vi) discussed the business, financial condition and prospects of Medco with certain members of senior management;

          (vii) reviewed the recent reported prices and trading activity for the common stocks of King and Medco and compared such information and certain financial information for King and Medco with similar information for certain other companies engaged in businesses we consider comparable;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

          (ix) reviewed a draft of the Agreement dated November 30, 1999;

          (x) discussed the tax and accounting treatment of the Proposed Transaction with King and King's lawyers and accountants; and

The Board of Directors
Medco Research, Inc.
Page 3
November 30, 1999

          (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning King or Medco considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of King or Medco, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of King and Medco. For purposes of this opinion, we have assumed that neither King nor Medco is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which King common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto.

     It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by King or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC

By:      /s/ PAUL B. CLEVELAND
    ----------------------------------
    Paul B. Cleveland
    Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, director, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. King has adopted the provisions of the Tennessee statute pursuant to Paragraph 9 of its Second Amended and Restated Charter. King also has a "Directors and Officers Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

 EXHIBIT
   NO.      EXHIBIT
---------   -------
 2.1**      Agreement and Plan of Merger by and among King
            Pharmaceuticals, Inc., Medco Research, Inc. and Merlin
            Acquisition I Corp., dated as of November 30, 1999 (included as Annex A to prospectus).
 2.2**      Stock Option Agreement by and between King Pharmaceuticals,
            Inc. and Medco Research, Inc., dated as of November 30, 1999
            (included as Annex B to prospectus).
 3.1*       Second Amended and Restated Charter of King Pharmaceuticals,
            Inc.
 3.2*       Amended and Restated Bylaws of King Pharmaceuticals, Inc.
 5**        Opinion of Baker, Donelson, Bearman & Caldwell as to the
            validity of the securities registered hereunder, including the consent of Baker, Donelson, Bearman & Caldwell
 8**        Opinion of Hofheimer Gartlir & Gross, LLP as to certain tax matters, including the consent of that firm.
10.1*       Promissory Note between RSR Acquisition Corporation
            (predecessor to King Pharmaceuticals, Inc.) and RSR
            Laboratories, Inc., dated December 28, 1993, in the amount of $3,500,000.
10.2*       Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate
            Tablets by and between Mallinckrodt Chemical, Inc. and King
            Pharmaceuticals, Inc.
10.3****    Credit Agreement, dated as of February 27, 1998, as amended and restated as of December 22, 1998 among King
            Pharmaceuticals, Inc., and the Lenders therein, Credit
            Suisse First Boston, as Administrative Agent, as Collateral
            Agent and as Swingline Lender, First Union National Bank, as
            Issuing Bank, and First Union National Bank and NationsBank,
            N.A., as Syndication Agents.
10.4*       Manufacture and Supply Agreement with Novartis (Ciba-Geigy
            Corporation) dated July 17, 1995.

 EXHIBIT
   NO.      EXHIBIT
---------   -------
10.5*       Supply Agreement with SmithKline Beecham Corporation dated
            July 16, 1996.
10.6*       Trademark, Patent, Copyright and Know-How License Agreement
            between Warner-Lambert Company and Glaxo Wellcome Inc. dated as of June 30, 1996
10.7*       Asset Purchase Agreement by and among Parkedale
            Pharmaceuticals, Inc., Warner-Lambert Company and Parke,
            Davis & Company, dated February 27, 1998, for the
            acquisition of assets related to the Parkedale Facility,
            Rochester, Michigan.
10.8*       Product Asset Purchase Agreement between Parkedale
            Pharmaceuticals, Inc. and Warner-Lambert Company, dated
            February 27, 1998, for the acquisition of Anusol-HC(R) and other products.
10.9*       Product Manufacturing Agreement between Santen Incorporated and Warner-Lambert Company, dated June 26, 1997, for the
            manufacture of Ofloxacin Otic Solution 0.3%.
10.10*      License Agreement by and among Warner-Lambert Company, Parke
            Davis & Company, and Parkedale Pharmaceuticals, Inc., dated
            February 27, 1998, for the use of the Anusol Trademark, the
            Anusol Mold, and Other Trademarks.
10.11*      Processing Services Agreement between Amgen, Inc., and
            Parke-Davis Division of Warner-Lambert Company, dated
            December 16, 1997, for the processing of Leptin, Epogen(R),
            Neupogen(R), Stemgen(R), and other products.
10.12***    General Products Agreement dated as of December 17, 1998, by and among Hoechst Marion Roussel, Inc., Hoechst Marion
            Roussel, Deutschland GmbH, and King Pharmaceuticals, Inc.
10.13*      1998 King Pharmaceuticals, Inc. Non-Employee Director Stock
            Option Plan.
10.14*      1997 Incentive and Nonqualified Stock Option Plan for
            Employees of King Pharmaceuticals, Inc.
21.1*****   Subsidiaries of the Registrant
23.1**      Consent of Baker, Donelson, Bearman & Caldwell (included as part of Exhibit 5).
23.2**      Consent of Hofheimer Gartlir & Gross, LLP.
23.3**      Consent of PricewaterhouseCoopers LLP.
23.4**      Consent of KPMG LLP.
23.5**      Consent of PricewaterhouseCoopers LLP.
23.6**      Consent of Hambrecht & Quist LLC (included as Annex C to
            prospectus)
24**        Power of Attorney (included in signature page hereof).
99.1**      Form of Medco Research, Inc. proxy card.
99.2**      Consent of Richard C. Williams.

-------------------------

     * Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-38753) filed October 24, 1997.

   ** Filed herewith.

  *** Incorporated by reference to the Company's Current Report on Form 8-K filed January 6, 1999.

 **** Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

***** Incorporated by reference to the Company's Registration Statement on Form
      S-4 (Registration No. 333-77141) filed April 27, 1999.

     (b) Not required.

     (c) See Annex C to the proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS.

     (a) King hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) King hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of King's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) King hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), King undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) King undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of King pursuant to the foregoing provisions, or otherwise, King has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by King of expenses incurred or paid by a director, officer or controlling person of King in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, King will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) King hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) King hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bristol, State of Tennessee on December 10, 1999.

                                          KING PHARMACEUTICALS, INC.

                                          By:      /s/ JOHN M. GREGORY
                                             -----------------------------------
                                                       John M. Gregory
                                                    Chairman of the Board

Date: December 10, 1999

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Gregory, Jefferson J. Gregory and Joseph R. Gregory and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of King Pharmaceuticals, Inc.), to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of King relating to distribution of shares related to the merger of Medco Research, Inc. into King Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

                /s/ JOHN M. GREGORY                  Chairman of the      December 10, 1999
---------------------------------------------------    Board and Chief
                  John M. Gregory                      Executive Officer

               /s/ BRIAN G. SHRADER                  Chief Financial      December 10, 1999
---------------------------------------------------    Officer
                 Brian G. Shrader

               /s/ JOSEPH R. GREGORY                 Vice Chairman of     December 10, 1999
---------------------------------------------------    the Board and
                 Joseph R. Gregory                     Director

                     SIGNATURE                              TITLE               DATE
                     ---------                              -----               ----

             /s/ JEFFERSON J. GREGORY                President and        December 10, 1999
---------------------------------------------------    Director
               Jefferson J. Gregory

                                                     President,           December   , 1999
---------------------------------------------------    International
                 Ernest C. Bourne                      Division, and
                                                       Director

                /s/ LOIS A. CLARKE                   Director             December 10, 1999
---------------------------------------------------
                  Lois A. Clarke

                                                     Director             December   , 1999
---------------------------------------------------
              Frank W. DeFriece, Jr.

                                                     Director             December   , 1999
---------------------------------------------------
                 D. Gregory Rooker

                  /s/ TED G. WOOD                    Director             December 10, 1999
---------------------------------------------------
                    Ted G. Wood